EXHIBIT 10.1

AMENDMENT AND RESTATEMENT

DATED AS OF FEBRUARY 28, 2013

OF THE $172,500,000 CREDIT AGREEMENT

DATED AS OF MAY 6, 2010

AMONG

CINEDIGM DIGITAL FUNDING I, LLC

AS THE BORROWER,

SOCIÉTÉ GÉ   NÉRALE, NEW YORK BRANCH,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT,

NATIXIS, NEW YORK BRANCH, AS SYNDICATION AGENT,

AND

THE LENDERS PARTY HERETO

SG AMERICAS SECURITIES, LLC,
AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

Page

-i-

(CONTINUED)

Page

-ii-

(CONTINUED)

Page

-iii-

(CONTINUED)

Page

-iv-

(CONTINUED)

Page

-v-

(CONTINUED)

SCHEDULES

Schedule I	–	Term Loan Commitments
Schedule II	–	Addresses for Notices
Schedule 4.2	–	Governmental Permits
Schedule 4.3	–	Ownership of Group Members and Subsidiaries
Schedule 4.13	–	ERISA
Schedule 4.14	–	Environmental Matters
Schedule 4.16	–	Real Property
Schedule 4.19	–	Agreements and Other Documents
Schedule 4.21	–	Distributors - Material Digital Cinema Deployment Agreements
Schedule 7.5	–	Insurance
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 9.1(i)	–	Distributors
Schedule 9.1(k)	–	Intercompany Agreements

EXHIBITS

Exhibit A-1	–	Form of Assignment
Exhibit A-2	-	Form of Term Loan Purchase Assignment
Exhibit B	–	Form of Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Notice of Conversion or Continuation
Exhibit E	–	Form of Compliance Certificate
Exhibit F	–	Form of Guaranty and Security Agreement
Exhibit G	–	Form of Exhibitor Agreement
Exhibit H	–	Form of Service Agreement
Exhibit I	--	Form of Tax Forms

-vi-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 28, 2013, is entered into among CINEDIGM DIGITAL FUNDING I, LLC, a Delaware limited liability company (the “Borrower”), the Lenders, and SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH (“SG”), as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

ARTICLE I.
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1.   Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Accrued Default Interest” has the meaning specified in Section 2.6(c).

“Administrative Agent” means SG, in its capacity as administrative agent under the Loan Documents or any successor to SG in such capacity.

“Administrative Servicer” means Cinedigm, in its capacity as administrative servicer under the Management Services Agreement or any successor administrative servicer appointed in accordance with the terms of the Management Services Agreement, Back-Up Servicer Agreement, if applicable, and this Agreement.

“Affected Lender” has the meaning specified in Section 2.15(a).

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means, collectively, the Collateral Agent and the Administrative Agent, and “Agent” means any of them.

“Agreement” means this Amended and Restated Credit Agreement.

“Applicable Margin” means a percentage equal to (a) with respect to Base Rate Loans, 1.75% per annum and (b) with respect to Eurodollar Rate Loans, 2.75% per annum.

“Approved Exhibitor” means (a) an operator of cinema complexes operating Installed Digital Systems as of the Closing Date and (b) each operator in whose theaters Digital Systems are installed subsequently approved by Cinedigm in accordance with its underwriting criteria in effect as of the Closing Date (or as updated in a manner reasonably acceptable to the Administrative Agent) and reasonably acceptable to the Administrative Agent.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Arranger” means SG Americas Securities, LLC, in its capacity as sole lead arranger and sole bookrunner with respect to this Agreement.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Administrative Agent, in substantially the form of Exhibit A-1.

“Back-Up Servicer” means Christie Digital Systems USA, Inc.

“Back-Up Servicer Agreement” means the Back-Up Servicer Agreement, dated as of February 28, 2013, between the Back-Up Servicer and the Borrower.

“Back-Up Services Expenses” means the fees and expenses payable to the Back-Up Servicer for the Back-up Services (as defined in the Back-Up Servicer Agreement) under the Back-Up Servicer Agreement.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519)(Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c)  the sum of (i) the Eurodollar Rate (based on an Interest Period of one month determined two (2) Business Days prior to such day) plus (ii) 1.00%. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “base” rate, the Federal Funds Rate or Eurodollar Rate for an interest period of one month, as the case may be.

“Base Rate Loan” means any Term Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of Term Loans made on the same day by the Lenders according to their respective Term Loan Commitments.

“Budget” means, with respect to any period, an annual operating budget for the Group Members, including an income statement, balance sheet and statement of cash flows, including all line item categories, line items and cumulative amounts (with a detailed breakout of Capital Expenditures), details and a statement of underlying assumptions and estimates, in form and substance reasonably satisfactory to the Administrative Agent based upon a good faith determination.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the purchase, acquisition, leasing (pursuant to a Capital Lease), receipt, delivery, construction, installation, replacement, repair, redeployment, substitution or improvement of fixed or capital assets or additions to such assets (other than exchanges of Digital Systems, or components thereof, in connection with system upgrades, including any cash expenditures made in connection therewith to the extent not paid by a Loan Party, which shall not constitute Capital Expenditures for any purpose hereunder), in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any synthetic lease of any Person, the amount of all obligations of such Person that is (or that would be required to be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the exclusive “control” (as defined in the applicable UCC) of the Collateral Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Collateral Agent and (b) in the case of a securities account, with respect to which the Collateral Agent shall be the entitlement holder and the only Person authorized to give (or to authorize another Person to give) entitlement orders with respect thereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any Lender or any commercial bank that is, in each case, rated investment grade by both S&P and Moody’s, (e) interests in any money market fund registered under the Investment Company Act of 1940 that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a) through (d) above shall not exceed 365 days and (f) other cash equivalents determined by the Administrative Agent to have a risk equivalent to items rated at least “A-1” by S&P or “P-1” by Moody’s and otherwise acceptable from time to time to the Administrative Agent.

“Cash Expense Report” means a report delivered pursuant to Section 6.1(j)

“Cash Management Accounts” has the meaning set forth in Section 7.11.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following:  (a) Cinedigm shall cease to own and control legally and beneficially, either directly or through a Wholly Owned Subsidiary, a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of Holdings (provided that the pledge by Cinedigm or a Wholly Owned Subsidiary thereof of all of the Voting Stock of Holdings on the Closing Date to secure debt obligations incurred by Cinedigm or such Wholly Owned Subsidiary thereof on the Closing Date or the refinancing thereof shall not constitute a Change of Control, provided that no foreclosure, transfer or exercise on such pledge is occurring), (b) Holdings shall cease to own and control legally and beneficially a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of Christie, (c) Christie shall cease to own and control legally and beneficially a majority of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of the Borrower or (d) any “change of control” (however defined) shall occur under the terms of any Material Digital Cinema Deployment Agreement that permits the termination of such Material Digital Cinema Deployment Agreement; provided, that, (i) in the case of clauses (b) and (c) above, it shall be a condition to the Sale by Holdings or Christie (or any subsequent owner) of any of the Voting Stock of Christie or the Borrower, as the case may be, that the same be pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations and (ii) any of the foregoing which is consented to in advance in writing by the Required Lenders in their sole discretion shall not constitute an Event of Default under Section 9.1(h).

“Christie” means Christie/AIX, Inc., a Delaware corporation.

“Cinedigm” means Cinedigm Digital Cinema Corp., a Delaware corporation.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 have been satisfied.

“Closing Date Servicing Fee Payment” means a payment by the Borrower to Cinedigm on the Closing Date in an amount which represents (i) a prepayment of the Servicing Fee and Incentive Servicing Fee, as agreed upon between the Administrative Agent and Cinedigm, payable under the Management Services Agreement (as defined in the Existing Facility) for the February 2013 collection period under such agreement and (ii) a payment of accrued and unpaid Incentive Servicing Fees from May 6, 2010, until the effective date of the Amended and Restated Management Services Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means (a) in the case of Holdings or Christie, all Securities of Christie or the Borrower and the proceeds thereof on a non-recourse basis (other than to the extent of remedies expressly provided under the Loan Documents to which Holdings or Christie is a party) and (b) in the case of any other Loan Party, all property and interests in property and proceeds thereof now owned or hereafter acquired by such Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Agent” means SG in its capacity as collateral agent under the Loan Documents or any successor collateral agent.

“Collection Account” means the Cash Collateral Account identified as the “Collection Account” in Section 7.11 and any replacement Cash Collateral Account with a depository bank that is, or whose holding company is, rated at least BBB- by S&P and at least Baa3 by Moody’s reasonably requested by the Borrower and acceptable to the Administrative Agent and the Collateral Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means with respect to any Secured Party, Taxes imposed on its net income or that are franchise Taxes or branch profits Taxes arising solely as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Taxes (other than connections arising which are related to a Secured Party being a party to any Loan Document).

“Consents” mean a consent from each Distributor party to a Digital Cinema Deployment Agreement, in form and substance acceptable to the Administrative Agent.

“Consolidated” means, with respect to any Person, the financial results of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, the Consolidated Interest Expense for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in issuances of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest expense.

“Consolidated Debt Service” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, the sum of (a) Consolidated Cash Interest Expense for the four Fiscal Quarter period most recently ended and (b) the product of (i) scheduled principal payments on Consolidated Total Debt for the Fiscal Quarter ending on such date and (ii) four.

 “Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, revenues determined in accordance with GAAP for the four Fiscal Quarter period most recently ended minus (a) extraordinary and non-recurring revenues during such period, (b) all operating expenses paid or, without duplication, payable in cash during such period and (c) the Servicing Fee or Incentive Servicing Fee, if any, paid or, without duplication, payable for such period (but, in any case, without the deduction of any accrued Servicing Fees or Incentive Servicing Fees which are not payable in cash).

  “Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, the sum of (a) Consolidated Debt Service, plus (b) Capital Expenditures made by the Borrower and its Subsidiaries during the four Fiscal Quarter period most recently ended and (c) Consolidated Income Tax Liability in respect of the four Fiscal Quarter period most recently ended.

“Consolidated Income Tax Liability” means, for any Person for any period, the total liability for United States federal income taxes and other taxes measured by net income actually paid or, without duplication, payable in cash of such Person for such period.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period, (a) Consolidated total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net recurring costs under Interest Rate Contracts permitted hereunder for such period including the amortized portion of any premium paid for any such Interest Rate Contract containing a premium payment (but excluding, for avoidance of doubt, all payments that would be required to be made in respect of any Interest Rate Contract in the event of a termination (including an early termination thereof)) and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by the

Borrower and its Subsidiaries during such period minus (b) the sum of (i) net recurring amounts received by the Borrower and its Subsidiaries under Interest Rate Contracts permitted hereunder for such period (other than amounts that would be received in respect of any Interest Rate Contract in the event of a termination (including an early termination thereof)) and (ii) Consolidated interest income of the Borrower and its Subsidiaries for such period.

“Consolidated Leverage Ratio” means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, the ratio of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated EBITDA.

“Consolidated Total Debt” means, with respect to the Borrower and its Subsidiaries on a consolidated basis, all Indebtedness of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof and, without duplication, all Guaranty Obligations with respect to any such Indebtedness less the amount by which the aggregate amount of cash and Cash Equivalents on deposit in the Debt Service Account and the Collection Account exceeds $1,500,000.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or articles or certificate of organization or formation of such Person, (b) the bylaws, operating agreement, partnership agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers, managers, managing members or partners of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject, including all Exhibitor Agreements, the Management Services Agreement, all Service Agreements and all Digital Cinema Deployment Agreements.

“Control Agreement” means, with respect to any lockbox, deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the applicable Deposit Bank or other Person at which such account or contract is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or contract, effective to grant “control” (as defined under the applicable UCC) or, if required hereunder, exclusive “control” over such account to the Collateral Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a

Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)           Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained on the books of such Person in accordance with GAAP;

(b)           Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(c)           pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d)           judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e)           Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)           Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and

(g)           the title and interest of a lessor or sublessor in and to personal property permitted to be leased or subleased under this Agreement (other than through a Capital Lease), in each case extending only to such personal property.

“Debt Rating” means, as of any date of determination, the issuer rating of the Borrower as determined by Moody’s.

“Debt Service Account” means the Cash Collateral Account identified as the “Debt Service Account” in Section 7.11 and any replacement Cash Collateral Account with a depository bank that is, or whose holding company is, rated at least BBB- by S&P and at least Baa3 by Moody’s reasonably requested by the Borrower and acceptable to the Administrative Agent and the Collateral Agent.

“Debt Service Reserve” means, as of any Monthly Application Date or Quarterly Application Date, an amount equal to $5,750,000.

“Debt Service Reserve Account” means the Cash Collateral Account identified as the “Debt Service Reserve Account” in Section 7.11 and any replacement Cash Collateral Account with a depository bank that is, or whose holding company is, rated at least BBB- by S&P and at least Baa3 by Moody’s reasonably requested by the Borrower and acceptable to the Administrative Agent and the Collateral Agent.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Term Loan or other payment obligation (a “funding obligation”), (b) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with a funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (c) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender is a Defaulting Lender under clauses (a) through (d) above will be made by the Administrative Agent in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Deposit Bank” means SG or any other financial institution reasonably acceptable to the Administrative Agent.

“Digital Cinema Deployment Agreement” means a digital cinema deployment agreement between the Borrower and a Distributor and in a form and substance reasonably acceptable to the Administrative Agent.

“Digital Systems” means, collectively, (a) a DLP Cinema 2k projector, capable of both 2-D and 3-D display, (b) a digital cinema server and (c) a central storage server with management software and other such components required to meet the Digital Cinema System Specification V1.1 (issued April 12, 2007 by Digital Cinema Initiatives, LLC, as amended from time to time) or such other similar systems as are acceptable to the Administrative Agent, in each case, owned by a Group Member.

“Digital Systems Servicer” means Christie Digital Systems USA, Inc., a California corporation, or any qualified successor supplier or provider of maintenance and other services with respect to Installed Digital Systems acceptable to the Administrative Agent.  Barco, Inc. is an acceptable supplier or provider of maintenance and other services with respect to Installed Digital Systems.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related written materials prepared by or on behalf of (and with the consent or at the direction of) a Loan Party or Cinedigm in connection with the syndication of the Term Loans and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Distributor” means a Person in the business of distributing theatrical feature films or other traditional or non-traditional motion picture content for exhibition in a theater.

“Dollars” and the sign “$” each mean the lawful money of the United States.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or another reasonably adequate security system.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means any commercial bank, institutional investor or other financial institution organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof other than Cinedigm, any Affiliate of Cinedigm, or any other holder of Stock or Stock Equivalents of Cinedigm or any Affiliate of Cinedigm which Stock constitutes (or, in the case of Stock Equivalents, would constitute if exercised) 5% or more of the Voting Stock of Cinedigm or such Affiliate.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources or hazardous material, transportation, reuse, recycling, potential resale or disposal of the Digital Systems, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), Basel Convention on the control of Transboundary Movements of Hazardous Wastes and their Disposal (BASEL); the Waste Electrical and Electronic Equipment (WEEE), Directive 2002/96/EC of the European Parliament and the Council of 27 January 2003; and any other similar federal, state or local laws relating to the environment, the transportation, disposal, reuse or recycling of the Digital Systems, all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and (a) arising out of the use, transportation, sale, recycling or disposal of the Digital Systems or (b) resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA (other than those events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for a distress or involuntary termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the greater of (a) the offered rate per annum for deposits of Dollars for such Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such Interest Period and (b) 1.00%.  If no such offered rate exists, such rate will be the rate of interest per annum as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such Interest Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period and for an amount equal or comparable to the principal amount of the Term Loans borrowed, converted or continued as Eurodollar Rate loans on such date of determination.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

“Eurodollar Rate Loan” means any Term Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve

System; provided, that if no Lender is a member bank at the time of determination, the Eurodollar Reserve Requirement shall be deemed to be zero.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, as of any Quarterly Application Date and following the application of funds pursuant to Section 7.11(e)(i) through (ii), the amount on deposit in the Collection Account in excess of $1,500,000.

“Excluded Taxes” means with respect to any Secured Party, (a) Taxes imposed on or measured by net income or profits (including branch profits Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to a substitution under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes that are directly attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 2.14(f) or (d) if this Agreement (as it may be modified) is not treated as a Grandfathered Obligation, any U.S. federal withholding Taxes imposed under FATCA.

“Exhibitor Agreement” means each master license agreement between a Group Member and an Approved Exhibitor with an expiration date no earlier than December 31, 2020 and otherwise in substantially the same form as Exhibit G (or with such modifications thereto as are acceptable to the Administrative Agent) with respect to the installation of Digital Systems in such Approved Exhibitor’s theaters.

“Exhibitor Payment” means any payment due and payable to a Group Member under an Exhibitor Agreement for exhibition of alternative content, for usage of systems to display advertising or for any other use of Installed Digital Systems generating a payment obligation for which payment has not been received by such Group Member from another agreed source.  For the avoidance of doubt, “Exhibitor Payment” shall not include any payments made by an Approved Exhibitor with respect to the difference between the value of an exchanged system and the value of an upgraded system pursuant to an exchange in connection with a systems upgrade.

“Existing Facility” means the Credit Agreement, dated as of May 6, 2010, among the Borrower, SG, as co-administrative agent, and as successor to General Electric Capital Corporation, as collateral agent, and the lenders parties thereto, together with all amendments, supplements and other modifications thereto.

“Existing Secured Hedging Documents” means all “Secured Hedging Documents” as defined in the Existing Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement dated February 4, 2013, among the Borrower, the Administrative Agent and the Arranger.

“Financial Statement” means the Initial Financial Statements and each financial statement delivered pursuant to Sections 6.1(a), (b) or (c).

“Fiscal Quarter” means each three month fiscal period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means each twelve month period ending on March 31.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Person.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other Person as may be in general use by significant segments of the accounting profession in the United States that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the audited Initial Financial Statements referred to in clause (a) of the definition of Initial Financial Statements.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Grandfathered Obligation” has the meaning provided to it under Treasury Regulations Section 1.1471-2(b)(2)(i)(A)(1).

“Group Members” means, collectively, the Loan Parties (other than Holdings and Christie).

“Group Members’ Accountants” means Eisner LLP or any nationally-recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantor” means each Subsidiary of the Borrower and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty and Security Agreement” means the Amended and Restated Guaranty and Security Agreement, in substantially the form of Exhibit F, among the Collateral Agent, the Borrower and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means (a) any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances or (b) electronic waste and parts or materials derived from the Digital Systems destined for recycling or disposal but not for direct reuse that consists of lead or beryllium containing circuit boards, cathode ray tubes (CRTs), CRT glass (processed and unprocessed), as well as computers, monitors, peripherals and other electronics containing such circuit boards and/or CRTs.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar transaction and any other similar agreement or arrangement designed to provide protection against fluctuations in any interest rate.

“Holdings” means Access Digital Media, Inc., a Delaware corporation.

“Incentive Servicing Fee” has the meaning set forth in the Management Services Agreement.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit (whether drawn or undrawn), bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 11.4.

“Initial Financial Statements” means (a) the audited Consolidated and consolidating balance sheet of the Group Members for the Fiscal Year ending March 31, 2012 and related Consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, (b) the Consolidated and consolidating unaudited balance sheet of the Group Members for the Fiscal Quarters ending September 30, 2012 and December 31, 2012 and related Consolidated and consolidating statements of income and cash flow for each such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of each such Fiscal Quarter and (c) the Consolidated and consolidating unaudited balance sheet of Cinedigm for the Fiscal Quarters ending September 30, 2012 and December 31, 2012 and related Consolidated and consolidating statements of income and cash flow for each such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter.

“Initial Projections” means a financial forecast for the Group Members prepared by or on behalf of Borrower’s management and dated on or around the Closing Date (and otherwise in form and substance satisfactory to the Administrative Agent) demonstrating on a quarterly basis for the first twelve months after the Closing Date, and on an annual basis thereafter through the one year anniversary of the Maturity Date, compliance with all financial covenants through the Maturity Date.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Installed Digital Systems” means installed and fully operational Digital Systems subject to an Exhibitor Agreement and a Service Agreement.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercompany Agreements” means all agreements among the Borrower, Christie, Holdings, Hollywood Software, Inc. and/or Cinedigm.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2 or 3 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (v) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (w) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (x) the Borrower may not select any Interest Period for Eurodollar Rate Loans ending after the Maturity Date, (y) the Borrower may not select any Interest Period in respect of Term Loans having an aggregate principal amount of less than $1,000,000 and (z) there shall be outstanding at any one time no more than six (6) Interest Periods for Eurodollar Rate Loans.

“Interest Rate Contracts” means any interest rate swap agreement, interest rate cap agreement, agreement for the repurchase of the imbedded Eurodollar floor, interest rate collar agreement and interest rate insurance entered into with a Secured Hedging Counterparty or otherwise acceptable to the Administrative Agent that protects against increases in the Eurodollar Rate or the Base Rate, as the case may be, as such rates would reasonably impact the Term Loans.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) the ownership, purchase or other acquisition, in each case whether beneficially or otherwise, of any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) the purchase or other acquisition, whether in one transaction or in a series of transactions, of all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand and prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual

Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP Escrow Agreement” means the Three-Party Master Beneficiary Escrow Service Agreement, dated effective as of May 6, 2010 and amended as on or about the date hereof, among the Collateral Agent, as beneficiary, Holdings and Hollywood Software, Inc., as depositor, and Iron Mountain Intellectual Property Management, Inc., as escrow agent.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lender” means, collectively, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Lender Insolvency Event” means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Pledge Agreements, the Mortgages, the Control Agreements, the Consents, the Fee Letter, the IP Escrow Agreement and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, the Collateral Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations (other than any Secured Hedging Document), together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means Holdings, Christie, the Borrower and each Guarantor.

“Lockbox Account” means the lockbox and Cash Collateral Account identified as the “Lockbox Account” in Section 7.11 and any replacement lockbox and Cash Collateral Account with a depository bank that is, or whose holding company is, rated at least BBB- by S&P and at least Baa3 by Moody’s reasonably requested by the Borrower and acceptable to the Administrative Agent and the Collateral Agent.

“Management Report” means the management report delivered pursuant to Section 6.1(a)

“Management Services Agreement” means that certain Amended and Restated Management Services Agreement, dated as of February 28, 2013, between Cinedigm, as administrative servicer, and the Borrower in form and substance satisfactory to the Administrative Agent and under which the Administrative Servicer has agreed to provide certain management services and accounting, technical, operational, general and administrative services for the Group Members; provided that, upon the Back-Up Servicer assuming the primary servicing responsibilities in accordance with such Amended and Restated Management Services Agreement, “Management Services Agreement” shall mean the Back-Up Servicer Agreement.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects (in the reasonable judgment of the Administrative Agent), operations or property of the Loan Parties, taken as a whole, or the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party and (c) the validity or enforceability of any Loan Document or the rights and remedies of any Agent, the Lenders or any other Secured Party under any Loan Document.

“Material Digital Cinema Deployment Agreement” means a Digital Cinema Deployment Agreement (a) with a Distributor listed on Schedule 9.1(i) or (b) for which the VPFs paid or, without duplication, payable by the Distributor party thereto to the Group Members during the twelve month period most recently ended equal or exceed 12.00% (on a dollar received basis) of all VPFs paid or, without duplication, payable by all Distributors parties to Digital Cinema Deployment Agreements to the Group Members during such period.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $250,000 in the aggregate.

“Material Exhibitor Agreement” means any Exhibitor Agreement or Exhibitor Agreements covering more than 250 screens, individually or in the aggregate, of one or more Approved Exhibitors.

“Material Service Agreement” means any Service Agreement or Service Agreements covering Installed Digital Systems subject to a Material Exhibitor Agreement or Material Exhibitor Agreements.

“Maturity Date” means February 28, 2018.

“Moody’s” means Moody’s Investors Service, Inc.

“Monthly Application Date” means (a) March 10, 2013, and (b) the 10th day of each January, February, April, May, July, August, October and November of each calendar year, or if such day is not a Business Day, the immediately succeeding Business Day.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Collateral Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Collateral Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Collateral Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Collateral Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property (other than cash received from a Person other than a Loan Party with respect to exchanges of Digital Systems, or components thereof, in connection with system upgrades), any casualty insurance or any business interruption insurance, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the

Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Non-U.S. Lender Party” means each of the Agents, each Lender, each SPV and each participant, in each case that is not a Domestic Person.

“Non-Participating Distributor” means any Distributor that has not signed a Digital Cinema Deployment Agreement.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.7.

“Obligations” means, with respect to any Loan Party, (a) all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Agents, any Lender, any other Indemnitee, any participant or any SPV, in each case arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Loan Party is the Borrower, all Term Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document and (b) all Secured Hedging Obligations owing to a Secured Hedging Counterparty.

“Operating Account” means the deposit account identified as the “Operating Account” in Section 7.11 and that is subject to a Control Agreement entered into on or before the Closing Date and any replacement deposit account with a depository bank that is, or whose holding company is, rated at least BBB- by S&P and at least Baa3 by Moody’s reasonably requested by the Borrower and acceptable to the Administrative Agent and the Collateral Agent.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participant Register” has the meaning specified in Section 11.2(f).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Payment Date” means the 15th day of each calendar month, or if such day is not a Business Day, the immediately succeeding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Back-Up Services Expenses” means, as of the end of the most recent fiscal month, Back-Up Services Expenses in an amount (if positive and without duplication) equal to (a) the maximum amount of Permitted Operating Expenses permitted to be paid or reimbursed pursuant to Section 7.11(d)(i) or 7.11(e)(i) during the twelve month period most recently ended, plus (b) $400,000, minus (c) Permitted Operating Expenses actually paid or reimbursed pursuant to Section 7.11(d)(i) or 7.11(e)(i) during the twelve month period most recently ended, minus (d) Permitted Tax Expenses actually paid or reimbursed pursuant to Section 7.11(d)(i) or 7.11(e)(i) during the twelve month period most recently ended minus (e) Back-Up Services Expenses actually paid or reimbursed pursuant to Section 7.11(d)(i)(D) or 7.11(e)(i)(D) during the twelve month period most recently ended.  Calculations of Permitted Back-Up Services Expenses made for any twelve month period ending on or prior to February 28, 2014 shall be annualized for the number of months elapsed in a manner satisfactory to the Administrative Agent.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is permitted by Section 8.1.

“Permitted Investment” means any Investment of any Group Member that is permitted by Section 8.3.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is permitted by Section 8.2.

“Permitted Operating Expenses” means, with respect to the Borrower and its Subsidiaries, (a) all legal and accounting expenses, (b) all expenses relating to business interruption and general liability insurance policies and (c) expenses of the credit facility evidenced by this Agreement and the other Loan Documents, in each case, to the extent not otherwise provided for in Section 7.11(d) or 7.11(e) (including all payments due and payable to the escrow agent under the IP Escrow Agreement).

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms no less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale of property (other than Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4) or Property Loss Event (including Net Cash Proceeds constituting insurance proceeds from any casualty or business interruption insurance policy of any Group member), to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property substantially similar to the property subject to such Sale or Property Loss Event or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Permitted Tax Expenses” means cash tax obligations of the Borrower, including the property taxes of the Borrower and excluding, for the avoidance of doubt, federal income tax obligations attributable to the holders of the Borrower as a result of their ownership of the Borrower's Stock and further excluding tax obligations owing as a result of a purchase of Term Loans by any Affiliate of the Borrower.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledge Agreements” means (a) the Amended and Restated Pledge Agreement dated as of the date hereof between Holdings and the Collateral Agent and (b) the Amended and Restated Pledge Agreement dated as of the date hereof between Christie and the Collateral Agent.

“Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary or financial institution Affiliate of such Lender, (b) as to which the Administrative Agent has in good faith determined and notified the Borrower that such Lender or its Lender Parent Company or a Subsidiary or financial institution Affiliate thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (c) that has, or whose Lender Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination that a Lender is a Potential Defaulting Lender under either of clause (b) or (c) above will be made by the Administrative Agent in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Projections” means, collectively, the Initial Projections and any additional forecasts delivered pursuant to Section 6.1(f).

“Property Loss Event” means, with respect to any property of any Group Member, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Pro Rata Outstandings” of any Lender at any time means the outstanding principal amount of the Term Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the Term Loan Commitment (or, after the funding of the Term Loans on the Closing Date, the Pro Rata Outstandings) of such Lender by (b) the sum of the Term Loan Commitments (or, after the funding of the Term Loans on the Closing Date, the aggregate Pro Rata Outstandings) of all Lenders; provided, however, that, if the Term Loans have been funded and there are no Pro Rata Outstandings, such Lender’s Pro Rata Share in the Term Loan Commitments or Term Loans shall be determined based on the Pro Rata Share in such Term Loan Commitments or Term Loans, respectively, most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.15.

“Quarterly Application Date” means the 10th day of each March, June, September and December of each calendar year, other than March 10, 2013.

“Register” has the meaning specified in Section 2.11(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds received from any Sale of property (other than Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4) or Property Loss Event (including Net Cash Proceeds constituting insurance proceeds from any casualty or business interruption insurance policy of any Group member), the amount of such Net Cash Proceeds less (a) Permitted Reinvestments made by a Group Member using such Net Cash Proceeds prior to the Reinvestment Prepayment Date relating to such Net Cash Proceeds and (b) Permitted Reinvestments required to be made by a Group Member from such Net Cash Proceeds as a result of a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of any Group Member.

“Reinvestment Prepayment Date” means, with respect to any portion of Net Cash Proceeds of any Sale of property (other than Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4) or Property Loss Event (including Net Cash Proceeds constituting insurance proceeds from any casualty or business interruption insurance policy of any Group member), the earlier of (a) the 180th day after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds and (b) the date that is five (5) Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III)

and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Related Purchaser” has the meaning set forth in Section 11.2(g).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, (a) Lenders holding in the aggregate at such time in excess of 50% of the aggregate Pro Rata Outstandings and (b) in the event one Lender holds in excess of 50% of the aggregate Pro Rata Outstandings, at least two (2) Lenders holding in the aggregate in excess of 50% of the aggregate Pro Rata Outstandings, in each case, ignoring in such calculations amounts held by any Defaulting Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event (a) with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and (b) with respect to the Corporate Chart, other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital or any other payment or Sale of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Screens in Service” means, for any date of determination, the number of Installed Digital Systems that have not been removed from service.

“Screen Turnover Ratio” means, as of any period of determination, (a) the total number (not dollar amount) of screen turns for which VPFs have been received in such period with respect to Installed Digital Systems divided by (b) the average Screens in Service for such period determined on a basis consistent with the monthly report for December 31, 2012.

“Secured Hedging Counterparty” means (a) the Administrative Agent or (b) any other Person (other than any Group Member) that entered into a Hedging Agreement with the Borrower at a time when such Person was a Lender or an Affiliate of a Lender.

“Secured Hedging Documents” means, collectively, any Hedging Agreement that (a) is entered into by the Borrower and any Secured Hedging Counterparty therefor, (b) in the case of any Secured Hedging Counterparty that is not (i) an Agent or (ii) an Affiliate of an Agent, is expressly identified as being a “Secured Hedging Document” hereunder in a joint notice from the Borrower and such Secured Hedging Counterparty delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement and (c) meets the requirements of Section 7.12.

“Secured Hedging Obligation” means any obligation of the Borrower to make payments to any Secured Hedging Counterparty under any Secured Hedging Documents to which such Secured Hedging Counterparty is a party.

“Secured Parties” means the Lenders, the Agents, the Secured Hedging Counterparties, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property of any Person, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any other Person to acquire any such interest, including, in each case, through an operating lease, Capital Lease, Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Service Agreement” means each service agreement with a minimum 10 year term and otherwise in substantially the form of Exhibit H (or with such modifications thereto as are reasonably acceptable to the Administrative Agent) between an Approved Exhibitor and a Digital Systems Servicer in connection with the installation of Digital Systems in such Approved Exhibitor’s theaters pursuant to an Exhibitor Agreement.

“Servicer Performance Default” means (a) a Turnover Shortfall or (b) any Event of Default.

“Servicing Fee” has the meaning set forth in the Management Services Agreement.

“SG” has the meaning specified in the preamble hereto.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means (a) any Event of Default pursuant to Section 9.1(a), (e) or (g) hereof.

“SPV” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.15(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Syndication Agent” means Natixis, New York Branch.

“Target Minimum Cash Amount” means $1,500,000.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.1.

“Term Loan Commitment” means, with respect to each Lender, (a) the obligation of such Lender to make Term Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule I hereto, (b) as the case may be, in the Assignment pursuant to which such Lender became a party hereto or (c) with respect to any Lender under the Existing Facility which will make a Term Loan to the Borrower hereunder, an aggregate principal amount equal to the outstanding term loan amount owed by the Borrower to such Lender on the Closing Date and any additional amounts set forth in the applicable documentation reflecting such Lender’s commitment, in each case, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Term Loan Commitments on the Closing Date is $130,000,000.

“Term Loan Purchase Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Related Purchaser and accepted by the Administrative Agent, in substantially the form of Exhibit A-2.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Turnover Shortfall” means any failure by the Borrower to maintain a Screen Turnover Ratio of at least 12.25:1.00 for any trailing 12-month period.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“U.S. Lender Party” means each of the Agents, each Lender, each SPV and each participant, in each case that is a Domestic Person.

“VPF” means the virtual print fee payment owing to the Borrower from (a) a Distributor pursuant to a Digital Cinema Deployment Agreement or (b) a Non-Participating Distributor.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Waterfall Report” means a report delivered pursuant to Section 6.1(k).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2.   UCC Terms.  The following terms have the meanings given to them in the applicable UCC:  “commodity account,” “commodity contract,” “commodity intermediary,” “deposit account,” “entitlement holder,” “entitlement order,” “equipment,” “financial asset,” “general intangible,” “goods,” “instruments,” “inventory,” “securities account,” “securities intermediary” and “security entitlement”.

Section 1.3.   Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such change in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Section 1.4.   Payments.  The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5.   Interpretation.  (a) Certain Terms.  Except as otherwise expressly set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms “herein,” “hereof” and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” when used in any Loan Document means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term “incur” when used in any Loan Document means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.  The terms “payment in full” or “paid in full” or “satisfied”, in each case, as used with respect to any Obligation means the receipt of immediately available funds equal to the full amount of such Obligation.

(b)           Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any amendment, restatement, amendment and restatement, supplement or other modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to

New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II.
THE FACILITIES

Section 2.1.    Term Loan Commitments.  On the terms and subject to the conditions contained in this Agreement, each Lender severally, but not jointly, agrees to make a single term loan (each a “Term Loan”) in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment.  Amounts of Term Loans repaid may not be reborrowed.

Section 2.2.   Borrowing Procedures.  (a) Notice From the Borrower.  Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. on (i) the first Business Day, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day, in the case of a Borrowing of Eurodollar Rate Loans, prior to the Closing Date.  Such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event at least one Business Day prior to such Borrowing, with such a Notice of Borrowing.  Term Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.12, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.  Each Borrowing shall be in an aggregate amount that is an integral multiple of $500,000.

(b)           Notice to Each Lender.  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 11:00 a.m. on the Closing Date, make available to the Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing.  Upon fulfillment or due waiver on or prior to the Closing Date of the applicable conditions set forth in Section 3.1, the Administrative Agent shall make such funds available to the Borrower.

(c)           Defaulting Lenders.(i) Unless the Administrative Agent shall have received notice from any Lender prior to the Closing Date that such Lender will not make a payment in the amount of such Lender’s Term Loan Commitment (or any portion thereof) available to the Administrative Agent on the Closing Date, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the Closing Date and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Closing Date a corresponding amount.  The Borrower agrees to repay to the Administrative Agent on demand such deficient amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligations that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment by the Borrower shall not relieve such Lender of any obligation it may have to the Borrower.  In addition, any Lender that shall not have made available to the Administrative Agent any portion of any payment described above shall be deemed a Defaulting Lender and agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (x) in the case of a payment in respect of a Term Loan, at the interest rate applicable at the time to such Term Loan and (y) otherwise, at the interest rate applicable to Base Rate Loans.  Such repayment shall then constitute the funding of the corresponding Term Loan (including any Term Loan deemed to have been made hereunder with such payment) or participation, and promptly paid to the Borrower.  The existence of any Defaulting Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Defaulting Lender to make any payment required under any Loan Document.

(ii)           Reallocation of Payments.  With respect to any Defaulting Lender who has failed to make payments when due under this Agreement or any other Loan Document, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the ratable payment of any amounts owing by such Defaulting Lender to the Agents; second, to the payment of any amounts owing to the Agents as a result of any judgment of a court of competent jurisdiction obtained by any Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(d)           Defaulting Lender – Right to Cure.  If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 2.3.                        Repayment of Obligations.  (a)  The Borrower promises to pay to the Administrative Agent for the account of the Lenders all outstanding principal amounts of the Term Loans (together with all accrued but unpaid interest) on the Maturity Date.

(b)           Commencing March 15, 2013 and on each Payment Date thereafter, the Borrower promises to pay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Term Loans in an amount equal to the product of (i) the percentage set forth below corresponding to the period in which such Payment Date occurs and (ii) the aggregate principal amount of the Term Loans made on the Closing Date:

Period	Amount
March 2013 through June 2014	1.75%
July 2014 through September 2015	1.70%
October 2015 through March 2016	1.65%
April 2016 through June 2016	1.60%
July 2016 through September 2016	1.50%
October 2016 through December 2016	1.40%
January 2017 through March 2017	1.15%
April 2017 through February 2018	1.10%
Maturity	Remainder

Section 2.4.   Voluntary Prepayments.  The Borrower may prepay the outstanding principal amount of any Term Loan in whole or in part at any time; provided, however, that each partial prepayment of principal shall be in an aggregate amount that is an integral multiple of $1,000,000.  Any prepayments under this Section 2.4 shall be accompanied by (a) any amounts due and payable pursuant to Section 2.13(a), (b) all accrued and unpaid interest on the amount prepaid and (c) in the case of any such prepayment on or prior to the first anniversary of the Closing Date, other than in the case of prepayments to the extent made solely from cash on deposit in the Collection Account, a prepayment premium equal to 1.00% of the principal amount of the Term Loan being prepaid.

Section 2.5.   Mandatory Prepayments.

(a)           Excess Cash Flow.  Until the Obligations shall have been paid in full, the Borrower shall pay or cause to be paid to the Administrative Agent on the first Payment Date following each Quarterly Application Date for the prepayment of the outstanding principal amount of the Term Loans 100% of all Excess Cash Flow; provided that, all such prepayments of Excess Cash Flow shall be in a principal amount of at least $500,000 or a whole multiple of $100,000 in excess thereof.  To the extent Excess Cash Flow otherwise required to be applied as a pre-payment as of any Payment Date is less than the thresholds described in the preceding sentence, such Excess Cash Flow shall remain on deposit in the Collection Account until the next Quarterly Application Date.

(b)           Equity and Debt Issuances. Until the Obligations shall have been paid in full, within one Business Day of receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) the issuance or Sale by the Borrower of its own Stock (other than any issuance of common Stock by the Borrower occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries pursuant to an incentive unit grant agreement or employee benefit plan as in effect from time to time or issuance of directors’ qualifying units), provided, in each case, that it shall be a condition to the issuance or Sale of such Stock of the Borrower that such Stock be pledged to the Collateral

Agent, for the benefit of the Secured Parties, to secure the Obligations), the Borrower shall pay or cause to be paid to the Administrative Agent a prepayment of the outstanding principal amount of the Term Loans in an amount equal to 100% of such Net Cash Proceeds or (ii) the incurrence by any Group Member of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon any of clauses (a) through (g) of Section 8.1), the Borrower shall pay or cause to be paid to the Administrative Agent a prepayment in an amount equal to 100% of such Net Cash Proceeds.

(c)           Asset Sales and Property Loss Events. Until the Obligations shall have been paid in full, within one Business Day of receipt on or after the Closing Date in any Fiscal Year by any Loan Party of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property (other than Sales of its own Stock and Sales of property permitted under clauses (a), (b), (c)(i) and (d) of Section 8.4), (ii) any Property Loss Event, or (iii) any business interruption insurance policy, the Borrower shall pay or cause to be paid to the Administrative Agent a prepayment of the outstanding principal amount of the Term Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that within one Business Day of receipt of such Net Cash Proceeds and as long as no Event of Default has occurred and is continuing, any Group Member may deposit and maintain such Net Cash Proceeds in a Cash Collateral Account and thereafter make Permitted Reinvestments with such Net Cash Proceeds (and the Borrower shall not be required to make or cause such prepayment) so long as (A) such Net Cash Proceeds so deposited are intended to be used to make Permitted Reinvestments, (B) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent a prepayment of the outstanding principal amount of the Term Loans in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds and (C) such Net Cash Proceeds used for Permitted Reinvestments under this Section 2.5(c) does not exceed $50,000 in any Fiscal Year without the prior written consent of the Administrative Agent.  Upon the occurrence and during the continuation of an Event of Default, the Group Members’ right to make Permitted Reinvestments shall be suspended and all Net Cash Proceeds described above (including existing Permitted Reinvestments held in the Cash Collateral Accounts) shall, at the direction of the Administrative Agent or the Required Lenders (and automatically upon any Event of Default under Section 9.1(e)) be used to prepay the outstanding principal amount of the Term Loans in accordance with Section 2.9 below.

(d)           Prepayment Premium.  Any prepayments under this Section 2.5 shall be accompanied by (i) any amounts due and payable pursuant to Section 2.13(a), (ii) all accrued and unpaid interest on the amount prepaid and (iii) in the case of any prepayment made pursuant to Section 2.5(b) on or prior to the first anniversary of the Closing Date, a prepayment premium equal to 1.00% of the amount being prepaid.

Section 2.6.   Interest.  (a)  Rate.  All Term Loans shall bear interest on the unpaid principal amount thereof from the Closing Date until paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate as in effect from time to time and the Applicable Margin, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate as in effect for the applicable Interest Period and the Applicable Margin and (iii) in the case of other

Obligations that are past due and payable, at a rate per annum equal to the sum of the Base Rate as in effect from time to time and the Applicable Margin for Base Rate Loans.

(b)           Payments.  Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Term Loan, (A) at maturity (whether by acceleration or otherwise), (B) upon the payment or prepayment of the principal amount on which such interest has accrued and (C) on each Payment Date commencing with March 15, 2013 and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective (i) immediately upon the occurrence of any Specified Event of Default or upon request from the Required Lenders after the occurrence of any other Event of Default, and in each case, for as long as such Specified Event of Default or other Event of Default, as applicable, shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is two percent (2.00%) per annum in excess of the interest rate applicable to such Obligations from time to time (such interest accrued solely as a result of such excess rate of interest, the “Accrued Default Interest”).  Accrued Default Interest shall be payable during the continuance of a Specified Event of Default or other Event of Default, as applicable pursuant to Section 7.11(d) and 7.11(e).

Section 2.7.   Conversion and Continuation Options.  (a)  Option.  The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.13(a), and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon three (3) Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default has occurred and is continuing or (2) such continuation or conversion would be made during a suspension imposed by Section 2.12.

(b)           Procedure.  Each such election shall be made by giving the Administrative Agent at least three (3) Business Days’ prior notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) duly completed.  The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Term Loan shall be automatically converted to a Base Rate Loan.  Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.

Section 2.8.   Fees.  The Borrower shall pay all fees described in the Fee Letter in the amount, at the times and to the Persons specified therein.

Section 2.9.   Application of Payments.  (a) Application of Voluntary Prepayments.  Subject to the provisions of clause (c) below, all voluntary prepayments of principal received by the Administrative Agent from the Borrower pursuant to Section 2.4 shall be applied to the remaining scheduled installments of the Term Loans in the order directed by the Borrower.

(b)           Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below, any mandatory prepayments of principal made by the Borrower to the Administrative Agent pursuant to Section 2.5 shall be applied (i) first, to the ratable payment of the outstanding principal amounts of the Term Loans and all amounts then owing with respect to Secured Hedging Documents and (ii) second, to the ratable payment of all other Obligations.  Payments of the Term Loans made pursuant to clause (i) shall be applied to the scheduled installments of the Term Loans in inverse order of maturity.

(c)           Application of Payments During an Event of Default.  The Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clauses (a) and (b) above, the Administrative Agent, with the consent of the Collateral Agent, may, and, upon either (i) the direction of the Required Lenders or (ii) the acceleration of any Obligations pursuant to Section 9.2, shall, apply or cause the application of all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (A) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (B) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the other Agents, (C) third, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (D) fourth, to pay interest then due and payable in respect of the Term Loans, (E) fifth, to the ratable payment of the outstanding principal amounts of the Term Loans and all amounts then owing with respect to Secured Hedging Documents and (F) sixth, to the ratable payment of all other Obligations.

(d)           Application of Payments Generally.  All repayments of any Term Loans shall be applied first, to repay such Term Loans outstanding as Base Rate Loans and then, to repay such Term Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  All repayments of Term Loans shall be applied to reduce the remaining installments of such outstanding principal amounts of the Term Loans in the inverse order of their maturities unless otherwise provided in any Loan Document.  If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.9, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.9 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.  This Section 2.9(d) shall not apply to any Term Loans purchased by Cinedigm pursuant to Section 11.2(g).

Section 2.10.   Payments and Computations.  (a)  Procedure.  The Borrower shall make each payment under any Loan Document not later than 12:00 noon on the day when due to the Administrative Agent by wire transfer to such account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment in immediately available Dollars and without setoff or counterclaim.  The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.9.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.  Payments received by the Administrative Agent after 12:00 noon shall be deemed to be received on the next Business Day.

(b)           Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)           Payment Dates.  Unless otherwise specified herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)           Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.11.   Evidence of Debt.  (a)  Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (i) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Term Loan Commitment and in any right to receive any payment hereunder.

(b)           Records of Administrative Agent.  The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.11, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (i) a record of ownership (the “Register”) in which the Administrative Agent agrees to record (A) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.15 and Section 11.2), (B) the Term Loan Commitments of each Lender, (C) the amount of each Term Loan and each funding of any participation described in clause (b)(i) above and for Eurodollar Rate Loans, the Interest Period applicable thereto, (D) the amount of any principal or interest due and payable or paid, and (E) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c)           Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including any Notes evidencing such Term Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 2.11 and Section 11.2 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).  This Section 2.11(c) shall not apply to any Term Loans purchased by Cinedigm or its Affiliates pursuant to Section 11.2(g).

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Term Loans in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e)           Notes.  Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Term Loans of such Lender and substantially in the form of Exhibit B; provided, however, that only one Note shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Term Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.12.   Suspension of Eurodollar Rate Option.  Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.  The Administrative Agent and the Lenders shall promptly so notify the Borrower once such circumstances no longer exist; provided that the Administrative Agent shall not be liable for any failure to give such notice.

(b)           Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.  The Administrative Agent and each such Lender shall promptly so notify the Borrower once such circumstances no longer exist; provided that the Administrative Agent shall not be liable for any failure to give such notice.

(c)           Effect of Suspension.  If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.13.   Breakage Costs; Increased Costs; Capital Requirements.  (a)  Breakage Costs.  The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Term Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Defaulting Lender, a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.12) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)           Increased Costs.  If at any time any Lender determines that the adoption of, after the date hereof, or any change, after the date hereof, in or in the interpretation, application or administration of any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority, or compliance with any such adoption of or any change in, or in the interpretation, application or administration of, any such Requirement of Law shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) imposing any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b)-(d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) imposing any other cost to such Lender with respect to compliance with its obligations, in each case, related to any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(c)           Increased Capital Requirements.  If at any time any Lender determines that the adoption of, after the date hereof, or any change, after the date hereof, in or in the interpretation, application or administration of any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority, or compliance with any such adoption of or any change in, or in the interpretation, application or administration of, any such Requirement of Law, in each case, regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender as a consequence of its obligations under or with respect to any Loan

Document to a level below that which, taking into account the capital adequacy policies of such Lender, such Lender could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)           Compensation Certificate.  Each demand for compensation under this Section 2.13 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder and stating that it is seeking such compensation from its borrowers generally, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.14.   Taxes.  (a)  Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.14, each payment by any Loan Party under any Loan Document shall be made free and clear of Taxes except as required by a Requirement of Law.  If any Requirement of Law requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Other Taxes.  In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing or other evidence reasonably satisfactory to the Administrative Agent of payment thereof.

(c)           Indemnification.  The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Indemnified Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(d)           Administrative Agent’s Tax Indemnity. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.2(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise materially disadvantageous to such Lender or impose any material costs (which the Borrower has declined to reimburse) on such Lender.

(f)           Tax Forms.  (i)  Each Non-U.S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, by the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming complete exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming complete or partial exemption from U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate substantially in the form of Exhibit I attached hereto that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Each Non-U.S. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii)           Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)           If this Agreement (as it may be modified) is not treated as a Grandfathered Obligation and if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.15.                      Substitution of Lenders.  (a)  Substitution Right.  In the event that any Lender (an “Affected Lender”), (i) makes a claim under clause (b) or (c) of Section 2.13, (ii) notifies the Administrative Agent pursuant to Section 2.12(b) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan, (iii) makes a claim for payment pursuant to Section 2.14(a) or (c), (iv) becomes a Defaulting Lender or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrower may either pay in full such Affected Lender with respect to amounts due with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)           Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender) and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an Assignment whereby the Substitute Lender shall, among other things, agrees to be bound by the terms of the Loan Documents and assume the Term Loans of the Affected Lender.

(c)           Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations, (ii) the Substitute Lender shall become a “Lender” hereunder holding the outstanding Term Loans of such Affected Lender and (iii) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE III.
CONDITIONS TO TERM LOANS

Section 3.1.   Conditions Precedent to Term Loans.  The obligation of each Lender to make any Term Loan hereunder is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Closing Date.

(a)           Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date (or such other date as may be indicated below) unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)           this Agreement duly executed by the Borrower and each Guarantor and, for the account of each Lender requesting the same by notice to the Administrative Agent and the Borrower received by each at least three (3) Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), a Note conforming to the requirements set forth in Section 2.11(e);

(ii)           the Guaranty and Security Agreement, duly executed by each Guarantor, and the Pledge Agreements, duly executed by Holdings and Christie, as applicable, together with (A) copies of UCC, tax, judgment lien, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Collateral Agent in the Collateral, in each case, as may be reasonably requested by the Administrative Agent or the Collateral Agent, (B) all documents representing all Securities being pledged pursuant to such Guaranty and Security Agreement and the Pledge Agreements and related undated powers or endorsements duly executed in blank and (C) all Control Agreements in favor of the Collateral Agent that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Loan Party, the applicable Deposit Bank;

(iii)           the Management Services Agreement, duly executed by Cinedigm and the Borrower;

(iv)           the Back-Up Servicer Agreement, duly executed by the Back-Up Servicer and the Borrower;

(v)           duly executed opinions of counsel to the Loan Parties, each addressed to the Collateral Agent, the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent or Lenders may reasonably request (including, without limitation, non-consolidation, true sale and corporate separateness opinions);

(vi)           a written, timely and duly executed and completed Notice of Borrowing;

(vii)           a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, amended as reasonably required by the Administrative Agent to obtain the Debt Rating referred to in Section 3.1(h) and certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in its jurisdiction of organization and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates; provided that such related tax certificates may be provided within thirty (30) days following the Closing Date);

(viii)           a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(ix)           a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the Closing Date and both before and after giving effect to the funding of the Term Loans: (A) the representations and warranties of the Loan Parties set forth in any Loan Document shall be true and correct on and as of such date, (B) each Loan Party is Solvent after giving effect to the funding of the Term Loans pursuant to Section 2.1, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto and (C) no Default has occurred and is continuing;

(x)           insurance certificates in form and substance satisfactory to the Collateral Agent demonstrating that the insurance policies required by Section 7.5 (other than any insurance policies in respect of equipment subject to an Exhibitor Agreement which policies are maintained by the applicable Approved Exhibitor in accordance with the terms of such Exhibitor Agreement) are in full force and effect and have all terms required by Section 7.5;

(xi)           a certificate of a Responsible Officer of the Borrower certifying true, complete and correct executed copies of all material contracts attached to such certificate and in effect as of the Closing Date (including, without limitation, (A) all Exhibitor Agreements, (B) all Digital Cinema Deployment Agreements, (C) software license agreements between the Borrower and Holdings, including, without limitation, the Amended and Restated Software License Agreement dated as of February 28, 2013, by and between Holdings and the Borrower, (D) all Intercompany Agreements, (E) the Management Services Agreement and (F) all material employment agreements, and that each such material contract is in full force and effect and the Borrower is in compliance with all such material contracts as of the Closing Date;

(xii)           a certificate from the Chief Financial Officer of Cinedigm demonstrating as of the Closing Date for the most recent trailing twelve-month period for which quarterly financial statements are available (i) Consolidated EBITDA that is not less than $39.18 million, (ii) a ratio of (A) Consolidated Total Debt to (B) Consolidated EBITDA of no more than 3.32:1.00 and (iii) projections showing a Consolidated Fixed Charge Coverage Ratio for the next full fiscal quarter of no less than 1.20:1.00.  Such certificate shall be addressed to the Lenders and accompanied by the Initial Financial

Statements which audited Initial Financial Statements for the fiscal year ending March 31, 2012 shall have been reviewed and certified by the Group Members’ Accountants; and

(xiii)           consents, waivers, acknowledgements and other agreements from any Loan Party or third parties which the Administrative Agent or the Collateral Agent may deem necessary in order to permit, protect or perfect the Collateral Agent’s security interests in and Liens upon the Collateral and to effectuate the provisions of this Agreement and the other Loan Documents, including, without limitation, mortgagee or landlord waivers, estoppel certificates, bailee letters, consignment notices and other similar agreements; provided that an Acknowledgement and Consent to Assignment from (A) The Weinstein Company LLC and (B) Overture Films, LLC may be provided within sixty (60) days following the Closing Date (or such later period as may be agreed to by the Administrative Agent in its sole discretion), in form and substance satisfactory to the Administrative Agent.

(b)           Fees and Expenses.  There shall have been paid to the Administrative Agent, for the account of the applicable Person all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c)           Business Plan.  The Administrative Agent and the Lenders shall have received and be reasonably satisfied with the Initial Projections.

(d)           Consents.  Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document.

(e)           Material Adverse Effect.  Since March 31, 2012, (a) there shall not have occurred or become known to the Administrative Agent any event, development or circumstance that has caused or could reasonably be expected to cause a Material Adverse Effect and (b) there shall not have occurred or became known to the Administrative Agent any material adverse condition or material adverse change in or affecting the industry in which Cinedigm or the Loan Parties operate.

(f)           Litigation.  No litigation shall have been commenced which would challenge the transactions contemplated hereunder or which, if successful, would have a material adverse impact on the transactions contemplated hereunder, the Borrower, its business or its ability to repay the Term Loans.

(g)           Minimum Operating Cash Balance.  The Administrative Agent shall have received evidence in form reasonably satisfactory to it that as of the Closing Date (i) the Operating Account has a minimum cash balance of $250,000 and (ii) the Collection Account has a minimum cash balance of $4,085,314.01.

(h)           Debt Rating.  A Debt Rating of Baa3 (Stable) or higher shall have been received from Moody’s.

(i)           Cash Management.  The Administrative Agent shall be satisfied that the Borrower shall have established a cash management system consistent with Section 7.11.

(j)           New Information.  There shall not have occurred or become known to the Administrative Agent since December 31, 2012 any information or other matter affecting any Loan Party or any of its Affiliates or the transactions contemplated by the Loan Documents that, in the Administrative Agent’s judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Administrative Agent prior to such date.

(k)           Corporate Structure, Etc.  The management, corporate structure, capital structure, other instruments governing Indebtedness, material contracts and governing documents of the Group Members shall be acceptable to the Administrative Agent.

(l)           IP Escrow; Licenses.  The Administrative Agent and the Lenders shall be satisfied that the escrow arrangements contemplated in Section 3.5 of the Management Services Agreement with respect to Intellectual Property necessary to properly support the Digital Systems and otherwise perform the Services (as defined therein) shall have been consummated.  The Collateral Agent shall have received license agreements, in form and substance acceptable to the Administrative Agent, with respect to the software subject to such escrow.

(m)           Termination of Existing Hedges.  The Administrative Agent and the Lenders shall be satisfied that all Existing Secured Hedging Documents, related obligations (including all applicable termination payments), shall have been terminated and paid in full, as applicable or, other arrangements with respect thereto, acceptable to the Administrative Agent, shall have been made.

(n)           Sageview Refinancing.  Cinedigm shall have consummated the refinancing of its existing indebtedness represented by the Senior Secured Amended and Restated Note, dated May 6, 2010, payable to Sageview Capital Master, L.P. (“Sageview”) (as such note shall have been further amended, restated, supplemented or otherwise modified from time to time) such that all existing direct and indirect rights and interests of Sageview in the Phase I assets and equity shall have been released on terms and conditions reasonably acceptable to the Administrative Agent, prior to or concurrently with the effectiveness of this Agreement on terms and conditions reasonably acceptable to the Administrative Agent.

(o)           Additional Matters.  The Administrative Agent shall have received such additional documents and information as any Lender, through the Administrative Agent, may reasonably request.

Section 3.2.   Determinations of Initial Borrowing Conditions.  For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender upon delivery of its executed signature page to this Agreement to the Administrative Agent unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Agents to enter into the Loan Documents, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following as of the Closing Date:

Section 4.1.   Corporate Existence; Compliance with Law.  Each of Holdings and each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of its business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

Section 4.2.   Power and Authority; No Conflicts; Due Execution, Delivery and Enforceability.  (a)  Power and Authority; No Conflicts.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, shall have been duly authorized by all necessary corporate or similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that (1) would not, in the aggregate, have a Material Adverse Effect and (2) are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect.

(b)           Due Execution, Delivery and Enforceability.  From and after its delivery to the Administrative Agent, each Loan Document (i) has been duly executed and delivered to the other parties thereto by each Loan Party party thereto and (ii) is the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity.

Section 4.3.   Ownership of Group Members.  Set forth on Schedule 4.3 is a complete and accurate list showing for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and, in the case of the Stock of the Borrower, Holdings.  All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned beneficially and of record by a Group Member (or, in the case of the Borrower, by Holdings) free and clear of all Liens other than the security interests created by the Loan Documents and non-consensual Permitted Liens.  There are no Stock Equivalents with respect to the Stock of any Group Member or any Subsidiary of any Group Member or any joint venture of any of them as of the Closing Date, except as set forth on Schedule 4.3.  Except as provided in the Constituent Documents delivered to the Administrative Agent on or prior to the Closing Date, there are no Contractual Obligations or other understandings to which Holdings, any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

Section 4.4.   Financial Statements.  (a)  Subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, each of the Initial Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members and Cinedigm, as applicable, as at the date indicated and for the period indicated in accordance with GAAP.

(b)           On the Closing Date, (i) no Group Member has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the Financial Statements referenced in clause (a) above, there has been no Sale of any material property of the Group Members and no purchase or other acquisition of any material property.

(c)           The Initial Projections have been prepared by the Borrower, in consultation with Cinedigm, as administrative servicer, in light of the operations of the business of the Group Members and reflect projections for the six year period beginning on the Closing Date on a quarterly basis for the first year and on a year by year basis thereafter.  As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to such Persons as of the Closing Date and reflect the good faith, reasonable and fair estimates by such Persons of the future consolidated financial performance of the Group Members and the other information projected therein for the periods set forth therein.

Section 4.5.   Material Adverse Effect.  Since March 31, 2012, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6.   Solvency.  Both before and after giving effect to (a) the Term Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, each of the Loan Parties is Solvent.

Section 4.7.   Litigation.  There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with, by or before any Governmental Authority other than those that (a) cannot reasonably be expected to affect the Obligations, the Loan Documents, the other transactions contemplated therein, any Digital Cinema Deployment Agreement, any Exhibitor Agreement, any Service Agreement or the Management Services Agreement and (b) would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8.   Taxes.  All federal and material state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date due.  No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority, except such audit, examination or claim as could not, if adversely determined, reasonably be expected to have a Material Adverse Effect.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.9.   Margin Regulations.  None of the Group Members is engaged in the business of extending credit for the purpose of, and no proceeds of any Term Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10.   No Burdensome Obligations; No Defaults.  No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group

Member, which Contractual Obligation is material to the operation of the Group Member’s business and which default gives the applicable third party the right to terminate such Contractual Obligation.

Section 4.11.   Investment Company Act.  No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.

Section 4.12.    Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect.  As of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13.   ERISA.  Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.  No ERISA Affiliate has incurred any liability under Title IV of ERISA that remains outstanding (other than PBGC premiums due but not delinquent).

Section 4.14.   Environmental Matters.  Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of each Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or other Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 4.15.   Intellectual Property.  Each Group Member owns or licenses all material Intellectual Property that is necessary for the operations of its business.  To the knowledge of each Group Member, (a) the conduct and operation of the business of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.  In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.

Section 4.16.   Title; Real Property.  (a) Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.

(b)           Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such real property that the Collateral Agent or the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each

Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

Section 4.17.   Full Disclosure.  The written information prepared or furnished by or on behalf of (and with the consent or at the direction of) Cinedigm, Holdings or any Group Member in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or the consummation of any transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading in any material respect; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.  All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.  All facts known to Cinedigm, Holdings or any Group Member and material to the financial condition, business, property or prospects of Cinedigm, Holdings or the Group Members taken as one enterprise have been disclosed to the Lenders.

Section 4.18.   Deposit and Disbursement Accounts.  Other than the Cash Management Accounts, no Group Member owns or has an interest (whether ownership interest, an interest in deposited funds or otherwise) in any deposit or other bank account (including any securities account or any zero balance, payroll, withholding or other fiduciary account).

Section 4.19.   Agreements and Other Documents.  As of the Closing Date, each Group Member has provided to the Administrative Agent accurate and complete copies of all of the following agreements or documents to which it is subject and each of which is listed on Schedule 4.19: all Exhibitor Agreements; all Service Agreements; all Digital Cinema Deployment Agreements; the Management Services Agreement, all material licenses and permits held by the Group Members; instruments and documents evidencing any Indebtedness of such Group Member and any Lien granted by such Group Member with respect thereto; and  instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Group Member.

Section 4.20.   DCI Spec Compliance.  As of the Closing Date, all Digital Systems comply with the Digital Cinema System Specification V1.1 issued April 12, 2007 by Digital Cinema Initiatives, LLC, as amended from time to time.

Section 4.21.   Material Digital Cinema Deployment Agreements.  Schedule 4.21 sets forth, as of the Closing Date, a complete and accurate list of all Distributors party to a Material Digital Cinema Deployment Agreement.

ARTICLE V.
FINANCIAL COVENANTS

The Borrower agrees with the Lenders and the Agents to each of the following, as long as any Obligation remains outstanding:

Section 5.1.   Maximum Consolidated Leverage Ratio.  The Borrower shall not have, as of the last day of any Fiscal Quarter set forth below, a Consolidated Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM CONSOLIDATED LEVERAGE RATIO
June 2013	3.75:1.00
September 2013	3.50:1.00
December 2013	3.25:1.00
March 2014	3.00:1.00
June 2014	2.75:1.00
September 2014	2.50:1.00
December 2014	2.25:1.00
March 2015	2.00:1.00
June 2015	2.00:1.00
September 2015	1.75:1.00
December 2015	1.50:1.00
March 2016	1.25:1.00
June 2016	1.00:1.00
September 2016	1.00:1.00
December 2016	0.75:1.00
March 2017	0.50:1.00
June 2017	0.50:1.00
September 2017- and each fiscal quarter thereafter until the Maturity Date	0.25:1.00

Section 5.2.   Minimum Consolidated Fixed Charge Coverage Ratio.  Commencing with the Fiscal Quarter ended June 30, 2013, the Borrower shall not have, as of the last day of such Fiscal Quarter or any Fiscal Quarter ended thereafter, a Consolidated Fixed Charge Coverage Ratio for the trailing 12-month period ending on such date of less than 1.05 to 1.00.  The Consolidated Fixed Charge Coverage Ratio for the Fiscal Quarters ending June 30, 2013, September 30, 2013 and December 31, 2013, shall be calculated using “Annualized Consolidated Cash Interest Expense” and “Annualized Consolidated Income Tax Liability”.  For purposes of this Section 5.2, (A) “Annualized Consolidated Cash Interest Expense” means (1) with respect to the Fiscal Quarter ending June 30, 2013, Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by 4; (2) with respect to the Fiscal Quarter ending September 30, 2013, Consolidated Cash Interest Expense for the period commencing on April 1, 2013 through

September 30, 2013 multiplied by 2; and (3) with respect to the Fiscal Quarter ending December 31, 2013, Consolidated Cash Interest Expense for the period commencing on April 1, 2013 through December 31, 2013 multiplied by 4/3; and (B) “Annualized Consolidated Income Tax Liability” means (1) with respect to the Fiscal Quarter ending June 30, 2013, Consolidated Income Tax Liability of the Borrower and its Subsidiaries for such Fiscal Quarter multiplied by 4; (2) with respect to the Fiscal Quarter ending September 30, 2013, Consolidated Income Tax Liability of the Borrower and its Subsidiaries for the period commencing on April 1, 2013 through September 30, 2013 multiplied by 2; and (3) with respect to the Fiscal Quarter ending December 31, 2013, Consolidated Income Tax Liability of the Borrower and its Subsidiaries for the period commencing on April 1, 2013 through December 31, 2013 multiplied by 4/3.

ARTICLE VI.
REPORTING COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Group Member) agrees with the Lenders and the Agents to each of the following, as long as any Obligation remains outstanding:

Section 6.1.   Financial Statements.  The Borrower shall deliver to the Administrative Agent (for further distribution to the Lenders and Moody’s in respect of the items listed in clauses (a), (b) and (c) below) each of the following:

(a)           Monthly Reports.  As soon as available, and in any event within 30 days after the end of each fiscal month in each Fiscal Quarter, a management report in form and substance acceptable to the Administrative Agent, setting forth in reasonable detail, among other things (i) the income, cash flow and selling, general and administrative expense for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, (ii) in comparative form the figures for (A) the corresponding period in the Budget and (B) the corresponding period in the prior Fiscal Year, (iii) the aggregate amount of cash on hand as of the end of such fiscal month, (iv) on an aggregate and per distributor basis (A) the number of digital titles released pursuant to a Digital Cinema Deployment Agreement and (B) the VPFs and associated accounts receivable, (v) on an aggregate and per exhibitor basis (A) the revenue generated from Non-Traditional Content (as defined in the applicable Exhibitor Agreement), and (B) the revenue generated from Traditional Motion Picture Content (as defined in the applicable Exhibitor Agreement) distributed by a Non-Participating Distributor, (vi) the amount of Capital Expenditures, (vii) with respect to the Cash Management Accounts not maintained with SG, a copy of the bank statement for each such account as at the end of such fiscal month, (viii) a list of all Digital Systems that are not Installed Digital Systems, the location of same and a list of each such Digital System projected to be redeployed in the following 30-day period, (ix) copies of internally prepared reports detailing the utilization of the Installed Digital Systems and amounts billed to contracted parties, each in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged that, to the extent the above enumerated information is provided, the form of internally prepared report previously delivered pursuant to the Existing Facility is acceptable, (x) all taxes (including property taxes) paid for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month; provided that, if amounts for taxes exceeds $400,000 in the aggregate in any Fiscal Year, the Borrower must provide additional documentation evidencing such excess as the Administrative Agent may reasonably request, (xi) the calculations of the Servicing Fees and Incentive Servicing Fees paid for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, (xii) the calculations of Permitted Back-Up Services Expenses owing as the close of such fiscal month together with all other Back-Up Services Expenses owing as of the close of such fiscal month and (xiii) a reconciliation with respect to (A) differences between expenses reflected in the Cash Expense Report delivered for such fiscal month, expenses reflected pursuant to clause (i) above and disbursements from the Operating Account pursuant to Section 7.11(d)(i) and 7.11(e)(i), as applicable and (B) equipment activity to billing records and (xiv) beginning with the first full monthly reporting period after the Closing Date, the calculation of the Screen Turnover Ratio.

(b)           Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, the Consolidated and consolidating unaudited balance sheet of the Group Members as of the close of such Fiscal Quarter and related Consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated and consolidating financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)           Annual Reports.  Commencing with the Fiscal Year ended March 31, 2013, as soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated and consolidating balance sheet of the Group Members as of the end of such Fiscal Year and related Consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that (i) such Consolidated and consolidating Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (ii) in the course of the regular audit of the businesses of the Group Members, which audit was conducted in accordance with the standards of the United States’ Public Company Accounting Oversight Board (or any successor entity), such Group Members’ Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V has occurred and is continuing or, if in the opinion of the Group Members’ Accountants such a Default has occurred and is continuing, a statement as to the nature thereof (which certification with respect to clause (ii) may be limited or omitted to the extent required by accounting rules or guidelines).

(d)           Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) demonstrates compliance with each financial covenant contained in Article V and Section 8.16, (ii) shows in reasonable detail the amount of Capital Expenditures as of the end of such fiscal period and any amounts paid by the Administrative Servicer for Capital Expenditures, (iii) provides a list of all Installed Digital

Systems and the location of the same and (iv) states that no Default has occurred and is continuing as of the date of delivery of such Compliance Certificate or, if a Default has occurred and is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)           Corporate Chart and Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Loan Party or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(f)           Additional Projections.  (i) As soon as available and in any event not later than thirty (30) calendar days following the commencement of each Fiscal Year (beginning April 30, 2013), the annual business plan and the Budget of the Group Members for such Fiscal Year approved by the Borrower’s Board of Directors (or the equivalent thereof) and updated if the Borrower’s Board of Directors approves a changed version and (ii) as soon as available and in any event not later than the commencement of each Fiscal Year, forecasts prepared by management of the Borrower (A) for each month in such next succeeding Fiscal Year and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Maturity Date, in each case including in such forecasts (x) a projected year-end Consolidated and consolidating balance sheet, income statement and statement of cash flows for the Group Members, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections.

(g)           Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h)           Audit Reports, Management Letters, Etc.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)           Insurance Certifications.

(i)           At each policy renewal, but not less than annually, a certification from each insurer or by an authorized representative of each insurer identifying the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the provisions delineated in clause (b) of Schedule 7.5;

(ii)           Concurrently with the furnishing of all certificates referred to in clause (i) above, a statement from an independent insurance broker, reasonably acceptable to the Administrative Agent, stating that (A) all premiums then due have been paid and (B) in the opinion of such broker, the insurance then maintained by the Borrower is in accordance with clause (b) of Schedule 7.5;

(iii)           The Borrower shall request such insurance broker, upon its first knowledge, to advise the Administrative Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Borrower hereunder; and

(iv)           Promptly after becoming available, but in any event within 45 days of the redeployment of any Digital System on or after the Closing Date, an insurance certificate in form and substance satisfactory to the Collateral Agent demonstrating that the insurance policies required by Section 7.5 in respect of such Digital System are in full force and effect and have all the terms required by Section 7.5.

(j)           Cash Expense Report.  As soon as available, and in any event at least on or prior to each Monthly Application Date and Quarterly Application Date, a report in form and substance acceptable to the Administrative Agent setting forth in reasonable detail (i) the cash balance of each Cash Management Account as of the fiscal month most recently ended, (ii) actual cash disbursements from the Operating Account for such fiscal month and (iii) categorizing each such cash disbursement with respect to its placement in the application of funds provisions described in Sections 7.11(d) or 7.11(e), as applicable.

(k)           Waterfall Report.  As soon as available, and in any event at least on or prior to each Monthly Application Date and Quarterly Application Date, a report (i) in form and substance consistent with the report delivered on each Monthly Application Date and Quarterly Application Date to the Administrative Agent under the Existing Facility and (ii) acceptable to the Administrative Agent setting forth in reasonable detail (A) the cash balance  of the Collection Account as of the fiscal month most recently ended, (B) the total amount of payments made on the immediately preceding Payment Date, (C) the amounts collected during the related monthly period and (D) the Servicing Fee and Incentive Servicing Fee due and payable as of such Monthly Application Date or Quarterly Application Date, as applicable.

(l)           Other Agreements.  Promptly after the execution thereof, copies of all Digital Cinema Deployment Agreements, Exhibitor Agreements, Service Agreements and any Intercompany Agreements not previously delivered to the Administrative Agent in accordance with this Agreement.

Section 6.2.   Other Events.  The Borrower shall give the Administrative Agent notice of each of the following (which notice may be made by telephone if promptly confirmed in writing) promptly (but, in any event, no later than five (5) days) after any Responsible Officer of any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 2.5, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $250,000 or (iii) if adversely determined, would reasonably be expected to have a Material Adverse Effect and (d) the acquisition of any material real property or the entering into any material lease.

Section 6.3.   Copies of Notices and Reports.  The Borrower shall promptly deliver to the Administrative Agent copies of each of the following: (a) all reports that the Borrower transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases issued by any Group Member or, to the extent such press release relates to a Group Member, Cinedigm or Holdings not made available directly to the general public, (d) all material documents, notices or reports transmitted or delivered or received pursuant to, or in connection with, any Digital Deployment Agreement, Exhibitor Agreement, Service Agreement, Intercompany Agreement, IP License or the Management Services Agreement and (e) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member.

Section 6.4.   Taxes.  The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member or a Tax Affiliate knows or has reason to know of it:  (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Section 6.5.   Labor Matters.  The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows of it: (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of liability under the Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect).

Section 6.6.   ERISA Matters.  The Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice (which may be made by telephone if promptly confirmed in writing) describing such ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7.   Environmental Matters.  (a)  The Borrower shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly (but, in any event, no later than five (5) days) after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $250,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $250,000.

(b)           Upon request of the Administrative Agent, the Borrower shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to have a reasonable likelihood of resulting in Material Environmental Liabilities.

Section 6.8.   Other Information.  The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII.
AFFIRMATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Agents to each of the following, as long as any Obligation remains outstanding:

Section 7.1.   Maintenance of Corporate Existence.  Holdings and each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 8.7, and (b) preserve and maintain it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.2.   Compliance with Laws, Etc.  Each Group Member shall comply in all material respects with (i) all applicable Requirements of Law, (ii) all Contractual Obligations and (iii) all Permits.

Section 7.3.   Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in the case of clauses (a) and (b), for those (x) whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (y) which encumber property that, individually or in the aggregate, has a value of less than $250,000.

Section 7.4.   Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5.   Maintenance of Insurance.  (a)  Each Group Member shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, general liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and in any event in form and substance reasonably acceptable to the Collateral Agent; it being agreed that the insurance set forth on Schedule 7.5 is acceptable and

(ii) cause all such insurance relating to any property or business of any Group Member to name the Collateral Agent, on behalf of the Secured Parties, as additional insured or loss payee, as appropriate and with any requested endorsements and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days (or 10 days in the case of a payment default) notice thereof to the Collateral Agent.

(b)           General.  The Agents shall be entitled, upon reasonable advance notice, to review the Group Members’ insurance policies carried and maintained pursuant to this Section 7.5. Upon request, the Borrower shall furnish the requesting Agent with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 7.5 or any provision of this Agreement shall impose on any Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Group Members, nor shall any Agent be responsible for any representations or warranties made by or on behalf of the Group Members to any insurance broker, company or underwriter.  The Collateral Agent, at its sole option, may obtain such insurance if not provided by the Borrower and in such event, the Borrower shall reimburse the Collateral Agent upon demand for the cost thereof together with interest.  The Group Members shall also carry and maintain, should their risk profile change during the term of this Agreement, any other insurance that the Administrative Agent may reasonably require from time to time.

Section 7.6.   Keeping of Books.  The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7.   Access to Books and Property; Audit Rights.  Each Group Member shall permit the Agents, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member, (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member and (d) conduct such appraisals, audits, reviews, and investigations of the Collateral and any documents, instruments or agreements relating thereto; provided that, so long as no Event of Default has occurred and is continuing, the Agents, the Lenders and any Related Persons shall not, collectively or individually, exercise the rights granted under this Section 7.7 more often than twice in the aggregate in any Fiscal Year.  Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Agents, the Lenders and their Related Persons and to disclose to the Agents, the Lenders and their Related Persons all financial statements and other documents and information as they might have and any Agent or any Lender reasonably requests with respect to any Group Member.

Section 7.8.   Environmental.  Each Group Member shall comply with, and maintain its property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default has occurred and is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9.   Use of Proceeds.  The proceeds of the Term Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (a) to refinance Indebtedness under the Existing Facility, (b) to make a Restricted Payment to Cinedigm, indirectly via a Restricted Payment to Christie for further distribution, in lieu of future Restricted Payments from Excess Cash Flow, the amount of which payment shall include the Closing Date Servicing Fee Payment, (c) to fund the Debt Service Reserve and (d) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein.

Section 7.10.   Additional Collateral and Guaranties.  To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Group Member after the Closing Date to the extent permitted under Section 8.17), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a)           deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent or the Collateral Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and as the Administrative Agent or the Collateral Agent deems necessary or advisable in order to ensure the following:

(i)           (A) each Subsidiary of any Group Member that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (B) each Wholly Owned Subsidiary of any Group Member shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)           each Group Member (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property, including all of its Stock and Stock Equivalents and other Securities, as security for the Obligations of such Group Member.

(b)           deliver to the Collateral Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)           upon request of the Collateral Agent, deliver to it a Mortgage on any real property owned by any Loan Party (other than Holdings) and on any of its leases, together with all Mortgage Supporting Documents relating thereto (or, if such real property or the real property subject to such lease is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Collateral Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property or lease);

(d)           to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Collateral Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Collateral Agent may otherwise reasonably request; and

(e)           deliver to the Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11.    Cash Management and Waterfall.

(a)           Establishment of Cash Management Accounts.  The Borrower agrees to establish with a Deposit Bank on or prior to the Closing Date (and maintain until the payment in full of the Obligations in accordance with this Section 7.11) each of the following lockbox or other Dollar deposit accounts listed (all of which Dollar deposit accounts shall, at the Borrower’s option, be interest-bearing) below on terms satisfactory to the Administrative Agent in its sole discretion (each to be referred to herein by the defined term provided below and, collectively, the “Cash Management Accounts”):

Name of Account	Deposit Bank	PO Box/Account Number	Defined Term for Account
Lockbox Account	JPMorgan Chase Bank, N.A.	PO Box 100346 and Account No.	“Lockbox Account”
Collection Account	SG	Account No.	“Collection Account”
Debt Service Account	SG	Account No.	“Debt Service

Name of Account	Deposit Bank	PO Box/Account Number	Defined Term for Account
Account”
Operating Account	JPMorgan Chase Bank, N.A.	Account No.	“Operating Account”
Debt Service Reserve Account	Natixis, New York Branch	Account No.	“Debt Service Reserve Account”

(b)           Deposits into Lockbox Account; Transfer to Collection Account.  Each Group Member  shall  deposit or cause to be deposited all revenues and earnings derived from Installed Digital Systems (including all VPFs and Exhibitor Payments) into the Lockbox Account.  On or before the Closing Date, the Borrower shall enter into a Control Agreement with the applicable Deposit Bank and the Collateral Agent which provides for the Collateral Agent’s exclusive control over all cash collections and deposits received in the Lockbox Account and allows the Collateral Agent to require that such collections and deposits be transferred to the Collection Account within one (1) Business Day after receipt (or such longer period as required for funds clearance or required by the applicable Deposit Bank with which the Lockbox Account is maintained and agreed by the Administrative Agent).

(c)           Debt Service Reserve and Debt Service Reserve Account.  The Borrower shall fund and maintain at all times the Debt Service Reserve in the Debt Service Reserve Account in accordance with the terms of this Agreement and the Control Agreement governing the Debt Service Reserve Account.  On any Payment Date when no Event of Default has occurred and is continuing, the Administrative Agent may cause the Debt Service Reserve Account to be debited for the purpose of paying interest (other than Accrued Default Interest) and/or principal then due and payable to the extent amounts then on deposit in the Debt Service Account or otherwise available are insufficient.  During the continuance of an Event of Default, the Administrative Agent may, or, at the request of the Required Lenders, shall, cause the Debt Service Reserve Account to be debited for the purpose of paying interest and/or principal then due and payable to the extent amounts then on deposit in the Debt Service Account or otherwise available are insufficient.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent, on behalf of the Lenders, shall have recourse to the amounts in the Debt Service Reserve Account, if any, for (A) the payment of the principal of the Term Loans on the Maturity Date (or such earlier date on which the Term Loans become due and payable pursuant to Section 9.2) and (ii) the payment in full of all other Obligations on the Maturity Date or during the continuance of an Event of Default.  All earnings on the Debt Service Reserve shall be credited to the Debt Service Reserve Account. On or prior to each Quarterly Application Date, any amounts on deposit in the Debt Service Reserve Account in excess of the Debt Service Reserve (after giving effect to the applications to be made on such Quarterly Application Date), shall, upon the request of the Borrower, be remitted to the

Collection Account so long as no Default has occurred and is continuing or would be caused thereby.

(d)           Applications on Monthly Application Date.  So long as no Event of Default has occurred and is continuing and until the Obligations have been repaid in full, funds in the Collection Account will be applied on each Monthly Application Date in the following priority:

(i)           First, to the Operating Account, an amount sufficient to pay or reimburse, as applicable, payment of (A) the Servicing Fee earned during the fiscal month reporting period reflected in the most recently delivered Waterfall Report and payable as of such Monthly Application Date (subject to reduction as provided in the Management Services Agreement during the existence of a Turnover Shortfall), (B) to the extent the Borrower is in compliance with its reporting requirements under Section 6.1(a)(x), Permitted Tax Expenses, (C) Permitted Operating Expenses (subject to a maximum disbursement under this clause (C) of (1) for the Fiscal Year ending March 31, 2014, $200,000 and (2) for each Fiscal Year thereafter, 103% of the maximum disbursements permitted pursuant to this parenthetical for the immediately preceding Fiscal Year), (D) Permitted Back-Up Services Expenses, (E) Back-Up Services Expenses (other than Permitted Back-Up Services Expenses) and other operating expenses (other than Permitted Operating Expenses) to the extent such Back-Up Services Expenses and other operating expenses are deducted from the calculation of the Servicing Fee referenced in clause (A) above and (F) Capital Expenditures to the extent permitted under Section 8.16, in the case of the amounts to be disbursed pursuant to clauses (B), (C), (D), (E) and (F) above, that are paid by the Group Members in the preceding fiscal month as reflected in the most recently delivered Cash Expense Report (with such adjustments by the Administrative Agent as necessary to reflect any applicable reconciliations reflected in the most recently delivered Management Report and Waterfall Report);

(ii)           Second, to the Administrative Agent, an amount equal to the unpaid costs and expenses, including attorneys’ fees and expenses, of any Agent or any Lender that are required to be reimbursed pursuant to this Agreement or any other Loan Document;

(iii)           Third, to the Debt Service Account, an amount equal to the sum of (A) the scheduled payment of principal of Term Loans due on the next succeeding Payment Date, (B) all interest (other than Accrued Default Interest) due and payable on the next succeeding Payment Date and (C) any scheduled amounts due under any Secured Hedging Documents on or prior to the next Payment Date;

(iv)           Fourth, to the Administrative Agent, an amount equal to all Accrued Default Interest, if any, and any fees and other amounts owing to the Lenders, the Arranger or the Agents under this Agreement, including amounts owing pursuant to Section 2.8 or Section 2.13 of this Agreement; provided that, to the extent amounts on deposit in the Collection Account are insufficient to pay in full all Accrued Default Interest pursuant to this clause (iv), any unpaid Accrued Default Interest shall remain outstanding and accrue interest at the rate specified in Section 2.6(c) until paid in full pursuant to a subsequent application of funds under this Section 7.11 or Section 2.9(c);

(v)           Fifth, to the Debt Service Reserve Account, an amount (if any) necessary to cause the amount on deposit therein to equal the Debt Service Reserve;

(vi)           Sixth, to the extent that the amount on deposit in the Collection Account is less than the Target Minimum Cash Amount, to retain in the Collection Account an amount necessary to cause the amounts on deposit in the Collection Account as of such Monthly Application Date to equal the Target Minimum Cash Amount;

(vii)           Seventh, so long as no Servicer Performance Default has occurred and is continuing, to the Operating Account, or to an account directed by the Administrative Servicer, an amount sufficient to pay the Incentive Servicing Fee earned during the fiscal month reporting period reflected in the most recently delivered Waterfall Report and payable as of such Monthly Application Date.

Subject to Section 2.9(c), amounts not utilized on a Monthly Application Date as set forth above shall be retained in the Collection Account for application on the next Monthly Application Date or Quarterly Application Date, as applicable.

(e)           Applications on Quarterly Application Date.  So long as no Event of Default has occurred and is continuing and until the Obligations have been repaid in full, funds in the Collection Account will be applied on each Quarterly Application Date in the following priority:

(i)           First, to the Operating Account, an amount sufficient to pay or reimburse, as applicable, payment of (A) the Servicing Fee earned during the fiscal month reporting period reflected in the most recently delivered Waterfall Report and payable as of such Quarterly Application Date (subject to reduction as provided in the Management Services Agreement during the existence of a Turnover Shortfall), (B) to the extent the Borrower is in compliance with its reporting requirements under Section 6.1(a)(x), Permitted Tax Expenses, (C) Permitted Operating Expenses (subject to a maximum disbursement under this clause (C) of (1) for the Fiscal Year ending March 31, 2014, $200,000 and (2) for each Fiscal Year thereafter, 103% of the maximum disbursements permitted pursuant to this parenthetical for the immediately preceding Fiscal Year), (D) Permitted Back-Up Services Expenses, (E) Back-Up Services Expenses (other than Permitted Back-Up Services Expenses) and other operating expenses (other than Permitted Operating Expenses) to the extent such Back-Up Services Expenses and other operating expenses are deducted from the calculation of the Servicing Fee referenced in clause (A) above and (F) Capital Expenditures to the extent permitted under Section 8.16, in the case of the amounts to be disbursed pursuant to clauses (B), (C), (D), (E) and (F) above, that are paid by the Group Members in the preceding fiscal month as reflected in the most recently delivered Cash Expense Report (with such adjustments by the Administrative Agent as necessary to reflect any applicable reconciliations reflected in the most recently delivered Management Report and Waterfall Report);

(ii)           Second, to the Administrative Agent, an amount equal to the unpaid costs and expenses, including attorneys’ fees and expenses, of any Agent or any Lender that are required to be reimbursed pursuant to this Agreement or any other Loan Document;

(iii)           Third, to the Debt Service Account, an amount equal to the sum of (A) the scheduled payment of principal of Term Loans due on the next succeeding Payment Date, (B) all interest (other than Accrued Default Interest) due and payable on the next succeeding Payment Date and (C) any scheduled amounts due under any Secured Hedging Documents on or prior to the next Payment Date;

(iv)           Fourth, to the Administrative Agent, an amount equal to all Accrued Default Interest, if any, and any fees and other amounts owing to the Lenders, the Arranger or the Agents under this Agreement, including amounts owing pursuant to Section 2.8 or Section 2.13 of this Agreement; provided that, to the extent amounts on deposit in the Collection Account are insufficient to pay in full all Accrued Default Interest pursuant to this clause (iv), any unpaid Accrued Default Interest shall remain outstanding and accrue interest at the rate specified in Section 2.6(c) until paid in full pursuant to a subsequent application of funds under this Section 7.11 or Section 2.9(c);

(v)           Fifth, to the Debt Service Reserve Account, an amount (if any) necessary to cause the amount on deposit therein to equal the Debt Service Reserve;

(vi)           Sixth, to the extent that the amount on deposit in the Collection Account is less than the Target Minimum Cash Amount, to retain in the Collection Account an amount necessary to cause the amounts on deposit in the Collection Account as of such Quarterly Application Date to equal the Target Minimum Cash Amount;

(vii)           Seventh, so long as no Servicer Performance Default has occurred and is continuing, to the Operating Account, or to an account directed by the Administrative Servicer, an amount sufficient to pay the Incentive Servicing Fee earned during the fiscal month reporting period reflected in the most recently delivered Waterfall Report and payable as of such Quarterly Application Date;

(viii)           Eighth, to the Administrative Agent, 100% of the Excess Cash Flow as a mandatory prepayment of the Term Loans to the extent required pursuant to Section 2.5(a).

(f)           Subject to Section 2.9(c), amounts not utilized on a Quarterly Application Date as set forth above shall be retained in the Collection Account for application on the next Monthly Application Date or Quarterly Application Date, as applicable.

(g)           Distributions from the Debt Service Account on Payment Date.  On each Payment Date, amounts on deposit in the Debt Service Account shall be applied by the Administrative Agent to the payment of all principal and interest amounts (other than Accrued Default Interest) due with respect to the Term Loans as of such Payment Date and any scheduled amounts due under any Secured Hedging Documents as of such Payment Date.

(h)           Payment Instructions.  All payments in Sections 7.11(d) and (e) shall be paid through amounts on deposit in the Collection Account and effected by the Administrative Agent providing the Collateral Agent or, if a standing instruction has been issued by the Collateral Agent pursuant to this clause (h) below or so long as the Administrative Agent and the Collateral Agent are the same Person, the applicable Deposit Bank, notice of the amounts to be disbursed from the Collection Account. The Collateral Agent agrees to take such action requested by the Administrative Agent (including providing for a standing instruction to the applicable Deposit Bank authorizing the Administrative Agent, as sub-agent for the Collateral Agent, to direct the disbursement of funds) to allow for payments to be made in accordance with the terms thereof.  With respect to amounts on deposit in the Lockbox Account, the Collateral Agent agrees to take such action requested by the Administrative Agent (including providing for a standing instruction to the applicable Deposit Bank) to cause the applicable Deposit Bank to transfer such amounts to the Collection Account in accordance with Section 7.11(b).

(i)           Operating Account Insufficiency.  Provided that (i) no Event of Default has occurred and is continuing, and (ii) the Administrative Agent received the Management Report delivered pursuant to Section 6.1(a), then on any date other than a Monthly Application Date or Quarterly Application Date on which amounts credited to the Operating Account will be insufficient to pay all amounts to be paid pursuant to Section 7.11(d)(i) or 7.11(e)(i) above, prior to the next Monthly Application Date or Quarterly Application Date, as the case may be, the Borrower may provide the Administrative Agent with notice of the amounts and the proposed use of such amounts (with a description in reasonable detail of such use and related amounts) needed to cure such insufficiency.  Upon receipt of any such notice and confirmation by the Administrative Agent of such insufficiency, the Administrative Agent shall direct the Collateral Agent to transfer, within two (2) Business Days, the amount set forth in such notice to the Operating Account.

(j)           No Agent Liability.  Neither the Administrative Agent nor the Collateral Agent shall have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account.  From time to time after funds are deposited in any Cash Collateral Account, the Collateral Agent may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with this Agreement.  No Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all Commitments and the payment in full of all Obligations.

Section 7.12.   Required Hedging.  The Borrower shall, within 30 days after the Closing Date (or such later date as the Administrative Agent may agree), enter into and thereafter maintain Interest Rate Contracts with a Secured Hedging Counterparty to provide protection against fluctuation of interest rates until at least the third anniversary of the Closing Date in a notional principal amount that equals at least 66.67% of the aggregate principal amount of the Term Loans outstanding at such time and taking into account the scheduled amortization thereof during the applicable period and at a fixed rate or a capped per annum eurodollar rate, in each case, not more than 1.00% higher than the Eurodollar Base Rate (based on an Interest Period of one month) or on such other terms satisfactory to the Administrative Agent to protect the Borrower against increases in the Eurodollar Rate or the Base Rate, as the case may be, as such rates would reasonably impact the Term Loans.

Section 7.13.   Corporate Separateness.  Each Group Member shall take, or refrain from taking, as the case may be, all actions, including, but not limited to the following, that are necessary or advisable to be taken or not to be taken in order to ensure that its existence shall be maintained and respected separate and apart from that of any other Person:

(a)           Each Group Member shall maintain its own deposit, securities or other account or accounts, separate from those of any Affiliate, with commercial banking institutions or broker-dealers.  Each Group Member shall ensure that its funds will not be diverted to any other Person or for other than corporate uses of such Group Member, as the case may be, and such funds will not be commingled with the funds of any other Person.

(b)           To the extent that it shares the same officers or other employees as any of its Affiliates, each Group Member shall ensure that the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, to the extent practicable, on the basis of such entity’s actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entity’s fair share of the salary and benefit costs associated with all such common officers and employees.

(c)           To the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, each Group Member shall ensure that the costs incurred in so doing shall be allocated fairly among such entities, to the extent practicable, on the basis of such entities’ actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities’ fair share of such costs.  To the extent that any Group Member contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided on the basis of such entities’ actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities’ fair share of such costs.  All material transactions between or among a Group Member and any of its respective Affiliates, whether currently existing or hereafter entered into, shall be only on an arm’s-length basis.

(d)           Each Group Member shall maintain a principal executive office at a separate address from the address of each of its Affiliates (other than any Group Member or its respective Subsidiaries); provided that reasonably segregated offices in the same building shall constitute separate addresses for purposes of this clause (d) so long as such office space is leased or subleased to any Group Member under a separate written agreement between such Group Member and such Affiliate on arm’s-length terms.  To the extent that any Group Member or any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(e)           Each Group Member shall maintain and issue separate financial statements prepared not less frequently than annually and prepared in accordance with GAAP.

(f)           Each Group Member shall conduct its affairs in its own name and strictly in accordance with its Constituent Documents and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, holding all regular and special officers’ and directors’ meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(g)           None of the Group Members shall, nor shall they permit any of their respective Subsidiaries to, assume or guarantee any of the liabilities of any Affiliate except as expressly permitted herein.

(h)           Each Group Member shall have stationery and other business forms separate and distinct from that of any other Person.

(i)           Each Group Member shall cause its assets to be maintained in a manner that facilitates their identification and segregation from those of any other Person.

(j)           At all times thereafter, the board of directors of the Borrower shall have at least 1 director who is not an officer, director, employee, material shareholder or material supplier of any Affiliate of the Borrower (other than any Loan Party) and whose vote is required in order for the Borrower to file a voluntary petition for bankruptcy or to commence any other event that would constitute an Event of Default under Section 9.1(e).

Section 7.14.   Digital Cinema Deployment Agreements.  No Group Member shall, on or after the Closing Date, enter into any Digital Cinema Deployment Agreement other than such Digital Cinema Deployment Agreements that are in form and substance reasonably acceptable to the Administrative Agent.  The Borrower shall cause each Distributor party to a Digital Cinema Deployment Agreement entered into on or after the Closing Date to (a) consent to the assignment of such Digital Cinema Deployment Agreement in favor of the Collateral Agent, (b) confirm that the Lenders are acceptable financing sources and (c) acknowledge the security interests granted by the Group Members to the Collateral Agent and the Lenders.

Section 7.15.   Exhibitor Agreements.  No Group Member shall, after the Closing Date, enter into any Exhibitor Agreement, other than such Exhibitor Agreements that are in form and substance, and with Approved Exhibitors and for such locations, in each case that are reasonably satisfactory to the Administrative Agent.

Section 7.16.   DCI Spec Compliance.  The Group Members shall deploy or redeploy only Digital Systems that are compliant with the Digital Cinema System Specification V1.1 issued April 12, 2007 by Digital Cinema Initiatives, LLC, as amended from time to time, issued by Digital Cinema Initiatives, or any updated specifications required by any Digital Cinema Deployment Agreement, in each case, unless such compliance has been waived in writing by a Distributor and such waiver has been provided to the Administrative Agent.

Section 7.17.   Certificates of Insurance.  To the extent not previously delivered to the Collateral Agent, the Borrower shall deliver, or cause to be delivered by the applicable Approved Exhibitor, on or before 30 days after the Closing Date (or such later date as the Administrative Agent may agree in writing so long as such later date is not more than 60 days after the Closing Date) certificates of insurance in respect of any Digital System installed prior to or after the Closing Date, in each case, in form and substance satisfactory to the Collateral Agent, demonstrating that the insurance policies required by Section 7.5 in respect of such Digital System are in full force and effect and have all the terms required by Section 7.5.

Section 7.18.   Management Services Agreement.  The Borrower acknowledges and agrees that pursuant to the Management Services Agreement it has appointed the Administrative Agent and the Collateral Agent each to serve as its representatives and agents to, subject to the terms thereof, take actions, make decisions, and grant consents or approvals thereunder on behalf of the Borrower.  The Borrower shall cooperate with the Administrative Agent and the Collateral Agent with respect to any exercise by either of them of any such right or power, and shall not impede or obstruct the Administrative Agent or the Collateral Agent (or any sub-agent of either of them) in the event any such right or power is exercised.  Except as may otherwise be agreed by the Administrative Agent and the Collateral Agent, the Borrower shall obtain the consent or approval of the Administrative Agent and the Collateral Agent prior to making any election or taking any action under the Management Services Agreement which requires the agreement, approval, or consent of the Administrative Agent and the Collateral Agent.

ARTICLE VIII.
NEGATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Group Member) agrees with the Lenders and the Agents to each of the following, as long as any Obligation remains outstanding:

Section 8.1.   Indebtedness.  No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)           the Obligations;

(b)           Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing thereof;

(c)           Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing thereof; provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $250,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

(d)           intercompany loans made by a Group Member to any other Group Member so long as such loans constitute Permitted Investments of such Group Member;

(e)           Guaranty Obligations of any Group Member with respect to Permitted Indebtedness of any other Group Member (other than Indebtedness permitted hereunder in reliance upon clause (b) above, for which Guaranty Obligations may be permitted to the extent set forth in such clause);

(f)           to the extent constituting Indebtedness, endorsements for collection or deposit; and

(g)           unsecured Indebtedness not otherwise permitted hereby in an aggregate principal amount not to exceed $250,000 at any time outstanding and which has no cash pay interest.

Section 8.2.   Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)           Liens created pursuant to any Loan Document;

(b)           With respect to each Group Member, Customary Permitted Liens;

(c)           Liens existing on the date hereof and set forth on Schedule 8.2;

(d)           Liens on the property of any Group Member securing Indebtedness (whether directly or through a Permitted Refinancing) permitted under Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness (whether directly or through a Permitted Refinancing) and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness (whether directly or through a Permitted Refinancing); and

(e)           Liens arising by operation of applicable Requirements of Law as a result of the non-payment of lawful claims; provided, that such Liens do not encumber property that, individually or in the aggregate, has a value greater than or equal to $250,000.

Section 8.3.   Investments.  No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a)           Investments existing on the date hereof and set forth on Schedule 8.3;

(b)           Investments in cash and Cash Equivalents maintained in Cash Collateral Accounts;

(c)           (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of past due receivables; and

(d)           Investments by any Group Member in any other Group Member.

Section 8.4.   Asset Sales; Stock Issuances.  No Group Member shall Sell any of its property (other than cash) or issue any shares of its own Stock, except for the following:

(a)           In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents, inventory or property that has become obsolete or worn out, (ii) non-exclusive licenses of Intellectual Property and (iii) exchanges of Digital Systems, or components thereof, in connection with system upgrades;

(b)           a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction;

(c)           (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment and (ii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5;

(d)           (i) any Sale or issuance by the Borrower of its own Stock to Christie, provided, that it shall be a condition to the Sale or issuance of such Stock that such Stock be pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations and (ii) any Sale or issuance by any Subsidiary of the Borrower of its own Stock to any Group Member, provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Sale or issuance;

(e)           any Sale of Installed Digital Systems to an Approved Exhibitor in connection with the exercise by such Approved Exhibitor of its buyout option under the applicable Exhibitor Agreement; provided, however, that the aggregate number of Installed Digital Systems sold pursuant to this clause (e) shall not exceed 10% of the aggregate number of Installed Digital Systems as of the date of such Sale.

Section 8.5.   Restricted Payments.  No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           Restricted Payments by any Group Member to any other Group Member;

(b)           dividends declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member;

(c)           the Restricted Payment made in accordance with Section 7.9 of this Agreement in an amount not to exceed $44,952,494.01.

Section 8.6.   Prepayment of Indebtedness.  No Group Member shall (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (b) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (c) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, in accordance with and to the extent permitted by the Loan Documents, do each of the following:

(i)           (A) prepay the Obligations or (B) consummate a Permitted Refinancing;

(ii)           so long as no Event of Default has occurred and is continuing, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) any Indebtedness permitted under Section 8.1(d) and owing to any other Group Member; and

(iii)           make regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower).

Section 8.7.   Fundamental Changes.  No Group Member shall (a) merge, consolidate or amalgamate with any other Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any other Person or (c) acquire all or substantially all of the assets of any other Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any other Person, in each case except for the following:  (i) the merger, consolidation or amalgamation of any Group Member (other than the Borrower) into any other Group Member and (ii) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person, (B) in the case of any merger, consolidation or amalgamation involving any Group Member (other than the Borrower), a Group Member shall be the surviving Person and (C) prior to or contemporaneously with the consummation of any action permitted under this Section 8.7, all actions required to maintain the perfection of the Liens of the Collateral Agent on the Stock or property of such Group Member shall have been made.

Section 8.8.   Change in Nature of Business.  No Group Member shall carry on any business, operations or activities (whether directly, through a joint venture, or otherwise) substantially different from those carried on by the Group Members at the date hereof and business, operations and activities reasonably related thereto.

Section 8.9.   Transactions with Affiliates.  No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions between or among the Group Members, (b) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Group Member, (c) Restricted Payments permitted under Section 8.5, (d) transactions evidenced by the Management Services Agreement (including the payment of any Servicing Fees and Incentive Servicing Fees to the extent permitted hereunder) and (e) reasonable director compensation to directors of any Group Member to the extent such compensation is reflected in the Budget most recently delivered to the Administrative Agent.

Section 8.10.   Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.  No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or be responsible for any Contractual Obligation limiting the ability of (a) any Group Member (other than the Borrower) to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any other Group Member or (b) any Group Member to incur or suffer to exist any Lien upon its property, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted under Section 8.1(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

Section 8.11.   Modification of Certain Documents.  No Group Member shall waive or otherwise modify any term (or permit or consent to the waiver or modification of any term) of, or otherwise consent to any departure from any requirement of (a) any Digital Cinema Deployment Agreement, (b) any Exhibitor Agreement, (c) any Intercompany Agreement, (d) the Management Services Agreement, (e) the Back-Up Servicer Agreement or (f) its Constituent Documents, except, in each case, without not less than five (5) Business Days’ notice to the Administrative Agent (or such shorter notice period acceptable to the Administrative Agent in its sole discretion).  No Group Member shall waive or otherwise modify in any material respect any term (or permit or consent to the material waiver or modification of any term) of, or otherwise consent to any departure in any material respect from any requirement of (i) any Digital Cinema Deployment Agreement, (ii) any Exhibitor Agreement, (iii) any Intercompany Agreement, (iv) the Management Services Agreement, (v) the Back-Up Servicer Agreement or (vi) its Constituent Documents, in each case, without the prior written consent of the Administrative Agent.

Section 8.12.   Accounting Changes; Fiscal Year.  No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13.   Margin Regulations.  No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14.   Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 8.15.   Hazardous Materials.  Other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no Group Member shall cause or suffer to exist (a) the disposal, transportation, sale, reuse, recycle or Release of any Hazardous Materials from Digital Systems in violation of Environmental Laws or (b) the Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member).

Section 8.16.   Capital Expenditures.  No Group Member shall incur, or permit to be incurred, Capital Expenditures (to the extent not the responsibility of Cinedigm under the Management Services Agreement) to exceed $50,000 in any Fiscal Year (the “Capital Expenditure Allowance”); provided, that if any amount of the Capital Expenditure Allowance is not used a Fiscal Year, the Capital Expenditure Allowance for the Fiscal Year immediately following such Fiscal Year shall be increased by such unused amount.

Section 8.17.   No Foreign Subsidiaries.  No Group Member shall create or have any Foreign Subsidiaries or any interest in any foreign joint ventures.

Section 8.18.   Bank Accounts.  Other than the Cash Management Accounts, no Group Member shall create, owns or otherwise have an interest (whether ownership interest, an interest in deposited funds or otherwise) in any deposit or other bank account (including any securities account or any zero balance, payroll, withholding or other fiduciary account).

ARTICLE IX.

EVENTS OF DEFAULT

Section 9.1.   Events of Default.  Each of the following shall be an Event of Default:

(a)           the Borrower shall fail to pay (i) any principal of any Term Loan when the same becomes due and payable, (ii) any interest on any Term Loan and such non-payment continues for a period of three Business Days after the due date therefor or (iii) any fee under any Loan Document or any other Obligation (other than those set forth in clauses (i) and (ii) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(b)           any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made; or

(c)           any Loan Party or any Affiliate of a Loan Party shall fail to comply with (i) any provision of Article V, Sections 6.2(a)(i), 7.1, 7.9, 7.10, 7.11, 7.13, 7.16, 7.18 or Article VIII or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders, provided, that, with respect to any non-compliance with Section 6.1, the Borrower shall only be allowed one 30-day grace period in any 12-month period and four 30-day grace periods during the term of this Agreement; or

(d)           (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $250,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled payment or required prepayment), prior to the stated maturity thereof; or

(e)           (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)           one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $250,000 or (B) otherwise, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)           except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or the Collateral Agent, as applicable, or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against any Loan Party party thereto or (ii) any

Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred; or

(h)           there shall occur any Change of Control; or

(i)           (i) any Material Digital Cinema Deployment Agreement shall cease to be valid, binding or enforceable in accordance with its terms (other than pursuant to a merger or acquisition of a Distributor party to such Material Digital Cinema Deployment Agreement with or by another Distributor party to a Material Digital Cinema Deployment Agreement) and within 90 days thereafter, the Borrower shall not have delivered to the Administrative Agent written evidence of the reinstatement of such Material Digital Cinema Deployment Agreement as a valid, binding and enforceable agreement, (ii) any of Holdings or any Group Member or its assignor shall be in breach of any Material Digital Cinema Deployment Agreement and the effect of such breach is to permit the termination of such Material Digital Cinema Deployment Agreement and within 90 days of such breach the Borrower has not delivered to the Administrative Agent written evidence of cure or waiver of such breach by the applicable Distributor, or (iii) any Distributor shall be in breach of a Material Digital Cinema Deployment Agreement, and the effect of such breach is to permit the termination of such Material Digital Cinema Deployment Agreement, and within 90 days of such breach, the Borrower has not delivered to the Administrative Agent written evidence of the cure of such breach by such Distributor; provided that each 90-day period described above shall be extended for up to an additional 90 days (or such longer period solely to the extent that resolution of the applicable event or breach described in clauses (i), (ii) or (iii) above is stayed due to ongoing litigation or similar proceedings) if (x) such applicable event or breach is reasonably capable of cure and (y) the Administrative Servicer is diligently pursuing such cure; or

(j)           (i) any Material Exhibitor Agreement shall cease to be valid, binding or enforceable in accordance with its terms (other than pursuant to a merger or acquisition of an Exhibitor party to such Material Exhibitor Agreement with or by another Exhibitor party to an Exhibitor Agreement) or shall be terminated and, within 90 days thereafter, the Borrower shall not have delivered to the Administrative Agent written evidence of either (A) the reinstatement of such Material Exhibitor Agreement as a valid, binding and enforceable agreement or (B) the redeployment of the Installed Digital Systems covered by such Material Exhibitor Agreement with Approved Exhibitors, (ii) Holdings or its assignee shall be in breach of any Material Exhibitor Agreement and the effect of such breach is to permit the termination of such Material Exhibitor Agreement, and within 90 days of such breach, the Borrower has not delivered to the Administrative Agent written evidence of cure of such breach by Holdings or waiver of such breach by the applicable Exhibitor, or (iii) any Exhibitor shall be in breach of a Material Exhibitor Agreement, and the effect of such breach is to permit the termination of such Material Exhibitor Agreement, and within 90 days of such breach, the Borrower has not delivered to the Administrative Agent written evidence of either (A) cure of such breach by such Exhibitor or (B) the redeployment of the Installed Digital Systems covered by such Material Exhibitor Agreement with Approved Exhibitors; provided that each 90-day period described above shall be extended for up to an additional 90 days (or such longer period solely to the extent that resolution of the applicable event or breach described in clauses (i), (ii) or (iii) above is stayed due to ongoing litigation or similar proceedings) if (x) such applicable event or breach is reasonably capable of cure and (y) the Administrative Servicer is diligently pursuing such cure; or;

(k)           (i)  any Intercompany Agreement set forth on Schedule 9.1(k) shall cease to be valid, binding or enforceable in accordance with its terms and within 120 days thereafter such agreement is not replaced with a new agreement satisfactory to the Administrative Agent or (ii) any Group Member shall be in breach of any of the same and the effect of such breach is to permit the termination of such agreement, and within 180 days thereafter such breach is not cured; or

(l)           the occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject a Group Member to liability in excess of $250,000.

Section 9.2.   Remedies.  (a) General.  During the continuance of any Event of Default, (a) the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower, declare immediately due and payable all or part of any Obligation (including the Term Loans and any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties) and (b) the Administrative Agent and the Collateral Agent, as applicable, may and, at the request of the Required Lenders, shall, exercise any other right or remedy provided under any Loan Document or by any applicable Requirement of Law; provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e), (all Obligations (including in each case all Term Loans and any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party)

(b)           Actions with respect to Management Services Agreement.  During the continuance of any Event of Default, the Collateral Agent may, and, at the request of the Required Lenders, shall exercise any and all rights of the Borrower under the Management Services Agreement and the Back-Up Servicer Agreement including the right to replace the “Manager” defined in the Management Services Agreement or terminate the Management Services Agreement or take any other action under the Management Services Agreement and the Back-Up Servicer Agreement that would otherwise be able to be taken by the Borrower as “Owner” thereunder.

Section 9.3.   Option to Purchase Obligations. (a) Without prejudice to the enforcement of remedies by the Collateral Agent on behalf of the Secured Parties, an Affiliate of the Borrower (the “Affiliate Purchaser”) shall have the right (but not the obligation) to purchase by way of assignment (and shall thereby also assume all commitments and duties of the Secured Parties), at any time during the exercise period described in clause (c) below of this Section 9.3, all, but not less than all, of the Obligations (other than Obligations of a Defaulting Creditor (as defined below)), including all principal of and interest and fees on and all prepayment or acceleration penalties and premiums in respect of all Obligations, outstanding at the time of purchase; provided that at the time of (and as a condition to) any purchase pursuant to this Section 9.3, all commitments (if any) pursuant to this Agreement shall have terminated and all Secured Hedging Documents shall also have been terminated in accordance with their terms. Any purchase pursuant to this Section 9.3(a) shall be made as follows:

(i)           for a purchase price equal to the sum of (A) in the case of the Term Loans, 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase, (B) in the case of any Secured Hedging Document, the aggregate amount then owing to each Secured Hedging Counterparty thereunder pursuant to the terms of the respective Secured Hedging Document, including without limitation all amounts owing to such Secured Hedging Counterparty as a result of the termination (or early termination) thereof plus (C) all unpaid fees, expenses, indemnities and other amounts which are then due and payable to the Secured Parties, pursuant to the terms of the Loan Documents and/or the Secured Hedging Documents;

(ii)           the purchase price described in preceding clause (a)(i) shall be payable in cash on the date of purchase by the Affiliate Purchaser (without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any Obligation or as to any other matter whatsoever, except the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by this Agreement, in which case the purchase price described in preceding clause (a)(i) shall be appropriately adjusted so that the Affiliate Purchaser does not pay amounts represented by any participation interest which remains in effect), and has the right to convey, whatever claims and interests it may have in respect of the Obligations);

(iii)           the payment of the purchase price described in preceding clause (a)(i) shall be accompanied by a waiver of any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims (including without limitation crossclaims, counterclaims and rights of set-off and recoupment) and demands whatsoever, whether known or unknown, whether now existing or hereafter arising, whether asserted or unasserted, in contract, tort, law or equity which the Affiliate Purchaser (on behalf of itself and its successors and assigns) has or may have against any of the Secured Parties or their respective subsidiaries, parents, affiliates, officers, directors, employees, agents, attorneys, partners, successors and assigns, both present and former (collectively, the “Creditor Affiliates”) by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring prior to the date of such purchase;

(iv)           the payment of all amounts payable to the Secured Parties in respect of the assignments described above shall be distributed to them by the Administrative Agent in accordance with their respective holdings of the Obligations; and

(v)           such purchase shall be made pursuant to assignment documentation in form and substance reasonably satisfactory to, and prepared by counsel for, the Administrative Agent (with the cost of such counsel to be paid by the Affiliate Purchaser); it being understood and agreed that the Administrative Agent and each other Secured Party shall retain all rights to indemnification as provided in the relevant Loan Documents pursuant to the provisions of this Section 9.3.

(b)           The right to exercise the purchase option described in Section 9.3(a) above shall be exercisable and legally enforceable upon at least seven (7) Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the Affiliate Purchaser) given to the Administrative Agent and the Borrower by the Affiliate Purchaser.  Neither the Administrative Agent nor any other Secured Party shall have any disclosure obligation to the Affiliate Purchaser in connection with any exercise of such purchase option.

(c)           The right to purchase the Obligations as described in this Section 9.3 may be exercised (by giving the irrevocable written notice described in preceding clause (b)) during the period that (1) begins on the date that is five (5) Business Days after the first to occur of (x) the date of the acceleration of the final maturity of the Term Loans, (y) the occurrence of the Maturity Date or (z) the occurrence of an Insolvency or Liquidation Proceeding with respect to a Loan Party which constitutes an Event of Default (in each case, so long as the acceleration, failure to pay amounts due on the Maturity Date or such Insolvency or Liquidation Proceeding constituting an Event of Default has not been rescinded or cured within such five (5) Business Day period, and so long as any unpaid amounts constituting Obligations remain owing); provided that if there is any failure to meet the condition described in the proviso of preceding clause (a) hereof, the aforementioned date shall be extended until the first date upon which such condition is satisfied, and (2) ends on the 20th Business Day after the start of the period described in clause (1) above (it being understood and agreed that the delivery of any notice of exercise pursuant to Section 9.3(b) above within such 20 Business Day period shall constitute an exercise of the option and that the Affiliate Purchaser shall have a reasonable period of time beyond the 20 Business Day period described in this clause (2) to execute and deliver documentation affecting such option exercise).

(d)           The obligations of the Secured Parties to sell their respective Obligations under this Section 9.3 are several and not joint and several. To the extent any Secured Party (a “Defaulting Creditor”) breaches its obligation to sell its Obligations under this Section 9.3, nothing in this Section 9.3 shall be deemed to require the Administrative Agent or any other Secured Party to purchase such Defaulting Creditor’s Obligations for resale to the Affiliate Purchaser and in all cases, the Administrative Agent and each Secured Party complying with the terms of this Section 9.3 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor; provided that nothing in this clause (d) shall require the Affiliate Purchaser to purchase less than all of the Obligations.

(e)           Each Loan Party, the Administrative Agent and each Lender  irrevocably consent to any assignment effected to the Affiliate Purchaser in accordance with this Section 9.3 for purposes of all Loan Documents and hereby agree that no further consent from such Loan Party, the Administrative Agent or Lender is required, notwithstanding the provisions contained in Section 11.2 hereof to the contrary. Each Loan Party, the Administrative Agent and each Lender further hereby irrevocably consent to the further assignment by the Affiliate Purchaser to a lender or purchaser of senior notes of such Affiliate Purchaser or a lender to any Loan Party and hereby agree that no further consent from such Loan Party, the Administrative Agent or Lender is required, notwithstanding the provisions contained in Section 11.2 hereof to the contrary.

ARTICLE X.
THE AGENTS

Section 10.1.   Appointment and Authorization of the Agents.  (a)  Appointment and Duties of Administrative Agent.  Each of the Lenders hereby irrevocably appoints SG (and any successors pursuant to Section 10.11) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and each of the Lenders authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           [Reserved].

(c)           [Reserved].

(d)           Appointment and Duties of Collateral Agent.  Each Lender hereby appoints SG (together with any successor Collateral Agent pursuant to Section 10.10) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) execute and deliver the Loan Documents to which it is a party and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Loan Documents, (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise (vii) execute any amendment, consent or waiver under the Loan Documents to which the Collateral Agent is a party on behalf of any Lender that has consented in writing to such amendment, consent or waiver, and (viii) exercise such powers as are reasonably incidental thereto; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(e)           Limited Duties.  Under the Loan Documents, the Agents (i) are acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.11(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “ Administrative Agent”, “Collateral Agent” or the terms “agent,” “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent or the Collateral Agent, which terms are used for title purposes only, (ii) are not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.  None of the Persons identified on the facing page of this Agreement as a “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons that are also Lenders, those obligations applicable to Lenders.

Section 10.2.   Binding Effect.  Each Lender agrees that (i) any action taken by any Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by such Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by such Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3.   Use of Discretion.  (a)  No Action without Instructions.  No Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)           Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, no Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4.   Delegation of Rights and Duties.  Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article X to the extent provided by such Agent.

Section 10.5.   Reliance and Liability.  (a)  Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.11, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of the Agents or any of their Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, no Agent:

(i)           shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii)           shall be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)           makes any warranty or representation, or shall be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and

(iv)           shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default or shall be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any

Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case such Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against such Agent based thereon.

Section 10.6.   Agents Individually.  Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as such Agent and may receive separate fees and other payments therefor.  To the extent an Agent or any of its Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.

Section 10.7.   Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon any Agent or any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by such Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by a specific Agent to the Lenders, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of such Agent or any of its Related Persons.

Section 10.8.   Expenses; Indemnities.  (a)  Each Lender agrees to reimburse each Agent and each of their respective Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees to indemnify each Agent and each of their respective Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to such Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 10.9.   No Other Duties. Anything herein to the contrary notwithstanding, the Syndication Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder.

Section 10.10.   Resignation of Collateral Agent.  (a)  The Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is 30 days after such notice is given.  If the Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent.  If, within 30 days after the retiring Collateral Agent having given notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)           Effective immediately upon its resignation and the assignment of Liens in favor of the successor Collateral Agent or otherwise for the benefit of the Secured Parties, (i) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the rights and duties of the Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (iii) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights and Liens as Collateral Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Collateral Agent and the assignment of Liens from the retiring Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

Section 10.11.   Resignation of Administrative Agent.  (a)  The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is 30 days after such notice is given.  If the Administrative Agent delivers any such notice, then the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)           Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, and if applicable under clause (a) above, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

Section 10.12.   Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs the Collateral Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Subsidiary of the Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 7.10; and

(b)           any Lien held by the Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) payment and satisfaction in full of all Term Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (B) deposit of cash collateral with respect to all contingent Obligations (including Secured Hedging Obligations), in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (C) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.

For the avoidance of doubt, the application of funds from the Collection Account in accordance with Section 7.11 and, upon consent of the Administrative Agent, use of the Debt Service Reserve Account to make payments of principal and interest do not constitute a release of Collateral and no Lender consent shall be required therefor.

Each Lender hereby directs the Collateral Agent, and the Collateral Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.12.

Section 10.13.   Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Collateral Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Collateral Agent, shall confirm such agreement in a writing in form and substance acceptable to the Collateral Agent) this Article X, Section 11.8, Section 11.9 and Section 11.20 and the decisions and actions of the Collateral Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept and (b) except as set forth herein specifically for such Secured Party, (i) each of the Collateral Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (ii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document

Section 10.14.   Removal of Agents.  Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that a Person serving as an Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.1(c)) may by notice to the Borrower and such Person remove such Person as such Agent (subject to any cure effected in accordance with Section 2.2(d)) and appoint an applicable replacement Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Agent has been appointed).  Each appointment under this Section 10.14 shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

ARTICLE XI.
MISCELLANEOUS

Section 11.1.   Amendments, Waivers, Etc.  (a)  No amendment or waiver of any provision of any Loan Document (other than the Fee Letter and the Control Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (i) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency, by the Administrative Agent, the Borrower and any other Loan Party which is a party to the Loan Document in question, (ii) in the case of granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Collateral Agent, the Borrower and any other Loan Party which is a party to the Loan Document in question, and (iii) in the case of any other amendment, consent or waiver by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), the Borrower and any other Loan Party which is a party to the Loan Document in question; provided, however, that no amendment, consent or waiver described in clauses (i), (ii), or (iii) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)           waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii)           subject such Lender to any additional obligation;

(iii)           reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Term Loan owing to such Lender or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase;

(iv)           waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Term Loan or fee owing to such Lender; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments set forth in Sections 2.5(b) or 2.5(c), or to the application of any payment set forth in Section 2.9(b).

(v)           except as provided in Section 10.12, release all or substantially all of the Collateral, Holdings or Christie from the applicable Pledge Agreement or any Guarantor from its guaranty of any Obligation of the Borrower;

(vi)           reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share” or “Pro Rata Outstandings”;

(vii)           amend Section 2.5(a), Section 2.9(c), Section 2.9(d), Section 10.12, Section 11.9 or this Section 11.1;

and provided, further, that (x) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, any Agent (or otherwise modify any provision of Article X or the application thereof) or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by such Agent or, as the case may be, such SPV in addition to any signature otherwise required and (y) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.9(c).

(b)           Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right

(c)           Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, consents and waivers hereunder and the outstanding Term Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, consent or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment, consent or waiver that would increase or extend the term of such Term Loans of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(d)           No such amendment, waiver or consent with respect to this Agreement or any other Loan Document shall (i) alter the ratable treatment of the Secured Hedging Obligations in right of payment to principal on the Term Loans or (ii) result in the Secured Hedging Obligations becoming unsecured, in each case, in a manner adverse to such Secured Hedging Counterparty unless such amendment waiver or consent has been consented to in writing by (A) in the case of a Hedging Arrangement between the Borrower and a Secured Hedging Counterparty provided or arranged by a Lender or an Affiliate of a Lender, (1) such Lender or Affiliate (but only if such Lender is a “Lender” as of the date of such amendment, waiver or consent) or (2) if such Lender is not a “Lender” as of such date, the affected Secured Hedging Counterparty party thereto and (B) in the case of all other Hedging Arrangements evidencing Secured Hedging Obligations, the affected Secured Hedging Counterparty party thereto.

(e)           Anything herein to the contrary notwithstanding, neither Cinedigm nor any Affiliate thereof that purchases Term Loans pursuant to Section 11.2(g) below will be entitled to vote in respect of amendments, consents and waivers hereunder and Term Loans purchased by Cinedigm or such Affiliate that remain outstanding will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, consent or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for so long such Term Loans remain outstanding); provided, that any amendment, consent or waiver that would increase or extend the term of such Term Loans purchased pursuant to Section 11.2(g), extend the date fixed for the payment of principal owing to such purchaser hereunder, reduce the principal amount of any obligation owing to such purchaser, or alter the terms of this proviso, will require the consent of such purchaser.

Section 11.2.   Assignments and Participations; Binding Effect.  (a)  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower (except for Article X), each Agent and each Lender and, to the extent provided in Section 10.13, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 9.3, 10.9, 10.10 and 10.11), none of the Loan Parties, the Lenders or the Agents shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to Term Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any Eligible Assignee consented to in writing by the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the Borrower (which consent shall not be unreasonably withheld or delayed, and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof) unless an Event of Default has occurred and is continuing, in which case, no such consent is required; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans subject to any such Sale shall be an integral multiple of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates’ and Approved Funds’) entire interest in the Term Loans or is made with the prior written consent of the Borrower and the Administrative Agent.

(c)           Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.14(f) and payment by the assignee of an assignment fee in the amount of $3,500; provided, that, (i) no assignment fee shall be due and payable with respect to assignments (x) between Lenders and their respective Affiliates or Approved Funds or (y) involving either of the Agents and/or the Syndication Agent, as applicable, and (ii) in the case of multiple assignments occurring on the same Business Day to any permitted assignee referenced in clause (b) above and its respective Affiliates or Approved Funds, only one assignment fee shall be due and payable.  Upon receipt of all the foregoing, and conditioned upon such receipt, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Effectiveness.  Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Term Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 and Section 11.9 to the extent provided in Section 10.13).

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)           Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Term Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Term Loans pursuant thereto shall satisfy the obligation of such Lender to make such Term Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans; provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Term Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.12 and 2.13, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.14(f) to the selling Lender and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Term Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, (iii) the selling Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Term Loans are in “registered form” for tax purposes and (iv) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.12 to release all or substantially all of the Collateral).  No party hereto shall institute (and the Borrower shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the payment in full of the Obligations.

(g)           Permitted Term Loan Purchases.  Notwithstanding anything to the contrary in this Section 11.2, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Cinedigm, any Affiliate of Cinedigm (other than a Group Member), or any other holder of Stock or Stock Equivalents of Cinedigm or any Affiliate of Cinedigm which Stock constitutes (or, in the case of Stock Equivalents, would constitute if exercised) 5% or more of the Voting Stock of Cinedigm or such Affiliate (each of the foregoing, a “Related Purchaser”), may purchase outstanding Term Loans on the following basis:

(i)           at any time prior to the Maturity Date, any Related Purchaser may purchase all or any portion of the Term Loans of one or more Lenders pursuant to a Term Loan Purchase Assignment between such Related Purchaser and such Lender; provided that (A) after giving effect to all Term Loans previously purchased by Related Purchasers in accordance with this Section 11.2(g), Related Purchasers may not purchase in the aggregate more than 5% of the aggregate outstanding amount of the Term Loans outstanding as of any date of purchase and (B) the aggregate outstanding principal amount (determined as of the effective date of the applicable Term Loan Purchase Assignment) of the Term Loans so purchased shall be an integral multiple of $1,000,000, unless such purchase is of the assignor’s (together with its Affiliates’ and Approved Funds’) entire interest in the Term Loan;

(ii)           reasonably promptly after such Related Purchaser has purchased any Term Loans, the Borrower shall notify the Administrative Agent and the Lenders of the aggregate principal amount of the Term Loans so purchased and provide an executed copy of the Term Loan Purchase Assignment evidencing such purchase to the Administrative Agent as soon as practicable upon execution thereof;

(iii)           with respect to all purchases made by Related Purchasers, (A) the Borrower shall pay all accrued and unpaid interest (if any) on the purchased Term Loans to the date of such purchase of such Term Loans, (B) such purchases shall not be deemed to be voluntary prepayments by the Borrower pursuant to Section 2.4 or otherwise; (C) no such purchases (or subsequent cancellations) shall change the scheduled amortization required by Section 2.3, except to reduce the amount outstanding and due and payable on the Maturity Date (and such reduction, for avoidance of doubt, shall only apply, on a non-pro rata basis, to the Term Loans purchased by Related Purchasers and deemed cancelled pursuant to clause (iv) below; and (D) except for the sole purpose of receiving interest and principal payments as set forth below in clause (iv)(B) below, no Related Purchaser shall be deemed to be a “Lender” for purposes of this Agreement or any other Loan Document;

(iv)           contemporaneously with a purchase by such Related Purchaser pursuant to this Section 11.2(g) and at such Related Purchaser’s option, (A) any Term Loans so purchased may be deemed cancelled for all purposes and no longer outstanding (and may not be resold or reassigned by such Related Purchaser), for all purposes of this Agreement and the other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, amendment, consent or waiver under this Agreement or any other Loan Document, (3) the providing of any rights to such Related Purchaser as a Lender under this Agreement or any other Loan Document, or (4) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document or (B) any Term Loans so purchased may remain outstanding and such Related Purchaser may receive any interest and principal payments payable on such Term Loans in accordance with the terms hereof.  Prior or contemporaneously with any purchase of Term Loans, such Related Purchaser shall notify the Administrative Agent whether the Term Loans to be purchased will be cancelled or remain outstanding in accordance with clauses (A) or (B) above; and

(v)           effective upon the entry of such Term Loan Purchase Assignment in the Register, (A) such Related Purchaser shall have the rights and obligations of a Lender solely with respect to the receipt of principal and interest payments on the purchased Term Loans in accordance with the terms hereof and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Term Loan Purchase Assignment, relinquish its rights (except for those surviving the termination of the Term Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of a Term Loan Purchase Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 and Section 11.9 to the extent provided in Section 10.13).

Section 11.3.   Costs and Expenses.  Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agents for all reasonable out-of-pocket costs and expenses incurred by any of them or any of their Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Term Loans by the Administrative Agent in its sole discretion, (b) the Administrative Agent and Collateral Agent for all reasonable costs and expenses incurred by any of them or any of their Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent or the Collateral Agent for its examiners) and (c) each of the Agents, their Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 11.4.   Indemnities.  (a)  The Borrower agrees to indemnify, hold harmless and defend each Agent, each Lender, each Person (other than the Borrower) party to a Secured

Hedging Document and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Term Loan or any securities filing of, or with respect to, any Loan Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Loan Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions and this Agreement or the transactions contemplated hereby, (iii) any actual or prospective investigation, litigation or other proceeding relating to any of the matters described in clause (i) or (ii) of this Section 11.4, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter (to the extent such Indemnitee would otherwise be liable) other than, to the extent such liability has resulted solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 11.5.   Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.13, Section 2.14, Article X, Section 11.3, Section 11.4 or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Term Loan Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6.   Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  The Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7.   Lender-Creditor Relationship.  The relationship between the Lenders and the Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8.   Right of Setoff.  Each of the Administrative Agent, the Collateral Agent, each Lender and each Affiliate (including each branch office thereof) of any of them are hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, the Collateral Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Administrative Agent, the Collateral Agent and each Lender agree promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and the Lenders and their Affiliates and other Secured Parties may have.

Section 11.9.   Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.13, 2.14 and 2.15 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.10.   Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11.   Notices.  (a)  Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to, with respect to any party, the Persons and addresses specified under such party’s name on Schedule II or on the signature page of any applicable Assignment, (ii) except as provided in Section 11.11(b), or in the case of reporting required to be delivered to Moody’s hereunder (which shall be delivered electronically to the address specified in Schedule II), posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) except as provided in Section 11.11(b), posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)           Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile, including E-Fax (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (iv) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent and no notice, demand, request, direction or other communication to any Loan Party pursuant to Section 9.1 shall be effective unless given in accordance with the methods described in clauses (i) through (iv) (other than by E-Fax) of this Section 11.11(b).

Section 11.12.   Electronic Transmissions.  (a)  Authorization.  Subject to the provisions of Section 11.11, each of the Administrative Agent, the Borrower, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  The Borrower and each Secured Party hereby acknowledges and agrees, and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           Signatures.  Subject to the provisions of Section 11.11, (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d)           LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENTS, ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY THE

AGENTS, ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  The Borrower and each Secured Party agree (and the Borrower shall cause each other Loan Party to agree) that neither the Agents nor any Loan Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13.   Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.14.   Jurisdiction.  (a)  Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)           Service of Process.  Each party hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each party hereto specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  Each party hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of the Agents, any Lender or any Loan Party to serve process in any other manner permitted by applicable Requirements of Law or the right of any party hereto to commence legal proceedings or otherwise proceed against any party hereto, any Loan Party or any of the Collateral in any other jurisdiction.

Section 11.15.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING

WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16.   Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17.   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18.   Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Agents or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19.   Use of Name.  The Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to SG or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to SG and without the prior consent of SG except to the extent required to do so under applicable Requirements of Law and then, only after consulting with SG prior thereto.

Section 11.20.   Non-Public Information; Confidentiality.  (a)  Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)           Each Lender and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower’s prior written consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (provided that disclosure in any tombstone or other advertising materials shall be limited to matters previously disclosed in any press release made by or on behalf of a Loan Party or Cinedigm or otherwise consented to in writing by the Borrower), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify the Borrower or any other Loan Party, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Secured Hedging Document or any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21.   USA Patriot Act; OFAC.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, each other Group Member and each shareholder of the Borrower holding 10% or more of the outstanding common shares, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the Department of the Treasury or included in any Executive Order of the President of the United States, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order of the President of the United States relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

Section 11.22.   Amendment and Restatement.

(a)           On the Closing Date, the Existing Facility shall be amended and restated in its entirety by this Agreement, and the Existing Facility shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that except as expressly stated herein or amended or amended and restated, the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Facility.

(b)           On and after the Closing Date, (i) all references to the Existing Facility (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Facility, as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Facility or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Facility, as amended and restated hereby (as it may be further amended, modified or restated).

(c)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CINEDIGM DIGITAL FUNDING I, LLC, as Borrower

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President

Signature Page to Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Administrative Agent, Collateral Agent and Lender

By:	/s/ Richard O. Knowlton
Name:	Richard O. Knowlton
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

NATIXIS, NEW YORK BRANCH, as Syndication Agent and Lender

By:	/s/ Kelvin Cheng
Name:	Kelvin Cheng
Title:	Director

By:	/s/ Alvin Massy
Name:	Alvin Massy
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

SCHEDULE I

TERM LOAN COMMITMENTS

Lender	Commitment Amount	Commitment %
Société Générale, New York Branch	$64,460,497.50	49.6%
Natixis New York Branch	$7,000,000	5.4%
Existing Lenders	$58,539,502.50	45.0%
Total	$172,500,000	100%

SCHEDULE II

ADDRESSES FOR NOTICES

Lender	Address for Notice

Natixis, New York Branch	1251 Avenue of the Americas New York, NY 10020 Attention Gerry Canet Facsimile: 347 402 3021 Telephone: 212 872 5041

Société Générale, New York Branch	1221 Avenue of the Americas New York, NY Attention: Elaine Khalil Facsimile: 212 278 6136 Telephone: 212 278 6852

SCHEDULE 4.2

GOVERNMENTAL PERMITS

None.

SCHEDULE 4.3

OWNERSHIP OF GROUP MEMBERS AND SUBSIDIARIES

Cinedigm Digital Funding I, LLC, (the “Borrower”) is a Delaware limited liability company. Christie/AIX, Inc., a Delaware corporation, is the sole member of the Borrower.  The Borrower has no subsidiaries.

SCHEDULE 4.13

ERISA

None.

SCHEDULE 4.14

ENVIRONMENTAL MATTERS

None.

SCHEDULE 4.16

REAL PROPERTY

None.

SCHEDULE 4.19
AGREEMENTS AND OTHER DOCUMENTS

Exhibitor Agreements

1.            Master License Agreement, dated as of April 11, 2006, by and between Christie/AIX, Inc., as licensor, and ADM Cinema Corporation, a Delaware corporation, as licensee.

2.            Master License Agreement, dated as of October 23, 2005, by and between Christie/AIX, Inc., as licensor, and American Cinemas Group, Inc., a California corporation, as licensee, and as amended by two amendments, both dated September 17, 2007.

3.            Master License Agreement, dated as of December 16, 2005, by and between Christie/AIX, Inc., as licensor, and Carmike Cinemas, Inc., a Delaware corporation, as licensee.

4.            Master License Agreement, dated as of October 17, 2005, by and between Christie/AIX, Inc., as licensor, and CH Canton, LLC d/b/a Emagine Canton, a Michigan limited liability company, as licensee.

5.            Master License Agreement, dated as of October 17, 2005, by and between Christie/AIX, Inc., as licensor, and CH Novi, LLC d/b/a Emagine Novi, a Michigan limited liability company, as licensee.

6.            Master License Agreement, dated as of October 17, 2005, by and between Christie/AIX, Inc., as licensor, and Cinema Hollywood, LLC, a Michigan limited liability company, as licensee.

7.            Master License Agreement, dated as of January 6, 2006 by and between Christie/AIX, Inc., as licensor, and Cinetopia LLC, as licensee.

8.            Master License Agreement, dated as of March 15, 2006, by and between Christie/AIX, Inc., as licensor, and Galaxy Theatres, LLC, a California limited liability company, as licensee, as amended July 3, 2007.

9.            Master License Agreement, dated as of October 23, 2005, by and between Christie/AIX, Inc., as licensor, and Movie Gems, Inc., a California corporation, as licensee,  as amended September 17, 2007, April 30, 2008, and November 30, 2008.

10.         Master License Agreement, dated as of June 30, 2006, by and between Christie/AIX, Inc., as licensor, and Rave Reviews Cinemas, L.L.C., a Delaware limited liability company, as licensee, as amended on April, 2007, September 9, 2008, October 23, 2008, October 5, 2011, and November 15, 2012 and the Side Letter Agreement by and among Rave Cinemas, LLC, Rave Reviews Cinemas, L.L.C., and Cinedigm Digital Funding I, LLC dated as of November 16, 2012.

11.         Master License Agreement, dated as of September 18, 2006, by and between Christie/AIX, Inc., as licensor, and Cinema West, LLC, a California limited liability company, as licensee, as amended November 26, 2008, and the Assignment and Consent by and among Cinema West, LLC,  Sonoma Motion Picture Company, LLC, Christie/AIX, Inc., and Cinedigm Digital Funding I, LLC dated as of May 11, 2012.

12.         Master License Agreement, dated as of February 13, 2007, by and between Christie/AIX, Inc., as licensor, and Loeks Theaters, Inc., a Michigan corporation, as licensee, as amended July 26, 2007.

13.         Master License Agreement, dated as of May 1, 2007, by and between Christie/AIX, Inc., as licensor, and Neighborhood Cinema Corporation, Inc., a Michigan corporation, as licensee.

14.         Master License Agreement, dated as of May 9, 2007, by and between Christie/AIX, Inc., as licensor, and Marquee Cinemas, Inc., a Delaware, as licensee, as amended June 16, 2008 and May 4, 2009.

15.         Master License Agreement, dated as of July 19, 2007, by and between Christie/AIX, Inc., as licensor, and North Park Cinemas Inc., an Indiana corporation, as licensee.

16.         Master License Agreement, dated as of July 26, 2007, by and between Christie/AIX, Inc., as licensor, and Allen Theatres, Inc., a New Mexico corporation, as licensee.

17.         Master License Agreement, dated as of August 2, 2007, by and between Christie/AIX,  Inc., as licensor, and MJR Group LLC, a Michigan limited liability company, as licensee, as amended on the same date.

18.         Master License Agreement, dated as of September 4, 2007, by and among Christie/AIX, Inc., as licensor, Albert Saluan, Guarantor, Atlas Cinema, Inc., an Ohio corporation, Atlas Cinemas Great Lakes Mall, Inc., an Ohio corporation, and Lake Theatre, Inc., as Ohio corporation, collectively, as licensees.

19.         Master License Agreement, dated as of October 3, 2007, by and between Christie/AIX, Inc., as licensor, and Metroplex Theatres, LLC, a California limited liability company, as licensee.

20.         Master License Agreement, dated as of July 5, 2007, by and between Christie/AIX, Inc., as licensor, and Galaxy Carson City, LLC, a Nevada limited liability company, as licensee.

21.         Master License Agreement, dated as of January 14, 2008, by and between Christie/AIX, Inc., as licensor, and Galaxy Gig Harbor, LLC, a Delaware limited liability company, as licensee.

22.         Master License Agreement, dated as of September 25, 2007, by and between Christie/AIX, Inc., as licensor, and Liberty Science Center, a New Jersey non-profit corporation, as licensee.

23.         Master License Agreement, dated as of November 15, 2012, by and between Cinedigm Digital Funding I, LLC, as licensor, and Carmike Cinemas, Inc., a Delaware corporation, as licensee.

24.         Master License Agreement, dated as of December 13, 2012, by and between Cinedigm Digital Funding I, LLC, as licensor, and Start Media/Digiplex, LLC, a Delaware limited liability company as licensee.

Service Agreements

1.           Digital Cinema Service Agreement, dated as of April 11, 2006, by and between ADM Cinema Corporation, a Delaware corporation, and Christie Digital Systems USA, Inc., a California corporation.

2.           Digital Cinema Service Agreement, dated as of October 21, 2005, by and between American Cinemas, Inc. and Christie Digital Systems USA, Inc., a California corporation.

3.           Digital Cinema Service Agreement, dated as of December 16, 2005, by and between Carmike Cinemas, Inc., a Delaware corporation and Christie Digital Systems USA, Inc., a California corporation.

4.           Digital Cinema Service Agreement, dated as of October 17, 2005, by and between CH Canton, LLC d/b/a Emagine Canton, a Michigan limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

5.           Digital Cinema Service Agreement, dated as of October 17, 2005, by and between CH Novi, LLC d/b/a Emagine Novi, a Michigan limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

6.           Digital Cinema Service Agreement, dated as of October 17, 2005, by and between Cinema Hollywood, LLC, a Michigan limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

7.           Digital Cinema Service Agreement, dated as of January 4, 2006, by and between Cinetopia LLC, a Washington limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

8.           Digital Cinema Service Agreement, dated as of March 15, 2006, by and between Galaxy Theatres, LLC, a California limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

9.           Digital Cinema Service Agreement, dated as of October 21, 2005, by and between Movie Gems, Inc. and Christie Digital Systems USA, Inc., a California corporation.

10.           Digital Cinema Service Agreement, dated as of June 30, 2006, by and between Rave Reviews Cinemas, LLC, a Delaware corporation, and Christie Digital Systems USA, Inc., a California corporation.

11.           Digital Cinema Service Agreement, dated as of July 26, 2007, by and between Allen Theatres, Inc., a New Mexico corporation, and Christie Digital Systems USA, Inc., a California corporation.

12.           Digital Cinema Service Agreement, dated as of February 13, 2007, by and between Loeks Theatres, Inc., a Michigan corporation, and Christie Digital Systems USA, Inc., a California corporation.

13.           Digital Cinema Service Agreement, dated as of April 16, 2007, by and between Galaxy Carson City, LLC, a Nevada limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

14.           Digital Cinema Service Agreement, dated as of January 14, 2008, by and between Galaxy Gig Harbor, LLC, a Delaware limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

15.           Digital Cinema Service Agreement, dated as of October 2, 2007, by and between Metroplex Theatres, LLC, a California limited liability company, and Christie Digital Systems USA, Inc., a California corporation.

16.           Digital Cinema Service Agreement, dated as of March 2007, by and between Marquee Cinemas Inc., a Delaware corporation, and Christie Digital Systems USA, Inc., a California corporation.

17.           Digital Cinema Service Agreement, dated August 2, 2007, by and between MJR Group LLC, a Michigan limited liability company doing business as MJR Theatres, and Christie Digital Systems USA, Inc., a California corporation.

18.           Digital Cinema Service Agreement, dated June, 2007, by and between North Park Cinemas Inc., an Indiana corporation, and Christie Digital Systems USA, Inc., a California corporation.

19.           Digital Cinema Service Agreement, dated September 4, 2007, by and between Atlas Cinema, Inc., an Ohio corporation, and Christie Digital Systems USA, Inc., a California corporation.

20.           Digital Cinema Service Agreement, dated September 4, 2007, by and between Atlas Cinemas Great Lakes Mall, Inc., an Ohio corporation, and Christie Digital Systems USA, Inc., a California corporation.

21.           Digital Cinema Service Agreement, dated September 20, 2006, by and between Cinema West LLC, a California LLC, and Christie Digital Systems USA, Inc., a California corporation.

22.           Digital Cinema Service Agreement, dated September 4, 2007, by and between Lake Theatre, Inc., an Ohio corporation, and Christie Digital Systems USA, Inc., a California corporation.

23.           Digital Cinema Service Agreement, dated September 25, 2007, by and between Liberty Science Center, a New Jersey non-profit corporation, and Christie Digital Systems USA, Inc., a California corporation.

24.           Digital Cinema Service Agreement, dated March, 2007, by and between Neighborhood Cinema Corporation, Inc., a Michigan corporation, and Christie Digital Systems USA, Inc., a California corporation.

Digital Cinema Deployment Agreements

1.           Digital Cinema Deployment Agreement, dated as of August 1, 2005, by and among Buena Vista Pictures Distribution, as distributor, Christie/AIX, Inc. and Christie Digital Systems USA, Inc., as amended on February 2006, effective as of August 1, 2005, by two subsequent amendments, both dated July 6, 2006, effective as of August 1, 2005, and by an amendment dated September 24, 2007, effective as of August 1, 2005.

2.           Digital Cinema Access Agreement, dated as of November 21, 2005, by and between Sony Pictures Releasing Corporation, as Distributor, and Christie/AIX, Inc., as amended on July 27, 2006.

3.           Digital Cinema Deployment Agreement, dated as of October 12, 2005, by and between Twentieth Century Fox Film Corporation, as distributor, and Christie/AIX, Inc, as amended on June 30, 2006.

4.           Digital Cinema Agreement, dated as of October 25, 2005, by and between Universal City Studios LLLP, a Delaware corporation, as distributor, and Christie/AIX, Inc, as amended on July 25, 2007.

5.           Digital Cinema Agreement, dated as of April 19, 2006, by and between Warner Bros. Entertainment Inc., a Delaware corporation, as distributor, and Christie/AIX, Inc.

6.           Digital Cinema Agreement, dated as of January 1, 2007, by and between Paramount Pictures Corporation, a Delaware corporation, as distributor, and Christie/AIX, Inc.

7.           Digital Cinema Agreement, dated as of May 7, 2008, by and between Lions Gate Films Inc., a Delaware corporation, as distributor, and Christie/AIX, Inc., as amended on May 7, 2008.

8.           Digital Cinema Agreement, dated as of March 24, 2009, by and between Metro-Goldwyn-Mayer Distribution Co., a division of Metro-Goldwyn-Mayer Studios Inc., a Delaware corporation, as distributor, and Christie/AIX, Inc.

9.           Digital Cinema Agreement, dated as of September 4, 2008, by and between Overture Films, LLC, a Delaware limited liability company, and Christie/AIX, Inc. and Consent to Assignment and Assumption Agreement dated as of November 1, 2010 among Cinedigm Digital Cinema Corp. (as the manager and servicer for Christie/AIX, Inc., Cinedigm Digital Funding I, LLC and Access Digital Cinema Phase 2, Corp.) and RML Distribution Domestic, LLC.

10.           Digital Cinema Agreement, dated as of August 1, 2010, by and between The Weinstein Company LLC, a Delaware limited liability company, and Cinedigm Digital Funding I, LLC.

Management Services Agreement

1.           Amended and Restated Management and Services Agreement, dated as of February 28, 2013, between Cinedigm Digital Cinema Corp., a Delaware corporation, in its capacity as administrative servicer and Cinedigm Digital Funding I, LLC, a Delaware limited liability company.

2.           Back-Up Servicer Agreement, dated as of February 28, 2013, between Cinedigm Digital Funding I, LLC, a Delaware limited liability company and Christie Digital Systems, USA, Inc. a California corporation.

SCHEDULE 4.21

DISTRIBUTORS - MATERIAL DIGITAL CINEMA DEPLOYMENT AGREEMENTS

1.           Digital Cinema Deployment Agreement, dated as of August 1, 2005, by and among Buena Vista Pictures Distribution, as distributor, Christie/AIX, Inc. and Christie Digital Systems USA, Inc., as amended on February 2006, effective as of August 1, 2005, by two subsequent amendments, both dated July 6, 2006, effective as of August 1, 2005, and by an amendment dated September 24, 2007, effective as of August 1, 2005.

2.           Digital Cinema Access Agreement, dated as of November 21, 2005, by and between Sony Pictures Releasing Corporation, as Distributor, and Christie/AIX, Inc., as amended on July 27, 2006.

3.           Digital Cinema Deployment Agreement, dated as of October 12, 2005, by and between Twentieth Century Fox Film Corporation, as distributor, and Christie/AIX, Inc., as amended on June 30, 2006.

4.           Digital Cinema Agreement, dated as of October 25, 2005, by and between Universal City Studios LLLP, a Delaware corporation, as distributor, and Christie/AIX, Inc., as amended on July 25, 2007.

5.           Digital Cinema Agreement, dated as of April 19, 2006, by and between Warner Bros. Entertainment Inc., a Delaware corporation, as distributor, and Christie/AIX, Inc.

6.           Digital Cinema Agreement, dated as of January 1, 2007, by and between Paramount Pictures Corporation, and Christie/AIX, Inc.

SCHEDULE 7.5

INSURANCE

(a)           Coverage.  Each Group Member shall, during the term of this Agreement, carry and maintain at least the minimum insurance coverage set forth in this Schedule 7.5.  All insurance carried pursuant to this Schedule 7.5 shall be placed with such insurers having a minimum A.M. Best rating of A:X (or as may otherwise be agreed by the Collateral Agent) and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to the Collateral Agent:
(i)           All Risk Property Insurance.  Each Group Member shall maintain all risk property insurance covering against physical loss or damage to its assets (which for purposes of this clause (a)(i) shall not include any equipment subject to an Exhibitor Agreement, provided, that the applicable exhibitor has insured such equipment in accordance with the terms of the Exhibitor Agreement), including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown).  Coverage shall be written on a replacement cost basis, with an agreed amount endorsement waiving any coinsurance penalty and include coverage for expediting expenses; and
(ii)           Business Interruption Insurance.  Each Group Member shall maintain business interruption insurance subject to an annual policy in an amount equal to the projected net profits and continuing expenses (including the debt payments hereunder) for the following 12-month period. Such insurance shall also cover service interruption and extra expenses and shall contain an agreed amount endorsement waiving any coinsurance penalty; and
(iii)           Comprehensive General Liability Insurance.  Each Group Member shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000.  Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, independent contractors, products/completed operations, property damage and personal injury liability; and
(iv)           Excess/Umbrella Liability.  Each Group Member shall maintain excess or umbrella liability insurance written on an occurrence basis in an amount not less than $15,000,000 providing coverage limits excess of the insurance limits required under clause (a)(iii).  Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.
(b)           Endorsements.  Each Group Member shall use its commercially reasonable efforts to cause all insurance policies carried and maintained in accordance with this Section 7.5 to be endorsed as follows:
(i)           The Collateral Agent shall be additional insured and sole loss payee with respect to the property policies described in clauses (a)(i) and (a)(ii).  The Collateral Agent, on behalf of the Lenders, shall be additional insured with respect to liability policies described in clauses (a)(iii) and (a)(iv).  It shall be understood that any obligation imposed upon any Group Member, including but not limited to the obligation to pay premiums, shall be the sole obligation of such Group Member and not that of the Collateral Agent or any Lender; and
(ii)           With respect to property policies described in clauses (a)(i) and (a)(ii), the interests of the Collateral Agent shall not be invalidated by any action or inaction of any Group Member or any other person, and shall insure the Collateral Agent regardless of any breach or violation by any Group Member or any other person, of any warranties, declarations or conditions of such policies; and
(iii)           Inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and
(iv)           The insurers thereunder shall waive all rights of subrogation against the Collateral Agent, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise; and
(v)           If such insurance is canceled by any Group Member for any reason whatsoever, including nonpayment of premium, or any changes are initiated by any Group Member or the carrier which affect the interests of the Collateral Agent, such cancellation or change shall not be effective as to the Collateral Agent until 30 days (10 days in the case of non-payment of premium) after receipt by the Collateral Agent of written notice sent by registered mail from such insurer.

SCHEDULE 8.1

EXISTING INDEBTEDNESS

None.

SCHEDULE 8.2

EXISTING LIENS

None.

SCHEDULE 8.3

EXISTING INVESTMENTS

None.

SCHEDULE 9.1(i)

DISTRIBUTORS

•           Paramount Pictures Corporation
•           Warner Bros. Entertainment Inc.
•           Twentieth Century Fox Film Corporation
•           Sony Pictures Releasing Corporation
•           Universal City Studios LLLP
•           Buena Vista Pictures Distribution

SCHEDULE 9.1(k)

INTER-COMPANY AGREEMENTS

1.	Amended and Restated Management Services Agreement, dated February 28, 2013 by and between Cinedigm Digital Funding I, LLC and Cinedigm Digital Cinema Corp.
2.	Sale and Contribution Agreement, dated May 6, 2010, by and between Cinedigm Digital Funding I, LLC and Christie/AIX, Inc.
3.	Amended and Restated Software License Agreement, dated February 28, 2013, by and between Cinedigm Digital Funding I, LLC and Access Digital Media, Inc.
4.	Amended and Restated Software License Agreement, dated February 28, 2013 by and between Cinedigm Digital Funding I, LLC & Hollywood Software, Inc.
5.	Assignment and Assumption Agreement dated as of May 6, 2010, by and between Cinedigm Digital Funding I, LLC and Christie/AIX, Inc.
6.
Termination Agreement, dated as of May  6, 2010 between Christie/AIX, Inc. and Cinedigm Digital Cinema Corp. (formerly known as Access Integrated Technologies, Inc.), relating to that Servicing Agreement, dated as of July 1, 2009, by and between Cinedigm Digital Cinema Corp., a Delaware corporation and Christie/AIX, Inc., a Delaware corporation.

7.
Termination Agreement, dated as of May 6, 2010, between Access Digital Media, Inc. and Christie/AIX, Inc. relating to that Amended and Restated Software License Agreement, dated as of July 15, 2006, by and between Access Digital Media, Inc., as licensor, and Christie/AIX, Inc., as licensee.

8.
Termination Agreement, dated as of May  6, 2010 between Christie/AIX, Inc. and Cinedigm Digital Cinema Corp. (formerly known as Access Integrated Technologies, Inc.), relating to that Sublease Agreement, dated as of July 1, 2006, by and between Access Integrated Technologies, Inc., a Delaware corporation, as sublessor, and Christie/AIX, Inc., a Delaware corporation, as sublessee.

EXHIBIT A-1
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT (this "Assignment"), dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

Borrower:	Cinedigm Digital Funding I, LLC, a Delaware limited liability company (the "Borrower")
Administrative Agent	Société Générale, New York Branch, as administrative agent (in such capacity and together with its successors and assigns, the "Administrative Agent")
Credit Agreement:
Amended and Restated Credit Agreement, dated as of February 28, 2013, among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	_____, ___]1
Effective Date:	[_____, ___]2

1 Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

2 To be filled out by Administrative Agent upon entry in the Register.

Exhibit A-1 to Credit Agreement

Assignor (collectively, the "Assignors")3	Assignee (collectively, the "Assignees")4	Aggregate outstanding principal amount of Term Loans for all Lenders5	Aggregate outstanding principal amount of Term Loans Assigned5	Percentage Assigned6
[Name of Assignor]	[Name of Assignee] [Affiliate] [Approved Fund] of [Name of Lender]	$__________	$__________	__._________%
[Name of Assignor]	[Name of Assignee] [Affiliate] [Approved Fund] of [Name of Lender]	$__________	$__________	__._________%
[Name of Assignor]	[Name of Assignee] [Affiliate] [Approved Fund] of [Name of Lender]	$__________	$__________	__._________%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

3 List each Assignor, as appropriate.

4 List each Assignee, as appropriate.

5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.  The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

6 Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Term Loans in the Facility.  This percentage is set forth for informational purposes only and is not intended to be binding.  The assignments are based on the amounts assigned not on the percentages listed in this column.

Exhibit A-1 to Credit Agreement

Section 1.                      Assignment. Each Assignor hereby sells and assigns to the Assignee set forth above opposite such Assignor, and such Assignee hereby purchases and assumes from such Assignor, such Assignor's rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by such Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above opposite such Assignor (such Assignor's "Assigned Interest").

Section 2.                      Representations, Warranties and Covenants of Assignors. Each Assignor severally but not jointly (a) represents and warrants to its corresponding Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Term Loans, the percentage of the Term Loans represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or Loan Party or the performance or nonperformance by any Loan Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with Section 2.11(e) of the Credit Agreement.

Section 3.                      Representations, Warranties and Covenants of Assignees. Each Assignee severally but not jointly (a) represents and warrants to its corresponding Assignor and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for such Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) if and to the extent indicated above, it is an Affiliate or an Approved Fund of the Lender set forth above and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (b) appoints and authorizes each Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates and Securities and agrees to use such information only in accordance with Section

Exhibit A-1 to Credit Agreement

11.20 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 11.2(c) of the Credit Agreement and (h) to the extent required pursuant to Section 2.14(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9.

Section 4.                      Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by each Assignor, each Assignee and, to the extent required by Section 11.2(b) of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register. The effective date of this Assignment (the "Effective Date") shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.                      Effect. As of the Effective Date, (a) each Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) each Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Term Loan Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.                      Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest of any Assignor (a) in the case of amounts accrued to but excluding the Effective Date, to such Assignor and (b) otherwise, to the corresponding Assignee.

Section 7.                      Miscellaneous. This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent and their Related Persons and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGES FOLLOW]

Exhibit A-1 to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Lending Office for Eurodollar Rate Loans:7

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

7 Insert for each Assignee

Exhibit A-1 to Credit Agreement

[ACCEPTED and AGREED this ___ day of _____ _____:]8

[SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Administrative Agent]

By:
Name:
Title:

[CINEDIGM DIGITAL FUNDING I, LLC]

By:
Name:
Title:

8 To the extent required pursuant to the Credit Agreement.

Exhibit A-1 to Credit Agreement

EXHIBIT A-2
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF TERM LOAN PURCHASE ASSIGNMENT

This TERM LOAN PURCHASE ASSIGNMENT (this "Assignment"), dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

Borrower:	Cinedigm Digital Funding I, LLC, a Delaware limited liability company (the "Borrower")
Administrative Agent	Société Générale, New York Branch, as administrative agent (in such capacity and together with its successors, the "Administrative Agent")

Credit Agreement:
Amended and Restated Credit Agreement, dated as of February 28, 2013, among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition are used as defined in the Credit Agreement)

Assigned Interest:1	[$__________]
[Trade Date:	[_____, ___]
Effective Date:	[_____, ___]2

1 Aggregate outstanding principal amount of Term Loans assigned hereunder on the Effective Date.

2 To be filled out by Administrative Agent upon entry in the Register.

Exhibit A-2 to Credit Agreement

Assignor3	Assignee4	Aggregate outstanding principal amount of Term Loans for all Lenders5	Assigned Interest	Aggregate outstanding principal amount of Term Loans Assigned to all Related Purchasers (after giving effect to the Assigned Interest)6	Percentages Assigned7
[Name of Assignor]	[Related Purchaser]	$__________	$__________	$__________	(a) ______% (b) ______%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

3 List Assignor.

4 List Assignee, which must be a Related Purchaser.

5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.  The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.  Shall be an integral of $1,000,000, unless the Assignor's entire interest in the Term Loans is assigned.

6 Should equal Assigned Interest plus all other "Assigned Interests" purchased by any Related Purchaser on or prior to the Effective Date.

7 Sets forth, to at least 9 decimals, (a) the Assigned Interest as a percentage of the aggregate outstanding Term Loans in the Facility and (b) the Assigned Interest together with all other "Assigned Interests" to all Related Purchasers as a percentage of the aggregate outstanding Term Loans in the Facility.  The percentages are set forth for informational purposes only and are not intended to be binding.  The assignments are based on the amounts assigned not on the percentages listed in this column.  The percentage in clause (b) may not be more than 5% after giving effect to all Term Loans previously purchased by all Related Purchasers.

Exhibit A-2 to Credit Agreement

Section 8.                      Assignment. The Assignor hereby sells and assigns to the Assignee set forth above opposite the Assignor, and the Assignee hereby purchases and assumes from the Assignor pursuant to the terms and conditions set forth in Sections 11.2(g) of the Credit Agreement, the Assignor's portion of the Term Loans under the Credit Agreement in the amounts identified above as the "Assigned Interest".

Section 9.                      Representations, Warranties and Covenants of Assignor. The Assignor severally but not jointly (a) represents and warrants to the Assignee and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby in accordance with Section 11.2(g) of the Credit Agreement and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Term Loans, the percentage of the Term Loans represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or Loan Party or the performance or nonperformance by any Loan Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with Section 2.11(e) of the Credit Agreement.

Section 10.                      Representations, Warranties and Covenants of Assignee. The Assignee (a) represents and warrants to the Assignor and the Administrative Agent that (i) it has full power and authority, and has taken all actions necessary for the Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is a "Related Purchaser", as that term is defined in Section 11.2(g) of the Credit Agreement, (iii) it has satisfied the requirements, if any, specified in the Credit Agreement, including, without limitation, Section 11.2(g), that are required to be satisfied in order to make a purchase of the Assigned Interest and (b) shall pay to the Administrative Agent an assignment fee in the amount of $3,500.

Section 11.                      Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by the Assignor and the Assignee, this Assignment (including its attachments) will be delivered to the Administrative Agent for its acceptance and recording in the Register. The effective date of this Assignment (the "Effective Date") shall be the later of (i) the acceptance of this Assignment by the Administrative Agent and (ii) the recording of this Assignment in the Register by the Administrative Agent. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Exhibit A-2 to Credit Agreement

Section 12.                      Effect. As of the Effective Date, (a) [the Assigned Interest shall be deemed cancelled for all purposes and no longer outstanding for all purposes of the Credit Agreement and the other Loan Documents (and may not be resold or reassigned by the Assignee)][(i) the Assigned Interest will remain outstanding and (ii) except for the sole purpose of receiving interest and principal payments on the Assigned Interest pursuant to the terms of the Credit Agreement, the Assignee shall not be deemed to be a "Lender" for purposes of the Credit Agreement or any other Loan Document including, without limitation, for purposes of (A) the making of any request, demand, authorization, direction, notice, amendment, consent or waiver under the Credit Agreement or any other Loan Document or (B) the determination of Required Lenders]8 and (b) each Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Term Loan Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.  In no event will the Assignee be deemed to be a Lender under the Credit Agreement or, except to the extent provided for hereunder, have any rights or obligations of a Lender under the Credit Agreement.

Section 13.                      Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the Assigned Interest to the Assignor for amounts accrued to but excluding the Effective Date. [No payments in respect of such Assigned Interest (which shall be deemed to have been cancelled as of the Effective Date) shall be due to the Assignee from and after the Effective Date.][On and after the Effective Date, the Administrative Agent shall only make payments to the Assignee of interest and principal payments payable on such Assigned Interest in the amounts accrued on and after the Effective Date.]9

Section 14.                      Miscellaneous. This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent and their Related Persons and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGES FOLLOW]

8 Assignee to choose whether the Assigned Interest will be cancelled or remain outstanding.

9 Include first bracketed sentence if Assigned Interest is cancelled.  Include second bracketed sentence if Assigned Interest remains outstanding.

Exhibit A-2 to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Exhibit A-2 to Credit Agreement

EXHIBIT B
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF [AMENDED AND RESTATED] NOTE

Lender: [_____]	New York, New York
Principal Amount: $[_____]	[_____, ___]

FOR VALUE RECEIVED, the undersigned, Cinedigm Digital Funding I, LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of the lender set forth above (the "Lender") the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loans of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement (as hereinafter defined).

The Borrower promises to pay interest on the unpaid principal amount of the Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Société Générale, New York Branch, as Administrative Agent in immediately available funds in accordance with the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Term Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents, and is subject to certain provisions of the Credit Agreement, including Sections 1.5, 11.14(a) and 11.15 thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

[This Note is given in renewal, extension, and modification, but not in discharge or novation, of that certain note dated May 6, 2010 in the principal amount of $[________] made by the Borrower payable to the Lender pursuant to the terms of that certain Credit Agreement, dated

  Exhibit B to Credit Agreement

as of May 6, 2010 among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as paying agent and co-administrative agent for the Lenders and as successor to General Electric Capital Corporation, as co-administrative agent and collateral agent for the Lenders.] [TO BE INCLUDED FOR EXISTING LENDERS WITH ROLLOVER COMMITMENTS]

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

  Exhibit B to Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CINEDIGM DIGITAL FUNDING I, LLC

By:
Name:
Title:

  Exhibit B to Credit Agreement

EXHIBIT C
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
as administrative agent under the Credit Agreement referred to below

[_____ ___, ____]

Attention: [_____]

Re:	CINEDIGM DIGITAL FUNDING I, LLC (the "Borrower")

Reference is made to the Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.2 of the Credit Agreement of its request of a Borrowing (the "Proposed Borrowing") under the Credit Agreement and, in that connection, sets forth the following information:

A.           The date of the Proposed Borrowing is February 28, 2013 (the "Funding Date").

B.           The aggregate principal amount of the Term Loans constituting the Proposed Borrowing is $[_____], of which $[_____] consists of Base Rate Loans and $[_____] consists of Eurodollar Rate Loans having an initial Interest Period of [_____] months.

CINEDIGM DIGITAL FUNDING I, LLC

By:
Name:
Title:

Exhibit C to Credit Agreement

EXHIBIT D
TO
CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
as administrative agent under the Credit Agreement referred to below

 [_____ ___, ____]
Attention: [_____]

Re:	CINEDIGM DIGITAL FUNDING I, LLC (the "Borrower")

Reference is made to the Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.7 of the Credit Agreement of its request for the following:

(i)           a continuation, on [_____, ___]1, as Eurodollar Rate Loans having an Interest Period of [_____]2 months of Term Loans in an aggregate outstanding principal amount of $[_____] having an Interest Period ending on the proposed date for such continuation;

(ii)           a conversion, on [_____, ___]1, to Eurodollar Rate Loans having an Interest Period of [_____]2 months of Term Loans in an aggregate outstanding principal amount of $[_____]; and

(iii)           a conversion, on [_____, ___]1, to Base Rate Loans, of Term Loans in an aggregate outstanding principal amount of $[_____].

In connection herewith, the undersigned hereby certifies that (i) no Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Term Loan to be made on or before any date for any proposed conversion or continuation set forth above and (ii) there is no suspension in effect under Section 2.12 of the Credit Agreement.

[Signature Page Follows.]

1 Must be a Business Day.

2 Must be 1, 2 or 3 months.

Exhibit D to Credit Agreement

CINEDIGM DIGITAL FUNDING I, LLC

By:
Name:
Title:

Exhibit D to Credit Agreement

EXHIBIT E
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[_____, ___]1

This COMPLIANCE CERTIFICATE (this "Compliance Certificate") is delivered pursuant to Section 6.1(d) of the Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Cinedigm Digital Funding I, LLC (the "Borrower"), the Lenders party thereto, and Société Générale, New York Branch, administrative agent and as collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower for the benefit of the Secured Parties and pursuant to Section 6.1 of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Term Loan to be made on or before the date hereof:

(a)           In accordance with Section 6.1[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the Financial Statements for the [Fiscal Quarter/Fiscal Year] ended [_____, ___] required to be delivered pursuant to Section 6.1[(b)/(c)] of the Credit Agreement. Such Financial Statements fairly present in all material respects the Consolidated and consolidating financial position, results of operations and cash flow of the Group Members as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]2 [without qualification as to the scope of the audit or as to going concern and without any other similar qualification, together with the certificate from the Group Members' Accountants with respect to such Consolidated Financial Statements required to be delivered pursuant to Section 6.1(c) of the Credit Agreement.]3

(b)           In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex B are the calculations used to determine the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio and any other calculations, if any, used to determine compliance with each financial covenant contained in Article V and Section 8.16 of the Credit Agreement.

1 Insert date of delivery of certificate.

2 Insert language in brackets only for quarterly reports.

3 Insert language in brackets only for annual certifications.

Exhibit E to Credit Agreement

(c)           In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex C are (i) the calculations used to determine the amount of Capital Expenditures as of the end of the applicable fiscal period for purposes of determining compliance with Section 8.16 of the Credit Agreement and (ii) the amounts paid by Cinedigm, as administrative servicer, for Capital Expenditures.

(d)           In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex D is a list of all Installed Digital Systems and the location of the same as of the date hereof.

(e)           In accordance with Section 6.1(d) of the Credit Agreement, no Default has occurred and is continuing as of the date hereof[, except as provided for on Annex E attached hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex E].

(f)           In accordance with Section 6.1(e) of the Credit Agreement, (i) the [Corporate Chart attached hereto as Annex F[-1] [last Corporate Chart delivered pursuant to such Section)], is correct and complete as of the date hereof, (ii) all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) required to be delivered pursuant to the Loan Documents by any Loan Party on or prior to the date of delivery of this Compliance Certificate have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended) and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Loan Party or joint venture thereof on or prior to the date hereof have been delivered to the Administrative Agent [or are attached hereto as Annex F[-2]].

(g)           In accordance with Section 6.1(g) of the Credit Agreement, attached hereto as Annex G is a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year elapsed on or prior to the date hereof discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h)           [In accordance with Sections 6.1(h) and (i) of the Credit Agreement, attached hereto as Annexes H and I are complete and correct (i) copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members' Accountants) in connection with such Financial Statements or any audit thereof and (ii) (A) a certification from each insurer or by an authorized representative of each insurer identifying the underwriters, the type of insurance, the limits, deductibles, and the term thereof and specifying the specific provisions delineated in clause (b) of Schedule 7.5 and (B) a statement from an independent insurance broker, reasonably acceptable to the Administrative Agent, stating that (1) all premiums then due have been paid and (2) in the opinion of such broker, the insurance maintained by the Borrower is in accordance with clause (b) of Schedule 7.5].4

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

CINEDIGM DIGITAL FUNDING I, LLC

By:
Name:
Title:

4 Insert bracketed language only for annual reports.

ANNEX A
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

FINANCIAL STATEMENTS

ANNEX B
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

FINANCIAL CALCULATIONS

ANNEX C
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

CAPITAL EXPENDITURES

ANNEX D
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

INSTALLED DIGITAL SYSTEMS

[ANNEX E
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

CONTINUING DEFAULTS]5

5 Delete if not used in the text of the certificate.

ANNEX F[-1]
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

CORPORATE CHART

ANNEX F[-2]
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

MODIFICATIONS TO CONSTITUENT DOCUMENTS

ANNEX G
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

MANAGEMENT DISCUSSION AND ANALYSIS

ANNEX H
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

MANAGEMENT LETTER

ANNEX I
TO
COMPLIANCE CERTIFICATE OF CINEDIGM DIGITAL FUNDING I, LLC
DATED [_____, ___]

SUMMARY OF MATERIAL INSURANCE COVERAGE

EXHIBIT F
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT

(See attached.)

EXHIBIT G
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF EXHIBITOR AGREEMENT

(See attached.)

MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (this "Agreement"), including all Schedules and Exhibits attached hereto, is made and entered into as of the ___ day of _____, 20___ by and between CINEDIGM DIGITAL FUNDING I, LLC, a Delaware limited liability company ("Licensor"), and _____, a _____ ("Licensee").

WHEREAS, Licensor has the right to deploy and license the use of certain Equipment (as defined below); and

WHEREAS Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, a license to use the Equipment on the terms and conditions set forth in this Agreement, including all Schedules and Exhibits attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration received, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follow:

1.           DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth below.

"ADM" means Access Digital Media, Inc., a Delaware corporation.

"Affiliate" means, with respect to a party, any corporation, limited liability company, partnership or other entity which controls, is controlled by or is under common control with such party, where such control is by ownership of more than fifty percent (50%) of the outstanding voting securities or other voting interests.

"Agreement" has the meaning specified in the preamble.

"Applicable Commencement Date" means, as to the Equipment designated on any Equipment Schedule, the date on which the License Term for such Equipment commences, as specified in the applicable Certificate of Acceptance.

"Applicable Termination Date" means, as to the Equipment designated on any Equipment Schedule, the date on which this Agreement expires or is terminated.

"Central Server" means, collectively, a central library server, with TCC Software installed, together with a storage array, computer rack, uninterrupted power source (UPS), main switch and patch panel.

"Certificate of Acceptance" means a certificate executed by Licensee in substantially the form of Exhibit 1 to Exhibit A attached hereto.

"Christie" means Christie Digital Systems USA, Inc., a California corporation.

"Christie Software" means any Christie proprietary software installed in any of the Equipment at the time of delivery of such Equipment to Licensee, as updated by any update made available from time to time by Christie without charge for use on the Equipment.

"Cineplex" means a theater complex with one or more cinema auditoriums.

"Confidential Information" has the meaning specified in Section 38.

"DCI" means Digital Cinema Initiatives, LLC, a limited liability company established by Disney, Fox, MGM, Paramount, Sony Pictures Entertainment, Universal and Warner Bros. Studios to, among other things, establish and document technical specifications for an open architecture for digital cinema to ensure a uniform and high level of technical performance reliability and quality control.

"DCI Specification" means the Digital Cinema System Specification V1.0 issued July 20, 2005 by DCI.

"Digital Cinema Projection System" means a digital cinema projection system consisting of a DLP CinemaTM 2k projector, capable of both 2-D and 3-D display, and a digital cinema server for each theatre screen. Each Digital Cinema Projection System will be a part of a Digital System.

"Digital System" means one or more Digital Cinema Projection Systems and an associated Central Server.

"Digital Title" means a commercial movie which is released in digital format suitable for showing on Digital Systems.

"Distributor" means a motion picture distributor.

"Distributor Agreement" means an agreement between Licensor and a Distributor pursuant to which such Distributor agrees to pay Participant Virtual Print Fees to Licensor for a specified period.

"DLP CinemaTM Promotional Guidelines" means the guidelines set forth on Exhibit B attached hereto.

"Dollars" or "$" means United States dollars.

"Equipment" means each Digital System described on an Equipment Schedule executed pursuant to this Agreement, together with all parts, accessories and other items added to or made a part of such Digital System after the Applicable Commencement Date for such Digital System.

"Equipment Schedule" means a schedule in the form of Exhibit A attached hereto, executed pursuant to this Agreement from time to time.

"Event of Default" has the meaning specified in Section 27.

"Financing Documents" has the meaning specified in Section 23.

"Financing Parties" has the meaning specified in Section 23.

"License Term" means, with respect to any particular Equipment, a period that commences on the Applicable Commencement Date for such Equipment and ends on the Applicable Termination Date for such Equipment.

"Licensee" has the meaning specified in the preamble.

"Licensor" has the meaning specified in the preamble.

"Non-Participant Virtual Print Fee" means the applicable fee announced from time to time by Licensor as the virtual print fee payable by a Non-Participating Distributor with respect to the exhibition of Traditional Motion Picture Content on Digital Systems licensed by Licensor, which fee shall not exceed _____ percent (___%) of the lowest base virtual print fee (before discounts) payable by any Distributor under a Distributor Agreement.

"Non-Participating Distributor" means a Distributor which has not signed a Distributor Agreement with Licensor.

"Non-Traditional Content" means all content other than Traditional Motion Picture Content. Non-Traditional Content includes, but is not limited to, television programs, sporting events, stage productions, religious services, concerts, educational classes or presentations, live events, speeches, meetings, teleconferencing, and video gaming. Non-Traditional Content shall not include motion picture premieres and other promotional, testing and publicity activities involving screenings of motion pictures.

"Participant Virtual Print Fee" means the virtual print fee payable to Licensor by a Participating Distributor as provided for in the applicable Distributor Agreement.

"Participating Distributor" means a Distributor which has signed a Distributor Agreement with Licensor. A list of Participating Distributors as of the date hereof is set forth on Exhibit D attached hereto, and shall be updated by Licensor from time to time as provided therein.

"Satellite Dish" has the meaning specified in Section 7(b).

"Service Contract" means a service contract between Licensee and Christie in substantially the form of the attached Exhibit E.

"Software" means, collectively, the Christie Software, the Standard Software, the TCC Software and the Third Party Software.

"Standard Software" means the operating system and system applications software which are standard for general operation of computer servers having the general capabilities of the servers included in the Equipment, as updated by any update made available from time to time by the owner of such operating system or systems application software.

"Taxes" means any foreign, federal, state, county or local income, estimated, alternative minimum, add-on minimum, sales, use, excise, franchise, real property, personal property, transfer, registration, value added, stamp, premium, profit, windfall profit, customs duties, gross receipts, capital stock, production, business and occupation, social security, disability, employment, unemployment, payroll, severance, license, gift recapture or withholding tax or charge imposed by any governmental entity, and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

"TCC Software" means ADM's proprietary Theatre Command Center software as licensed by ADM to Christie and installed in any Central Server at the time of delivery of such Central Server to Licensee, as updated by any update made available from time to time without charge for use on the Equipment.

"Third Party Software" means any software, other than Christie Software, Standard Software and TCC Software, installed to any of the Equipment at the time of delivery of such Equipment to Licensee, including database software, as updated by any update made available from time to time by the owner of such software.

"Traditional Motion Picture Content" means (i) all feature length (defined as over 40 minutes) motion pictures intended for initial exhibition in a commercial motion picture theater for paid admission; (ii) motion picture trailers; and (iii) on screen advertising.

2.           EQUIPMENT LICENSE.

Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee the limited right and license to use the Equipment described on each Equipment Schedule executed pursuant to this Agreement, at the Licensee's designated facility set forth in each such Equipment Schedule, for the License Term of such Equipment. Licensor and Licensee will execute a separate Equipment Schedule for each delivery of Equipment to Licensee pursuant to this Agreement, listing all of the Equipment included in such delivery. Each such Equipment Schedule shall constitute a separate and independent license and contractual obligation of Licensee and Licensor, governed by the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, except for the limited license granted above, all right, title and interest to the Equipment shall be, and shall continue to be, the property of Licensor and/or its Affiliates, and, except for the limited license granted above, nothing in this Agreement shall be construed as transferring to Licensee any right, title or interest in the Equipment, or as conferring any other license or other right, by implication, estoppel or otherwise, under any patent, patent application, trade secret, trademark or copyright. Except as otherwise expressly provided for in this Agreement, Licensee is not granted any right to, and Licensee expressly agrees not to, distribute, market, sell, modify or adapt the Equipment or any part thereof. Licensee shall not remove from the Equipment, Licensor's name, trademark, logo and other identification, or any markings which identify Licensor and/or its Affiliates as the owners of the Equipment.

3.           SOFTWARE; CENTRAL SERVER FEE; LANDING FEE.

(a)           Subject to Licensee's payment to Licensor of the fees provided for in Section 3(b), Licensor, as an authorized licensee of ADM, hereby grants to Licensee the non-exclusive, non-

transferable right and license, to use the TCC Software in connection with Licensee's use of the Equipment. Licensee shall not modify the TCC Software, make any copies of the TCC Software (other than a reasonable number of copies for back up purposes), seek to reverse engineer or decompile any of the TCC Software or transfer the TCC Software or any copies thereof other than in connection with a transfer of a Central Server provided that the transfer of such Central Server is permitted under this Agreement.

(b)           For each Central Server licensed and delivered by Licensor to Licensee under this Agreement and installed at a Cineplex, a Central Server fee in the amount of $_____ per screen will be payable for each screen at such Cineplex for which a Digital Cinema Projection System licensed and delivered by Licensor to Licensee under this Agreement is installed. The Server Screen Fee shall be payable in arrears in quarterly installments (without interest) over a period of ten (10) years, and payments shall commence at the end of the first quarter following the date a Certificate of Acceptance is delivered with respect to a Digital Cinema Projection System installed for such screen.

(c)           Licensor, as an authorized licensee of ADM, hereby grants to Licensee the non-exclusive, non-transferable, royalty-free right and license, without right to sublicense, to use the Christie Software in connection with Licensee's use of the Equipment. Licensee shall not modify the Christie Software, make any copies of the Christie Software (other than a reasonable number of copies for back up purposes), seek to reverse engineer or decompile any of the Christie Software, or transfer the Christie Software or any copies thereof other than in connection with a transfer of Equipment provided that the transfer of such Equipment is permitted under this Agreement.

(d)           Licensor represents and warrants to Licensee that, upon the delivery of Equipment by Licensor to Licensee under this Agreement, Licensee will have the royalty-free right to use, in connection with the use of such Equipment and subject to the terms of the end user license agreements attached hereto as Exhibit H, the Standard Software and the Third Party Software installed on such Equipment at the time of delivery.

(e)           In the event that Access Integrated Technologies, Inc. ("AccessIT") delivers to Licensee any Digital Title or Non-Traditional Content for Exhibition on the Equipment, Licensee will pay to AccessIT a landing fee, equivalent to the amount Licensee pays for the delivery of a film print from the local warehouse and back, for the delivery of each such item.

4.           TERM.

(a)           This Agreement shall commence on the date hereof (it being understood that obligations of Licensee relating to the use of Equipment will only be effective when the Equipment is installed) and, unless earlier terminated by Licensor in accordance with Section 28, shall continue in effect until _____, ___ (the "Initial Term"); provided, however, that Licensee may renew this Agreement for successive one (1) year periods (each such successive one year period, a "Renewal Term") for up to _____ (___) Renewal Terms by giving written notice to Licensor no later than ninety (90) days prior to the end of the Initial Term or any Renewal Term.

(b)           Upon the expiration of the Initial Term or a Renewal Term, as applicable, or the earlier termination of this Agreement, Licensor shall, unless Licensee exercises its purchase option under Section 47, have the right, at its sole cost and expense, to retake possession of any or all of the Equipment, and for such purpose Licensor shall have the right to enter upon any premises where any or all of the Equipment is located, at times reasonably acceptable to Licensee, and remove same. Such removal must be performed under supervision of Licensee. Licensor shall repair all damage to the Cineplex caused by Licensor's removal of such Equipment. If Licensor fails to remove the Equipment within ninety (90) days of the expiration or earlier termination of this Agreement, such Equipment will be deemed abandoned by Licensor, and Licensee may dispose of the same in whatever manner Licensee may elect without liability to Licensor. Alternatively, in the event such Equipment is deemed abandoned as provided above, Licensee may, at its election by giving written notice to Licensor, succeed to ownership of the Equipment on as "as is, where is" basis, in which case Licensor will have no obligation to Licensee in respect of any expenses relating to removal or disposition. This Section 4(b) shall survive the expiration or earlier termination of this Agreement

5.           DEPLOYMENT.

(a)           Licensor shall license to Licensee, and deliver to Licensee for installation by Christie under the Service Contract, a minimum of _____ up to _____ Digital Cinema Projection Systems, with associated Central Servers. Delivery of Digital Systems shall be in accordance with a delivery schedule, specifying delivery dates for all relevant delivery locations, mutually agreed upon between Licensor and Licensee.

(b)           Digital Systems will be deployed to any given theater location for the minimum number of screens required to enable more than 50% of the screens at such theater location, and, Licensor will be permitted to deploy Digital Systems such that by _____ 100% of the screens will be enabled at any theater location where a Digital System has been deployed.

(c)           Except for Equipment (i) deployed under this Agreement, (ii) acquired by Licensee by virtue of acquisition of a Cineplex from a third party or (iii) installed pursuant to Licensee's existing agreements (or any replacement thereof) for any on-screen advertising with _____ provided that such Equipment shall be used only for on-screen advertising and not for the exhibition of motion picture, motion picture trailers and Non-Traditional Content, Licensee shall not install, or permit to be installed, any digital cinema equipment, including digital cinema projection equipment, screen servers or central servers, at any theater location where a Digital System has been deployed under this Agreement.

(d)           Licensor shall, for each Cineplex location to which Digital Systems are delivered under this Agreement, provide user documentation for the operation, operator level maintenance and trouble-shooting of Digital Systems.

6.           EOUIPMENT SPECIFICATIONS. Initially, Licensor will deploy Digital Systems which comply substantially with the DCI Specification except to the extent that technology necessary for compliance with the DCI Specification is not commercially available. When the technology necessary to make Digital Systems compliant with the DCI Specification becomes commercially available, Licensor, at no cost to Licensee, will (a) thereafter deploy

Digital Systems which are compliant with the DCI Specification and (b) within four (4) months after such availability upgrade Digital Systems previously deployed in order to bring such Digital Systems into compliance with the DCI Specification.

7.           DELIVERY AND INSTALLATION; SATELLITE DISH.

(a)           Following the execution by Licensor and Licensee of each Equipment Schedule, Licensor shall, at Licensor's expense, deliver the Equipment described in such Equipment Schedule to the Cineplex location designated in such Equipment Schedule. Licensor shall bear the risk of loss for the Equipment while it is in transit to Licensee sites at which the Equipment will be installed. Licensee shall, at its own expense, prepare such sites for installation of the Equipment in accordance with the site requirements set forth in Exhibit G attached hereto and/or such other site requirements as may be mutually agreed between Christie and Licensee. All Equipment will be installed by Christie pursuant to the Service Contract, and Licensee will permit Christie service engineers access to the installation sites, at times mutually agreed upon by Christie and Licensee, in order to install the Equipment. Upon completion of the installation of any Equipment and testing to ensure the operability of the Equipment, Licensee will deliver a Certificate of Acceptance for such Equipment to Licensor or to Christie for delivery to Licensor. Licensee hereby authorizes Licensor to complete each executed Equipment Schedule with the identification number set out in the Certificate of Acceptance delivered by Licensee for the Equipment covered by such Equipment Schedule. Licensor shall provide Licensee with copies of filly completed and executed copies of each Equipment Schedule and Certificate of Acceptance.

(b)           In the event Licensee currently has the right to grant to Licensor for the Initial Term or any Renewal Term of this Agreement the right to install and maintain satellite transmitting and receiving equipment (a "Satellite Dish") on the roof of any Cineplex site designated in an Equipment Schedule, Licensee hereby grants to Licensor or its Affiliate, without charge or cost to Licensor, the right, during the Initial Term or any Renewal Term of this Agreement, to install and maintain, or to have installed and maintained, a Satellite Dish on the roof of such Cineplex site for the sole purpose of delivering content to Licensee. In the event Licensee does not currently have the right to install and maintain a Satellite Dish on the roof of any Cineplex site designated in an Equipment Schedule, Licensee shall, at the request of Licensor, use reasonable commercial efforts to procure for Licensor, as promptly as reasonably possible after request by Licensor, without cost to Licensor, the right, during the Initial Term or any Renewal Term of this Agreement, to install and maintain, or to have installed and maintained, a Satellite Dish on the roof of such Cineplex site. In addition, Licensee shall, at Licensor's sole cost and expense, obtain any permits necessary for the installation or maintenance of any such Satellite Dish. The cost of installation and maintenance of any Satellite Dish will be the sole responsibility of Licensor or its Affiliates. All right, title and interest in and to any Satellite Dish installed hereunder will be the sole property of Licensor or its Affiliates. Satellite Dishes are not included in the Equipment licensed by Licensor to Licensee under this Agreement, and Licensee shall not redirect, alter, move or otherwise in any way interfere with the operation of any Satellite Dish without the prior written consent of Licensor, which consent shall not be withheld unreasonably. If Licensee is unable to procure the right to install a Satellite Dish on the roof of a Cineplex site, then Licensee shall grant Licensor or its Affiliate access and the right to deliver to Licensee content by hard drive, by other physical means or by use of fiber optic cables. This Section 7(b) shall survive the expiration or any termination of this Agreement.

8.           LOCATION. Without the prior written consent of Licensor, which consent shall not be unreasonably withheld, Licensee shall not move any Equipment (except in cases of emergency to protect the Equipment) from the site and cinema auditorium location designated in the Equipment Schedule for such Equipment. The moving of any Equipment other than in accordance with this Section 8 shall constitute a material breach of this Agreement and the applicable Equipment Schedule.

9.           SCOPE OF LICENSE. Licensee shall be permitted to use Equipment for the following purposes, and for no other purpose:

(a)           exhibition of Traditional Motion Picture Content distributed by Participating Distributors;

(b)           exhibition of pre-feature on-screen advertising;

(c)           exhibition of Traditional Motion Picture Content distributed by Non-Participating Distributors provided that Licensor has notified Licensee that the Non-Participating Distributor has paid to Licensor or made arrangements with Licensor for payment to Licensor of all applicable Non-Participant Virtual Print Fees in connection with such exhibition; and

(d)           subject to the requirements of Section 11, exhibition of Non-Traditional Content.

10.           NON-PARTICIPATING DISTRIBUTORS. Licensee shall not use Equipment to exhibit Traditional Motion Picture Content distributed by Non-Participating Distributors unless in each instance Licensor has notified Licensee that the Non-Participating Distributor has paid to Licensor or made arrangements with Licensor for payment to Licensor of all applicable Non-Participant Virtual Print Fees in connection with such exhibition.

11.           NON-TRADITIONAL CONTENT.

(a)           Licensee hereby designates Access Integrated Technologies, Inc. ("AccessIT") as its preferred content delivery service for Non-Traditional Content and Licensee agrees to use its commercially reasonable best efforts to play content available from customers using AccessIT's content delivery service. Licensee agrees that it will not enter into any other agreement with a third party that would prohibit AccessIT from showing on the Equipment Non-Traditional Content that Licensee, in its sole discretion, may choose to book or prohibit AccessIT from delivering digital content to Licensee's theatres. In the event Licensee chooses to exhibit Non-Traditional Content from customers not using AccessIT's content delivery service, Licensee shall first use its commercially reasonable best efforts to assist AccessIT in becoming the delivery service for such content. If, despite Licensee's commercially reasonable best efforts, the Non-Traditional Content is delivered by a delivery service other than AccessIT on that delivery service's delivery software and equipment, Licensee shall impose a Virtual Print Fee of not less than $_____ for each show of a Digital Title upon the provider of the content payable to Licensor for use of the Digital System.

(b)           If AccessIT is the content delivery service for the Non-Traditional Content, Licensee shall pay Licensor:

$_____ per show for the first show, and

$_____ per show for each additional show of same content up to a maximum of $_____ total.

12.           REPORTING AND EQUIPMENT LOGS.

(a)           In order to facilitate accurate billing of virtual print fees payable to Licensor with respect to the exhibition of Digital Titles on the Equipment, Licensor and its representatives shall be entitled to access, review and obtain copies, in such manner as Licensor may determine from time to time, of all Log Files, as defined below. Licensee shall also be entitled to access to the Log Files. Licensor and Licensee agree not to interfere with the use of the Equipment for showing Digital Titles or the availability of access to the Log Files. Log Files are electronic files created by the Equipment, including but not limited to files containing information and records on the actual usage history of each component of the Equipment and the specific title and time of play for each usage.

(b)           Licensor agrees to use the Log Files solely to monitor, assist and verify the billing of virtual print fees and measuring Equipment performance. Licensor shall not be permitted to access any financial records of Licensee.

13.           EXHIBITION COMMITMENT. Provided that more than fifty percent (50%) of the screens in any Cineplex are equipped with Digital Cinema Projection Systems licensed under this Agreement, then, if a motion picture which Licensee desires to license is available from a Participating Distributor (or, subject to the requirements of Section 10, a Non-Participating Distributor) in both a Digital Title version and a film print version, Licensee is hereby required to license and exhibit on a Digital System the Digital Title version rather than the film print version provided that there is a screen equipped with a Digital Cinema Projection System that is open to be booked with a movie commencing on the opening date of that movie. Subject to the foregoing requirement, Licensee shall have full and complete discretion over the choice of content at all of its screens.

14.           PROMOTION OF DLP CINEMATM. To the extent that Licensee is not required to incur any additional advertising or other costs beyond its ordinary marketing and advertising costs for its own business, Licensee shall use its commercially reasonable best efforts to:

(a)           promote DLP CinemaTM technology for the exhibition of Digital Titles in accordance with the DLP CinemaTM Promotional Guidelines.

(b)           include the DLP CinemaTM logo in all advertisements in all media, including, but not limited to, print, newspaper and internet, issued by or under the control of Licensee with respect to Digital Titles to be exhibited by means of the Equipment, and insure that all such advertising is in accordance with the DLP CinemaTM Promotional Guidelines.

(c)           display the "DLP CinemaTM" trailer on screen immediately preceding the distributor's logo credit and at the beginning of each exhibition of Non-Traditional Content.

Licensor shall obtain any approval(s) necessary for performing the acts set forth in items (a) through (c) above, including, but not limited to, any necessary approval of each Participating Distributor, Non-Participating Distributor or provider of Non-Traditional Content, as applicable; and secure all necessary royalty-free trademark licenses from Texas Instruments Incorporated with regard to items (a) and (b) above.

15.           MAINTENANCE AND TRAINING. Concurrently with the execution of this Agreement, Licensee shall enter into the Service Contract with Christie. During the Initial Term of this Agreement, Licensee shall maintain in effect the Service Contract with Christie or a comparable service contract with another service provider acceptable to Licensor. The Service Contract provides for training of Licensee personnel, and Licensee will in any event maintain an adequate theater staff properly trained in the use of Digital Systems. Licensee will not do anything which would render Digital Systems non-compliant with, or prevent Digital Systems from being non-compliant with, the DCI Specification during the term of this Agreement. Any replacement parts substituted for any parts or components of Equipment shall become the property of Licensor covered by the relevant Equipment Schedule for such Equipment.

16.           ADDITIONS AND ALTERATIONS.

(a)           With the consent of Licensee, Licensor may from time to time at Licensor's expense and by Licensor's designated representatives or contractors, make alterations to, or add components, accessories, enhancements, features or functionalities to, Equipment, and all of the foregoing shall, at the time of such alteration or addition, become the property of Licensor covered by the relevant Equipment Schedule for such Equipment.

(b)           Except in accordance with paragraph (a) above or with the prior written consent of Licensor, Licensee shall not make, or permit to be made, alterations to, or additions of components, accessories, enhancements, features or functionalities to, Equipment, provided that nothing contained in this Section 16 shall prevent or be construed to prevent Christie from replacing parts and components in connection with the maintenance services to be provided by Christie under the Service Contract.

(c)           With the prior written consent of Licensor, Licensee shall be permitted to add components, accessories, enhancements, features or functionalities to the Equipment and any such alterations or additions shall remain the property of Licensee. Notwithstanding the foregoing, Licensee shall not make any alterations or changes to or in relation to Equipment which would impair or prevent the use of the Equipment for showing Digital Titles.

17.           TAXES. The costs and fees set forth herein and in all Schedules and Exhibits attached hereto and made a part hereof do not include any applicable federal, state or local taxes, and any such taxes or governmental charges upon the Equipment and any Software covered hereby, including sales or use taxes or any other tax however designated arising from the subject matter of this Agreement, shall be paid by Licensor.

18.           DAMAGE AND LOSS.

(a)           After Installation Licensee shall bear all risk of damage to or loss or destruction of the Equipment by reason of any cause whatsoever, including without limitation fire, flood,

earthquake, natural disaster, casualty, accident or theft. Licensee shall advise Licensor of any such damage, loss or destruction in writing within five (5) days after any such damage, loss or destruction occurs.

(b)           In the event of any damage, loss or destruction which materially impairs the performance of any Equipment or renders the Equipment inoperable and which is capable of repair on a cost effective basis, then Licensee will, at its expense, have Christie repair the Equipment under the Service Contract.

(c)           In the event of any damage, loss or destruction which materially impairs the performance of any Equipment or renders the Equipment inoperable and which is not capable of repair on a cost effective basis, or in the event of any complete loss or destruction of any Equipment, then Licensor, in its sole discretion, may, at Licensee's expense, replace the Equipment with comparable or better Equipment and Licensee shall do all things and execute all documents as may be necessary in the judgment of Licensor to cause title to the replacement Equipment to vest in Licensor and to subject the replacement Equipment to all of the terms and conditions of this Agreement.

(d)           In the event Licensee fails to promptly perform its obligations under paragraph (b) or (c), then Licensor may, but is not obligated to, cause the Equipment to be repaired or replaced and invoice Licensee for all costs of such repair or replacement, which invoice shall be due and payable within ten (10) days of the date of invoice.

In no event will any damage to or loss or destruction of any Equipment entitle Licensee to any refund of or credit for any amounts paid or remitted by Licensee to Licensor under this Agreement, or excuse Licensee from payment of any amounts otherwise payable by Licensee to Licensor under this Agreement.

19.           INSURANCE. Licensee, at its expense, will maintain throughout the term of this Agreement a policy of insurance issued by a reputable insurer reasonably acceptable to licensor, insuring the Equipment against "all risks," including extended coverage insurance, for a coverage amount at least equal to the full replacement cost (at market value) of the Equipment. Licensor shall be named as an additional loss payee under such policy, and such policy shall provide that it may not be canceled except upon at least thirty (30) days prior written notice to Licensor (or at least ten (10) days prior written notice for failure to pay a premium). Upon Licensor's request, Licensee shall furnish to Licensor insurance certificates or other satisfactory evidence of such insurance. If Licensee fails to maintain insurance as required hereunder, Licensor may, but shall not be obligated to, purchase such insurance and invoice Licensee for all costs with respect thereto, which invoice shall be due and payable within (10) days of the date of invoice.

20.           AUDIT, INSPECTION AND ACCESS RIGHTS.

(a)           Licensor shall have the right, through its designated representatives (including Christie), at Licensor's expense, upon reasonable prior notice and during regular business hours, to (a) examine Licensee's usage records relating solely to the Equipment and (b) inspect the Equipment for purposes of verifying (i) Licensee's compliance with all of its obligations under this Agreement; (ii) the condition of the Equipment; and (iii) compliance of the Equipment with the DCI Specification.

(b)           Licensee shall maintain all books and records subject to audit hereunder for a period of not less than three (3) years after the expiration or any termination of this Agreement, and during such three (3) year period, Licensor shall retain all audit and inspection rights set forth in this Section 20. Licensee shall provide all necessary access to the Equipment and the relevant site location for purposes of such inspection and verification.

(c)           Licensee will permit representatives of Distributors reasonable access, upon reasonable prior notice and at times convenient to Licensee, to Cineplex locations where the Equipment is located to (i) verify the operating condition of the Equipment and, after the DCI Specification has been finalized and issued, to verify that the Equipment is compliant with the DCI Specification or to verify the upgrading of Equipment to meet the DCI Specification as contemplated by this Agreement, and (ii) at no cost to Licensee install such distribution equipment as may be necessary for Distributors to deliver content files to such premises.

21.           NEGATIVE PLEDGE. During the term of this Agreement, Licensee shall not sell, convey, assign, transfer or otherwise dispose of any Equipment or any interest therein, and shall keep such Equipment and its rights and interests under this Agreement free and clear of all liens, security interests, encumbrances, charges or adverse claims. Licensee shall promptly notify Licensor of any liens, security interests, encumbrances, charges or adverse claims which any third party files or seeks to enforce against the Equipment or any of Licensee's rights and interest under this Agreement.

22.           PERSONAL PROPERTY. It is the intention of Licensor and Licensee that the Equipment at all times shall be and remain personal property, and shall not be or become a fixture upon or affixed to any real property. The Equipment shall not be affixed to realty so as to change the character of the equipment from personal property to fixtures.

23.           ASSIGNMENT AND SUBLEASE.

(a)           Licensee shall not assign this Agreement or any Equipment Schedule, or lease or sublicense the use of any of the Equipment, without the prior written consent of Licensor in each instance, which consent shall not be unreasonably withheld by Licensor; provided, however, Licensee may assign this Agreement or any Equipment Schedule without Licensor's prior written consent (i) to any direct or indirect subsidiary of Licensee, (ii) to any person or entity resulting from a reorganization of Licensee, (iii) to any person or entity with which Licensee is merged or consolidated, (iv) to any person or entity that acquires all or substantially all of Licensee's assets or equity securities of whatever type, (v) to Licensee's existing lenders or any other lenders(s) pursuant to loan documents evidencing debt obligations of Licensee (provided such lender(s) shall have all rights of cure available to Licensee hereunder) or (vi) to any person or entity that controls, is controlled by or is under common control with Licensee.

(b)           Licensor shall have the right to freely assign this Agreement and any or all of the Equipment Schedules. In order to facilitate the financing of the Equipment, Licensor may enter into agreements with one or more parties pursuant to which, inter alia, Licensor may assign its right, title and interest in this Agreement to such parties (referred to herein individually as a "Financing Party" and collectively, as "Financing Parties"). Licensee irrevocably consents to the transfer and assignment of Licensor's right, title and interest in this Agreement to any and all Financing Parties and hereby acknowledges and agrees for the benefit of each such Financing Party that upon receipt by Licensor of written notice from a Financing Party that an event of default has occurred and is continuing under any financing arrangements between such Financing Party and Licensor with respect to the Equipment (such documents referred to herein as the "Financing Documents"), and a statement to the effect that such Financing Party has elected to exercise its remedies pursuant to the Financing Documents and this Agreement as a consequence of such default, the Financing Party shall have the rights of Licensor hereunder, and Licensee shall deal exclusively and directly with the Financing Party or its designee(s) or assignee(s), as the case may be, and not Licensor.

24.           WARRANTY DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTIES TO LICENSEE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR NON-INFRINGEMENT, ALL OF WHICH IMPLIED WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

25.           THIRD PARTY WARRANTIES. At the request of Licensee, Licensor shall, at Licensee's option, (a) enforce for the benefit of Licensee any rights or remedies which Licensor may have against any manufacturer or licensor in respect of any of the Equipment or Software, including, but not limited to, rights or remedies, if any, under any product warranty or any indemnification against infringement, or (b) make a fill or partial assignment to Licensee of any such rights or remedies.

26.           NON-PETITION COVENANT. During the period from the commencement of this Agreement and ending on the date on which either party hereto ceases to have any continuing obligations to the other under this agreement, neither party shall commence or join in any involuntary bankruptcy proceeding against the other party under any federal or state bankruptcy law, or commence or join in any proceeding for the appointment of a receiver or trustee for any or all of the assets of the other party or for the liquidation or dissolution of such other party.

27.           EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement:

(a)           failure by Licensee to make or remit any payments required to be made or remitted by Licensee hereunder or under any Equipment Schedule as and when the same become due and payable and such failure continues uncured for a period of ten (10) days after written notice to Licensee;

(b)           the material breach by Licensee or any of its officers, employees or authorized agents of any of its obligations hereunder or under any Equipment Schedule (other than obligations referred to in paragraph (a) above), which breach continues uncured for a period of thirty (30) days after written notice to Licensee provided, however, that to the extent such breach is susceptible of cure and Licensee has commenced a cure within such period, such period shall continue for as long as Licensee diligently pursues a cure;

(c)           the termination by Licensee of the business of operating as an exhibitor of commercial films;

(d)           the making of an assignment by Licensee for the benefit of its creditors or the admission by Licensee in writing of its inability to pay its debts as they become due, or the filing by or against Licensee of any petition under any bankruptcy or insolvency laws, which petition is not dismissed within ninety (90) days, or the appointment of a receiver, liquidator or trustee for any or all of the assets of Licensee, which appointment is not vacated within ninety (90) days;

(e)           the material breach by Licensor or any of its officers, employees or authorized agents of any of its obligations hereunder or under any Equipment Schedule which breach continues uncured for a period of thirty (30) days after written notice to Licensor provided, however, that to the extent such breach is susceptible of cure and Licensor has commenced a cure within such period, such period shall continue for as long as Licensor diligently pursues a cure;

(f)           the substantial failure of a material quantity of the Equipment installed under this Agreement to properly perform the functions for which said Equipment was designed and installed during any consecutive six (6) month period, which failure continues uncured for a period of thirty (30) days after written notice to Licensor provided, however, that to the extent such failure is susceptible of cure and Licensor has commenced a cure within such period, such period shall continue for as long as Licensor diligently pursues a cure; or

(g)           the making of an assignment by Licensor for the benefit of its creditors or the admission by Licensor in writing of its inability to pay its debts as they become due, or the filing by or against Licensor of any petition under any bankruptcy or insolvency laws, which petition is not dismissed within ninety (90) days, or the appointment of a receiver, liquidator or trustee for any or all of the assets of Licensor, which appointment is not vacated within ninety (90) days.

28.           REMEDIES. Upon the occurrence and during the continuance of any Event of Default, beyond applicable cure periods, the non-defaulting party shall have, in addition to any other rights and remedies available at law or in equity all of the following rights and remedies:

(a)           the right to terminate this Agreement and any or all of the Equipment Schedules;

(b)           Upon the occurrence and during the continuance of any Event of Default by Licensee beyond applicable cure periods, Licensor shall have the right to retake possession of any or all of the Equipment, and for such purpose Licensor shall have the right to enter upon any premises where any or all of the Equipment is located and remove same;

(c)           In the event of Default by Licensee, Licensor shall have the right to recover any and all damages, including loss of virtual print fees, cost and expenses, including reasonable attorneys' fees and costs, resulting from such Event of Default or the enforcement of Licensor's remedies hereunder; and

(d)           In the event of Default by Licensor, Licensee shall have the right to recover any and all damages, cost and expenses, including reasonable attorneys' fees and costs, resulting from such Event of Default or the enforcement of Licensee's remedies hereunder.

All rights and remedies are cumulative, and the exercise of any one right or remedy shall not preclude the exercise of any other right or remedy.

29.           LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF SAID PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

30.           INDEMNIFICATION.

Licensee shall indemnify and hold Licensor, its successors and assigns, and their members, managers, partners, affiliates, officers, directors, employees, agents, advisors and attorneys harmless from and against any and all claims, costs, expenses, damages and liabilities, including attorneys' fees and costs, arising out of the use, operation or possession of the Equipment or otherwise related to this Agreement or any Equipment Schedule. The indemnification rights hereunder shall survive the expiration or any termination of this Agreement.

Licensor shall indemnify and hold Licensee, its successors and assigns, and their members, managers, partners, affiliates, officers, directors, employees, agents, advisors and attorneys harmless from and against any and all claims, costs, expenses, damages and liabilities, including attorneys' fees and costs, arising out of the use, operation or possession of the Equipment or otherwise related to this Agreement or any Equipment Schedule. The indemnification rights hereunder shall survive the expiration or any termination of this Agreement.

31.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE. Licensee hereby represents, warrants and covenants to Licensor that (a) the execution, delivery and performance of this Agreement by Licensee have been, and each Equipment Schedule hereafter executed by Licensee will be, duly authorized by all necessary corporate action on the part of Licensee; (b) the individual(s) executing this Agreement on behalf of Licensee have the requisite authority to do so, and the individual(s) executing any Equipment Schedule will have the requisite authority to do so; (c) this Agreement does, and each Equipment Schedule will, constitute the legal, valid and binding agreement of Licensee enforceable in accordance with their respective terms; (d) Licensee is in good standing in the jurisdiction of its incorporation or organization and in any jurisdiction in which any Equipment is located; (e) Licensee shall comply with any and all applicable laws and regulations relating to the use of the Equipment and Licensee's performance under this Agreement and each Equipment Schedule; (h) there are no actions, suits or proceedings pending, or to the knowledge of Licensee, threatened, before any court or administrative agency, arbitrator or governmental body that would materially adversely affect its ability to make payments or perform its obligations under this Agreement or any Equipment Schedule; (i) Licensee is not party to, and during the term of this Agreement will not enter into, any exclusive arrangement other than with Licensor for the showing or delivery of

Traditional Motion Picture Content or other alternative digital content other than for advertisements, or pursuant to Licensee's existing agreements with _____ or replacements and/or extensions thereof.

32.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR. Licensor hereby represents, warrants and covenants to Licensee that (a) the execution, delivery and performance of this Agreement have been, and each Equipment Schedule hereafter executed by Licensor will be, duly authorized by all necessary corporate action on the part of Licensor; (b) the individual(s) executing this Agreement on behalf of Licensee have the requisite authority to do so, and the individual(s) executing any Equipment Schedule will have the requisite authority to do so; (c) this Agreement does, and each Equipment Schedule will, constitute the legal, valid and binding agreement of Licensor enforceable in accordance with its terms; (d) Licensor is in good standing in the jurisdiction of its organization and in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification; (e) Licensor shall comply with any and all applicable laws and regulations relating to Licensor's performance under this Agreement and each Equipment Schedule; (f) there are no actions, suits or proceedings pending, or to the knowledge of Licensor, threatened, before any court or administrative agency, arbitrator or governmental body which would materially adversely affect its ability to perform under this Agreement; (g) to Licensor's knowledge, no part or component of the Equipment or Licensee's use thereof, including without limitation, the Software, infringes or violates any patent, copyright, trade secret, mask work right, trademark license or other intellectual property right of any third party; (h) Licensor has the right to grant the rights and licenses granted to Licensee under this Agreement, (i) the Distributor Agreements executed as of the date hereof are valid, binding and of fill force and effect and none of the parties thereto are in default thereunder and (j) Licensee's right and license hereunder to use the Equipment in accordance with the terms hereof includes the royalty-free right to use the DLP CinemaTM technology incorporated in the Equipment.

33.           ENTIRE AGREEMENT. Licensor and Licensee acknowledge that there are no agreements or understandings, written or oral, between Licensor and licensee with respect to the Equipment, other than as set forth herein and in each Equipment Schedule, that this Agreement and the Equipment Schedules contain the entire agreement between Licensor and Licensee with respect to the subject matter hereof and thereof, and that no covenant, condition, or other term or provision may be waived or modified orally.

34.           APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws principles.

35.           SEVERABILITY AND VALIDITY. If any provision of this Agreement or any Equipment Schedule is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition, without invalidating the remaining provisions thereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other applicable jurisdiction.

36.           NOTICES. All notices hereunder shall be in writing, shall be effective upon actual receipt shall be hand delivered, sent by overnight courier (such as FedEx), or sent by registered or certified mail or delivered personally in accordance with the following, or to such other address as either party may specify to the other in writing:

LICENSOR:	Cinedigm Digital Funding I, LLC c/o Access Integrated Technologies, Inc. 55 Madison Avenue, Suite 300 Morristown, New Jersey 07960 Attention: Gary S. Loffredo, Esq., Senior VP and General Counsel

With a copy to:	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attention: Jonathan Cooperman, Esq.

LICENSEE:

With a copy to:

37.           MODIFICATION AND WAIVER. No modification or waiver of any provision of this agreement or any equipment schedule shall be effective unless the same is in writing and signed by both parties, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Licensor and Licensee may, from time to time, mutually agree on additional terms and conditions with respect to an Equipment Schedule which may be set forth thereon or attached thereto as an "Addendum" which shall be applicable to and constitute a part thereof.

38.           CONFIDENTIALITY. Licensee acknowledges that the Equipment and Software contain proprietary information and their configuration and operation constitute trade secrets of Licensor or the respective owners thereof. In addition to the foregoing, each party acknowledges that its officers, employees, agents or representatives during the term of this Agreement will have access to and come into contact with, confidential proprietary information of the other party, including, but not limited to, information concerning the Equipment and/or the Software and/or other trade secrets of Licensor ("Confidential Information"). Licensor and Licensee agree not to disclose to any third party any Confidential Information that it learns during the term of this Agreement without the prior written consent of the other party. This obligation shall survive the cancellation or other termination of this Agreement. The parties hereby agree to use their best efforts to maintain the confidentiality of the Confidential Information and to treat such Confidential Information with the same degree of care and security as they treat their own most confidential information. Notwithstanding the foregoing, the parties' obligations with respect to the Confidential Information shall not extend to information that: (a) is in the public domain at the time of its disclosure; (b) becomes part of the public domain through a source other than Licensee; or (c) is required to be disclosed pursuant to a court order or governmental authority, whereupon Licensee shall provide Licensor with notice prior to such disclosure unless otherwise forbidden by law. The parties shall be required to advise each of their employees, agents and representatives who have access to Confidential Information that they are required to keep Confidential Information in the strictest confidence, but in all cases, Licensor and Licensee shall retain responsibility for any breach by an employee, agent and/or a representative of the confidentiality obligations set forth in this Section 38. It is understood that in case of a breach of this Section 38, damages may not be an adequate remedy and the Licensor may be entitled to injunctive relief to restrain any breach, whether threatened or actual, of this Section 38.

39.           PRECEDENCE. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any properly executed Equipment Schedule, the terms and conditions of such Equipment Schedule shall prevail.

40.           NO WAIVER. The failure by either party to exercise any right or remedy provided for in this Agreement will not be deemed to be a waver of any right or remedy hereunder.

41.           SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

42.           COUNTERPARTS; EXECUTION BY FACSIMILE. This Agreement and each Equipment Schedule may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Agreement and each Equipment Schedule may be executed and delivered by facsimile transmission.

43.           NO JOINT VENTURE OR PARTNERSHIP. The parties are entering into this Agreement as Licensor and Licensee, and nothing herein shall be deemed to create or constitute a joint venture or partnership between the parties or a principal-agent relationship. Neither party has the authority to bind or contract on behalf of the other party.

44.           ANNOUNCEMENTS. No public announcement, circular, advertisement or other publicity in connection with this Agreement shall be made or issued by or on behalf of either party to this Agreement, except as may be required by law, judicial order or applicable regulation, except by mutual agreement of the parties as evidenced by the prior written consent of the other party. Both parties shall mutually agree upon the content of any public statement announcing the existence of this Agreement.

45.           THEATER CLOSURES. If at any time during the term of this Agreement, Licensee discontinues operations at any theater with respect to which it has executed an Equipment Schedule and a Certificate of Acceptance; this Agreement and the Equipment Schedule for such theater shall terminate as of the end of the last day of business operations at such theater. Licensor shall have the option to (a) utilize the Equipment located at such theater in any other theater operated by Licensee or its Affiliates which does not have Equipment or (ii) have such Equipment picked up by Licensor or its designated representatives. If Licensor elects to use the Equipment in accordance with (i) above, Licensee and Licensor shall execute a new Equipment Schedule and Certificate of Acceptance for the theater in which the Equipment is installed in accordance with the terms of this Agreement.

46.           THEATER SALES AND ACQUISITIONS. If during the term of this Agreement, Licensee or its Affiliates sell, transfer, convey or assign to a third party their respective interest in any theater with respect to which Licensee has executed an Equipment Schedule and Certificate of Acceptance, Licensee or its Affiliates may, with the prior consent of Licensor, which will not unreasonably be withheld, transfer the Equipment in such transaction so long as such acquirer or transferee executes and delivers to Licensor an Master License Agreement in the same form as this Agreement and an Equipment Schedule in the form attached as Exhibit A. Upon such transfer, Licensee shall have no further obligation under this Agreement or the Equipment Schedule for such theatre, If during the term of this Agreement, Licensee or its Affiliates shall acquire a Cineplex, Licensee shall have the right to designate such Cineplex(s) for inclusion hereunder and Licensee shall be entitled to either relocate existing Equipment to such Cineplex, or if the initial _____ screens have not been enabled with Digital Systems then Licensee may notify Licensor that said Cineplex(s) be Digitally enabled thereafter.

47.           LICENSEE'S OPTION TO PURCHASE; EOUIPMENT RETURN.

(a)           At any time following the expiration of the Initial Term, Licensee shall have the option to purchase all or any portion of the Equipment. The purchase option for any Equipment may be exercised by Licensee by providing Licensor with at least 60 days written notice (the "Purchase Notice") specifying the Equipment Licensee is electing to purchase. The purchase price (the "Purchase Price") for such Equipment shall be equal to the fair market value of the Equipment to be purchased as of the date the Purchase Notice is given to Licensor. The fair market value of the Equipment shall be determined by an independent third party appraiser selected by Licensee and approved by Licensor, which approval may not be unreasonably withheld.

(b)           Upon the exercise of the purchase option in Section 47(a) above which is not rescinded, title to such Equipment shall pass from Licensor to Licensee upon the payment of the Purchase Price on an "AS IS, WHERE IS" basis, without warranty of any kind, express or implied, other than Licensor's warranty of good title and warranty that such equipment is transferred free of all liens, security interests, claims or encumbrances of any kind or nature. Licensor shall comply with the DCI Specification requirements regarding the Digital Systems that are contained in the Distributor Agreements, as may be amended from time to time throughout the term of the Distributor Agreements. Licensor shall deliver to Licensee a duly executed and appropriate bill of sale in form and substance reasonably acceptable to Licensee, evidencing transfer of title of the Equipment purchased. Upon payment of the Purchase Price, this Agreement shall terminate with respect to such Equipment and the Equipment Schedule(s) relating to the Equipment so purchased shall be appropriately amended or terminated, as applicable.

(c)           In the event the Licensee does not exercise its purchase option, the removal of the Equipment shall be subject to the terms and conditions of this Agreement.

48.           MFN. In the event that during the Roll-Out Period Licensor offers to deploy Digital System to a third party on terms and conditions which are comparable to the terms and conditions of this Agreement but on financial terms which in the aggregate are more favorable than the financial terms of this Agreement, then Licensor shall promptly offer the more favorable financial terms to Licensee.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement as of the date and year first above written.

LICENSOR	LICENSEE

By:	By:
Name:	Name:
Title:	Title:

LIST OF EXHIBITS

EXHIBIT A	-	Form of Equipment Schedule/Certificate of Acceptance
EXHIBIT B	-	DLP CinemaTM Promotional Guidelines
EXHIBIT C	-	Operating Standards
EXHIBIT D	-	Participating Distributors
EXHIBIT E	-	Form of Service Contract
EXHIBIT F	-	Intentionally Omitted
EXHIBIT G	-	Site Requirements
EXHIBIT H	-	End User License Agreements
EXHIBIT I	-	Form of Monthly Report

EXHIBIT A

EQUIPMENT SCHEDULE NO. ___
DATED AS OF _____
TO MASTER LICENSE AGREEMENT DATED AS OF _____

1.           EQUIPMENT.

Qty	Item Description	Serial Number	Auditorium Location Identifier

2.           LOCATION, SCREENS AND REQUESTED DATE FOR INSTALLATION.

Theater Name:

Theater Address:

Number of Screens:

Requested date of installation:

3.           SPECIAL TERMS (IF ANY).

Licensor and Licensee _____ have _____ have not agreed on any special terms for the license by Licensor to Licensee of the Equipment specified in this Equipment Schedule. In the event Licensor and Licensee have agreed on any such special terms, such special terms are as set forth on a separate schedule attached hereto and made a part hereof.

This Equipment Schedule is executed pursuant to the Master License Agreement dated as of the date indicated above between Licensor and Licensee (the "Agreement"). All of the terms and conditions of the Agreement are incorporated herein by this reference and made a part hereof as if such terms and conditions were set forth in full in this Equipment Schedule. By executing this Equipment Schedule, Licensor and Licensee hereby reaffirm all of the terms and conditions of the Agreement except as expressly modified hereby.

LICENSOR	LICENSEE

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT 1 TO EXHIBIT A

CERTIFICATE OF ACCEPTANCE

THIS CERTIFICATE OF ACCEPTANCE is executed as of _____, 20___ with respect to the Equipment itemized in Equipment Schedule No. ___ dated as of _____, 20___ (the "Equipment Schedule") executed pursuant to that certain Master License Agreement dated as of _____, 20___ (the "Agreement") between Cinedigm Digital Funding I, LLC ("Licensor") and the undersigned ("Licensee").

1.           Certification.

Licensee hereby certifies that the items of Equipment described in the Equipment Schedule have been installed at the location specified in the Equipment Schedule, have been inspected by Licensee, have been found by Licensee to be in good working condition and have been accepted by Licensee as Equipment whose use is licensed by Licensor under the Agreement and the Equipment Schedule.

2.           Commencement Date.

The commencement date of the license term under the Agreement and the Equipment Schedule for the Equipment accepted hereunder is _____ (the "Commencement Date").

3.           Representations of Licensee.

Licensee hereby represents and warrants to Licensor that on the Commencement Date:

(a)           The representations and warranties of Licensee set forth in the Agreement are true and correct in all material respects as though made on and as of the Commencement Date; and

(b)           Licensee is in compliance with all of its obligations under the Agreement, and no Event of Default (or event which with notice or the passage of time or both would become an Event of Default) has occurred and is continuing.

IN WITNESS WHEREOF, Licensee has executed this Certificate of Acceptance as of the date first above written.

"LICENSEE"

By:
Name:
Title:

EXHIBIT B
TO MASTER LICENSE AGREEMENT DATED AS OF _____

DLP CINEMATM PROMOTIONAL GUIDELINES

EXHIBIT C
TO MASTER LICENSE AGREEMENT DATED AS OF _____

OPERATING STANDARDS

EXHIBIT D
TO MASTER LICENSE AGREEMENT DATED AS OF _____

PARTICPATING DISTRIBUTORS

The Participating Distributors as of _____, ___ are as set forth below. In the event of any additions to the Participating Distributors after such date, Licensor shall promptly so notify Licensee in writing and this Exhibit D shall be deemed updated to include any Participating Distributor specified in any such notice.

EXHIBIT E
TO MASTER LICENSE AGREEMENT DATED AS OF _____

FORM OF SERVICE CONTRACT

EXHIBIT F
TO MASTER LICENSE AGREEMENT DATED AS OF _____

INTENTIONALLY OMITTED

EXHIBIT G
TO MASTER LICENSE AGREEMENT DATED AS OF _____

SITE REQUIREMENTS

EXHIBIT H
TO MASTER LICENSE AGREEMENT DATED AS OF _____

END USER LICENSE AGREEMENTS

EXHIBIT I
TO MASTER LICENSE AGREEMENT DATED AS OF _____

FORM OF MONTHLY REPORT

Participating Exhibitor Name:

Theater Name and Address:

Screen:

Projector Serial Number:

Participating Distributor Motion Pictures
Exhibited:

Non-Participating Distributor Motion Print
Pictures Exhibited; Non-Participant Virtual
Fees Owing:

Motion Picture Trailers Exhibited:

Non-Traditional Content Exhibited; Usage
Fees Owing; Hours of Exhibition:

Any Other Content (including advertising)
Exhibited:

Dates and Reasons for Out-of-Service

EXHIBIT H
TO
CREDIT AGREEMENT

FORM OF SERVICE AGREEMENT

(See attached.)

DIGITAL CINEMA SERVICE AGREEMENT

THIS DIGITAL CINEMA SERVICE AGREEMENT (this "Agreement") is made and entered into as of _____, 20___ (the "Effective Date") by and between _____ a _____ corporation ("Customer"), and CHRISTIE DIGITAL SYSTEMS USA, INC., a California corporation ("Christie").

RECITALS

A.           Concurrently with the execution of this Agreement, Customer and Cinedigm Digital Funding I, LLC, a Delaware limited liability company ("Licensor"), have entered into an Master License Agreement of even date herewith (the "Master License Agreement"), pursuant to which Licensor will deliver Digital Systems (as defined in the Master License Agreement) to Customer cineplex sites and license such Digital Systems to Customer for use in accordance with the Master License Agreement.

B.           As required under the Master License Agreement Customer and Christie have entered into this Agreement to provide for installation, maintenance and other services with respect to Digital Systems licensed by Licensor to Customer under the Master License Agreement, as well as maintenance services with respect to certain of Customer's 35mm Systems (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the mutual covenants set forth below, and for other valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.           Engagement. On the terms and conditions of this Agreement, Customer hereby engages Christie, and Christie hereby accepts such engagement, to provide the services described below.

2.           Service Sites. "Service Sites" means each of the cineplex sites at which Digital Systems licensed by Licensor to Customer under the Master License Agreement are installed. Any Service Site which is more than a _____ hour drive from a location at which Christie maintains one or more customer service engineers is sometimes referred to below as a "Non-Local Site," and any Service Site which is within a _____ hour drive from a location at which Christie maintains one or more customer service engineers is sometimes referred to below as a "Local Site."

3.           Project Services.

3.1.           Project Management. Christie will serve as project manager for the installation of Digital Systems licensed by Customer from Licensor under the Master License Agreement. Christie's service as project manager will include the performance of site surveys at each of the Service Sites in preparation for installation of Digital Systems, coordination with Customer on site readiness matters, working with Customer on the development of an installation schedule, installation of Digital Systems in accordance with the installation schedule agreed upon between Christie and Customer, provision of all network cabling and other parts and services (other than necessary HVAC, electrical or Audio Upgrades (collectively "Customer Items")) required in connection with the installation of Digital Systems and demonstration of the operability of installed Digital Systems upon completion of installation. An "Audio Upgrade" shall consist of equipment required to bring the existing audio system in an auditorium up to six (6) track capability. Based on the premise, as hereby agreed between the parties, that Digital Systems will replace and be substituted for 35mm projection systems currently in use (except in the case of new construction), Christie acknowledges that Customer's site readiness obligations for the installation of Digital Systems will be limited to the Customer Items, and Christie agrees to be responsible for all other preparations required for installation of Digital Systems except as may relate to satellite or other content delivery systems and except for the connection contemplated by Section 4.5(b). Christie agrees that Digital Systems will have channel digital and analog audio output, and Customer agrees that Customer will be responsible for providing, at its expense, any device (e.g. a down converter from channel to channel or channel to mono) required for Customer to use such output in its auditoriums.

3.2.           Training Services. In connection with the installation of a Digital System at any Service Site, Christie will provide up to ____ hour training sessions at each Service Site to train Customer's employees in the use of the Digital System. Christie will from time to time, at Customer's request, provide additional training to Customer's employees in the use of Digital Systems, such training to be provided on no more than ______ occasions in any calendar year at such times as are mutually agreed between Christie and Customer.

3.3.           User Manuals. Christie will provide to Customer reasonable quantities of user manuals for Digital Systems.

4.           Maintenance and Other Support Services.

4.1.           Helpdesk Services. Christie will, from 5:00 a.m. Pacific Time to 2:00 a.m. Pacific Time the following day, seven days a week, provide troubleshooting and technical assistance by telephone, generally within thirty (30) minutes after Customer's request for such assistance.

4.2.           Scheduled Maintenance Services. Christie will, at times scheduled in advance by Christie and Customer, on a twice yearly basis at approximately six (6) month intervals, perform the following on-site maintenance services for Digital Systems:

(a)           Change each projector lamp and filter, to be completed as determined by Christie within Christie recommended lamp life (if Customer chooses not to purchase replacement lamps from Christie, an appropriate number of spare lamps and filters per Cineplex must be made reasonably available to Christie for use in making lamp and filter changes and replenished by Customer after use).

(b)           Align and color balance the image, to be completed at lamp change or as required by component replacement.

(c)           Ripple adjustment.

(d)           Install hardware, software or firmware upgrades or releases made commercially available by Licensor or Christie without charge.

(e)           Replace any malfunctioning part or component (refurbished parts or components may be used for such replacement).

(f)           Miscellaneous minor repairs identified by Customer and not requiring replacement of a malfunctioning part or component.

4.3.           Emergency Services. Christie will provide on-site emergency service for Digital Systems, generally within _____ (___) hours after Customer's request for emergency service at any Local Site, and as promptly as reasonably possible, and in any event within 24 hours, after Customer's request for emergency service at any Non-Local Site. Emergency services include any service necessary to restore full operation to any Digital System, or component thereof, which becomes inoperable by reason of system defects or problems.

4.4.           Parts.

(a)           During the initial _____ year period of this Agreement, Christie will, at its expense, provide all parts (other than lamps and filters) required in connection with the performance of maintenance services and emergency services under Sections 4.2 and 4.3, except that where any such items are required by reason of casualty, natural disaster, accident, misuse, use of improper power sources or repair other than by Christie service personnel or other service personnel authorized by Christie, then Christie will invoice Customer for such items at such prices as may be agreed to between Christie and Customer from time to time. At Customer's request, Christie will sell and supply lamp and filter packs to Customer at such prices as may be agreed to between Christie and Customer from time to time.

(b)           Customer may, at its option and upon payment of additional service fees as agreed between Customer and Christie, extend the provisions of Section 4.4(a) for one or more extension periods provided that, prior to the expiration of the initial _____ year period and each subsequent extension period, as applicable, Customer and Christie have agreed in writing on the duration of the extension period and the additional service fees to be paid by Customer in respect of such extension period. In the event the provisions of Section 4.4(a) are not so extended at the expiration of the initial _____ year period or any subsequent extension period, then Christie will thereafter invoice Customer, at such prices as may be agreed to between Christie and Customer from time to time, for all parts required in connection with the performance of maintenance services and emergency services under Sections 4.2 and 4.3.

(c)           Payment terms for all items invoiced to Customer under this Section 4.4 are net _____ days from the date of invoice.

4.5.           Remote Monitoring Services.

(a)           Subject to paragraph (b), Christie, through its Network Operations Center ("NOC"), will provide the following remote monitoring services:

(i)           monitoring of Digital System operation;

(ii)           error and status data collection for Digital System operation; and

(iii)           alerting Customer and Christie service engineers of Digital System problems requiring attention.

(b)           Customer must, at its sole cost and expense, maintain a suitable connection between the NOC and each Digital System.

4.6.           Upgrade Services. In the event Licensor makes available any upgrades for installed Digital Systems, Christie will install such upgrades, except that Christie will not be required under this Section 4.6 to install audio system equipment.

4.7.           Servicing of Non-Digital 35MM Protectors. During Service Site visits to perform scheduled maintenance services for Digital Systems, Christie will perform maintenance service as described on Schedule 4.6 attached hereto on all 35mm projectors then in service at such Service Site, provided that Customer will be responsible for either furnishing needed service parts required for such maintenance or purchasing same at such prices as may be agreed to between Christie and Customer from time to time for any such parts supplied by Christie. In the event such service parts are not available during the Service Site visit, Customer will pay Christie the reasonable costs of a second visit. In addition, Christie will provide non-exclusive on-site emergency service on an as called, as needed basis for 35mm projectors in service at any Service Site where Christie provides maintenance services for Digital Systems under this Agreement, generally within ____ hours after Customer's request for emergency service at any Local Site, and as promptly as reasonably possible, and in any event within 24 hours, after Customer's request for emergency service at any Non-Local Site. The cost of such emergency service shall be as agreed between the parties.

4.8.           Limited Audio Service. Christie will provide reasonable routine maintenance of "in-the-booth" components of audio systems at Service Sites where Christie performs maintenance services under this Agreement, provided that Customer will be responsible for either furnishing needed service parts required for such maintenance or purchasing same at such prices as may be agreed to between Christie and

Customer from time to time for any such parts supplied by Christie. In the event such service parts are not available during the Service Site visit, Customer will pay Christie the reasonable costs of a second visit to install such parts. Christie will have no responsibility for speaker or screen components of any audio system.

5.           Service Hours. Regular maintenance services, emergency services and special equipment upgrade services will be performed during the hours of 8:00 am to 1:00 am, local time, seven days a week, for the relevant Service Site. Any request for emergency services received after 11:00 pm local time will be treated as a request for maintenance services the following morning.

6.           Other Services. Christie will perform for Customer such services not otherwise provided for in this Agreement as may be agreed to between Christie and Customer from time to time. Rates or charges for providing any such other services will be as agreed to between Christie and Customer in each instance.

7.           Excluded Services. For clarity, services to be provided under this Agreement do not include any service with respect to satellite dishes, satellite receivers, cache servers or any other system components of any satellite delivery system, or, except as otherwise provided in Section 4.7, with respect to any audio system or audio system components. Customer may make separate arrangements with Christie under Section 6 for services relating to audio systems or audio system components.

8.           Annual Service Fee.

8.1.           Annual Service Fee. Subject to Section 8.2, Customer will pay to Christie an annual service fee in the amount of $_____ per annum per screen for each screen served by a Digital System, under this Agreement. The annual service fee includes all services and parts set forth in Sections 3 and 4 (except as otherwise set forth therein) and travel related charges for visits to Local Sites. The annual service fee does not include travel related charges for visits to Non-Local Sites, and all such reasonable excess travel related charges will be billed to Customer at Christie's cost.

8.2.           CPI Adjustment. Commencing in 20__, the annual service fee provided for in Section 8.1 will be subject to annual adjustment to reflect any increase of the Consumer Price Index-All Urban Consumers-All Items as published by the Bureau of Labor Statistics ("CPI") over the CPI for calendar year 20__ ("CPI Base Year"). In 20__ and each calendar year thereafter, Christie will, after the CPI for the prior year has become available, compare the CPI for the prior year against the CPI for the CPI Base Year and adjust the amount of the annual service fee provided for in Section 8.1 upward to correspond to the percentage increase (if any) of the CPI for the prior year over the CPI for the CPI Base Year; provided however, that for any calendar year the annual service fee may not be increased by more than _____ percent (___%) over the annual service fee in effect for the immediately preceding calendar year. In the event the Bureau of Labor Statistics ceases to publish the CPI, then the parties shall use any similar index which is reasonably comparable to the CPI, applied in such manner as shall reasonably accomplish the purpose of this Section 8.2.

8.3.           Payment. Christie will invoice Customer for the annual service fee, and payment shall be made quarterly, with the first payment due _____ (___) days from the date of invoice. For Digital Systems which are installed and operational at the commencement of any calendar year, Christie will invoice the annual service in advance for such year. Where screens are enabled with Digital Systems during any calendar year, Christie will invoice Customer for a pro rata portion of the annual service fee which is proportionate to the number of full calendar months remaining in such calendar year at the time the screen is enabled.

8.4.           Taxes. The annual service fee provided for in this Agreement is exclusive of any applicable sales, use, excise or other similar taxes, all of which shall be payable by Customer.

9.           Deinstalled Equipment.

9.1.           35mm System. As used in this Agreement, "35mm System" means a 35 mm projection system consisting of not less than a 35mm projector, a xenon lamp house, a platter and all associated lenses.

9.2.           Transfer of Deinstalled Equipment. Subject to and in accordance with the provisions of this Section 9, Customer shall sell and transfer to Christie, and Christie shall purchase and remove from the relevant Service Sites, up to 1000 35mm Systems which on or before ________, 20__ are deinstalled and replaced by Digital Systems installed by Christie under this Agreement. The purchase price for all 35mm Systems purchased and sold pursuant to this Section 9.2 shall be $_.00 for each 35mm System.

9.3.           Excluded Equipment.

(a)           Customer and Christie shall not have any obligation under Section 9.2 with respect to any 35mm System which, if sold by Customer to Christie for a purchase price of $___.00, would result in a loss to Customer for accounting purposes based upon Customer's then existing book value for such system.

(b)           Customer shall have the right to retain _____ (___) deinstalled 35mm Systems at each Service Site. Customer shall, to the extent reasonably possible, select for such purposes only 35mm Systems which, if sold by Customer to Christie for a purchase price of $___.00, would result in a loss to Customer for accounting purposes, and which at the time of deinstallation have a book value in excess of $_____.

9.4.           Option to Purchase Certain Excluded Equipment. When any 35mm System is deinstalled and replaced by a Digital System installed by Christie under this Agreement, and at the time of deinstallation such 35mm System is excluded by application of Section 9.3(a) but the book value of such 35mm System is $_____ or less, and Customer does not select such 35mm System for retention under Section 9.3(b), then Customer shall offer to sell such 35mm System to Christie for book value. Christie shall be free to accept or reject such offer, at its discretion. In the event Christie does not accept any such offer within _____ (___) days after such offer is made, such offer shall lapse and be of no further effect and Customer shall retain said system.

9.5.           Notification. Upon the deinstallation of each 35mm System at any Service Site, Christie shall identify the deinstalled 35mm Systems to Customer in writing, and within _____ (___) business days after receiving such notification from Christie, Customer shall identify which of such deinstalled 35mm Systems are excluded under Section 9.3(a), which are to be retained under Section 9.3(b), which are eligible to be sold to Christie pursuant to Section 9.4, and which are to be sold to Christie pursuant to Section 9.2.

9.6.           Inclusion of Previously Excluded Equipment. When any 35mm System is deinstalled and replaced by a Digital System installed by Christie under this Agreement, and at the time of deinstallation such 35mm System is excluded by application of Section 9.3(a), but prior to _____, 20___ Section 9.3(a) ceases to apply to such 35mm System, and Customer does not select such 35mm System for retention under Section 9.3(b), and Christie has not purchased such 35mm System under Section 9.4, then Customer shall so notify Christie and sell such 35mm System to Christie pursuant to and in accordance with Section 9.2.

9.7.           Terms of Sale. All 35mm Systems transferred or sold by Customer to Christie under this Section 9 shall be transferred and sold free and clear of all security interests, liens, encumbrances and adverse claims, shall be in operational condition, and otherwise shall be transferred or sold "AS IS, WHERE IS," without any representations or warranties. Christie shall be responsible for all transportation, freight or insurance charges incurred in connection with removing such 35mm Systems from their then location at the time of title transfer, and shall be responsible for any sales taxes, use taxes or other similar taxes, if any, applicable to any such transfer or sale. At Christie's request, Customer shall provide to Christie a suitable bill of sale evidencing the transfer of title of any 35mm System pursuant to this Section 9.

10.           Performance Standard. Christie will perform services under this Agreement in a competent and professional manner, consistent with the highest quality standards prevailing in the industry. In the event Christie fails to meet the performance standard set forth in this Section 10, and does not cure such failure within _____ days after written notice of such failure is given by Customer to Christie, with a copy to Licensor, Customer's sole remedy shall be to transition services to be provided under this Agreement in respect of Digital Systems to another service provider reasonably acceptable to Licensor and to Licensor's lenders, and, upon completion of such transition, to terminate this Agreement.

11.           Relationship of Parties. The relationship of the parties to this Agreement is that of independent contractors, and neither party is or shall be deemed to be a partner, joint venture partner, agent or employee of the other. No agency relationship is created by this Agreement, and neither party shall have the right by reason of this Agreement to act for or bind the other in any manner whatsoever.

12.           Warranty Disclaimer. In connection with the services to be provided by Christie to Customer under this Agreement, CHRISTIE MAKES NO WARRANTIES, WRITTEN OR ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

13.           Limitation of Liability. NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR LOST PROFITS OR LOST DATA, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED THAT SUCH DAMAGES MAY OCCUR. CHRISTIE'S MAXIMUM LIABILITY HEREUNDER WILL BE FOR THE AMOUNT OF SERVICE FEES PAID BY CUSTOMER TO CHRISTIE IN RESPECT OF ANY SERVICE WHICH IS THE SUBJECT OF ANY PARTICULAR CLAIM.

14.           Term. Unless earlier terminated under Section 10, the term of this Agreement shall commence from the Effective Date and continue until the expiration of the initial term of the Master License Agreement; provided however, that this Agreement shall terminate upon any termination of the Master License Agreement.

15.           Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, if any, between the parties with respect to such subject matter. This Agreement may not be amended except by a written amendment executed by both parties.

16.           Attorneys' Fees. In the event any action, suit or proceeding is commenced with respect to any matter relating to this Agreement, the prevailing party shall be entitled to have and recover from the other party its costs of suit, including reasonable attorneys' fees.

17.           Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights or delegate its duties to the surviving entity in the case of a merger or business combination or the purchasing entity in the case of a sale of all of its assets; and provided further that in the event the Master License Agreement is assigned by Licensor to any Financing Party (as defined in the Master License Agreement), Christie may assign this Agreement, in whole or in part, to such other qualified service provider as such Financing Party may designate, and, upon any such assignment by Christie and the assumption of this Agreement by such other qualified service provider, Christie shall have no further obligations under this Agreement and Customer shall look solely to such other qualified service provider for performance under this Agreement. Also, Customer shall be entitled to collaterally assign its rights and interests hereunder to its existing lenders and replacements thereof without the necessity of Christie's consent.

18.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflicts of law.

19.           Binding Effect. This Agreement is binding on and inures to the benefit of the parties hereto, and their respective successors and permitted assigns:

20.           Capitalized Terms. All capitalized terms which are not defined herein shall be defined as set forth in the Master License Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHRISTIE DIGITAL SYSTEMS USA, INC. ("Christie")

By:
Name:
Title:

_________________________ ("Customer")

By:
Name:
Title:

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cinedigm Digital Funding I, LLC (the “Borrower”), the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its status as not a United States person (as defined in section 7701(a)(30) of the Code) on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cinedigm Digital Funding I, LLC (the “Borrower”), the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its status as not a United States person (as defined in section 7701(a)(30) of the Code) on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cinedigm Digital Funding I, LLC (the “Borrower”), the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Amended and Restated Credit Agreement, dated as of February 28, 2013 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cinedigm Digital Funding I, LLC (the “Borrower”), the Lenders party thereto, and Société Générale, New York Branch, as administrative agent and collateral agent for the Lenders.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]